  As filed with the Securities and Exchange Commission on April 17, 1998
                                                Registration No. 333-47513

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                PRE-EFFECTIVE
                                AMENDMENT NO. 1

                                      TO


                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                             PAB BANKSHARES, INC.
            (Exact Name of Registrant as Specified in its Charter)

           Georgia                               6711                          58-1473302

       (State or other                (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of incorporation or      Classification Code Number)         Identification No.)
        organization)

                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602
                                 912/241-2775

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             R. BRADFORD BURNETTE
                             PAB BANKSHARES, INC.
                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602

  (Address, including zip code, and telephone number, including area code, of agent for service)

      THOMAS O. POWELL, ESQUIRE             RALPH F. MacDONALD, III, ESQUIRE
         Troutman Sanders LLP                      Alston & Bird LLP
600 Peachtree Street, N.E., Suite 5200      1201 West Peachtree Street, N.E.
     Atlanta, Georgia 30308-2216               Atlanta, Georgia 30309-3424
            404/885-3294                               404/881-7582

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
              General Instruction G, check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS                         PROPOSED MAXIMUM         PROPOSED MAXIMUM
 OF SECURITIES TO BE       AMOUNT TO BE       OFFERING PRICE              AGGREGATE            AMOUNT OF
     REGISTERED            REGISTERED(1)         PER SHARE             OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
   COMMON STOCK,
   NO PAR VALUE
     PER SHARE            1,710,114 SHARES           (2)                     (2)               3,168.88
----------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the shares of common stock of PAB Bankshares, Inc. to be issued to the shareholders, warrant holders and option holders of Investors Financial Corporation in the merger. The number of shares, as referenced in the original filing as made on March 6, 1998, has been adjusted to reflect a two-for-one stock split paid March 10, 1998 to PAB shareholders.

(2) In accordance with Rule 457(f)(2), the registration fee was calculated based on the book value of the common stock of Investors Financial Corporation computed as of the last practicable date prior to the filing, multiplied by the number of shares of Investors Financial Corporation common stock to be received by the Registrant in the merger. The registration fee was paid with the original filing on March 6, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             PAB BANKSHARES, INC.
                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602


                                                       April __, 1998

Dear Fellow Shareholder:


     We are pleased to enclose information relating to a Special Meeting of Shareholders of PAB Bankshares, Inc. ("PAB") to be held in the main office of PAB, 3102 North Oak Street Extension, Valdosta, Georgia, at _____ a.m. local time on May __, 1998. On December 31, 1997, PAB, Investors Financial
Corporation ("Investors") and Bainbridge National Bank, a wholly-owned subsidiary of Investors, entered into a definitive agreement to combine PAB with Investors by merging Investors into PAB (the "Merger"). The Merger has been approved by the Board of Directors of both PAB and Investors.

     The purpose of our Special Meeting is to consider and vote on the issuance of shares of PAB common stock to Investors' shareholders in connection with the Merger.

     The Merger with Investors represents an exciting opportunity for PAB. As a result of the Merger, and based on December 31, 1997 financial data PAB will have pro forma combined assets of over $405.6 million, pro forma combined deposits of approximately $332.0 million and pro forma combined shareholders' equity of approximately $39.3 million.

     The matter to be voted on by PAB shareholders requires approval by the affirmative vote of a majority of the votes cast by holders of PAB Common Stock. Shareholders are entitled to vote all shares of PAB Common Stock held by them on April __, 1998, which is the record date for the Special Meeting.

     WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and promptly return it in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.


                                                  Sincerely,



                                                  R. Bradford Burnette
                                                  President

                             PAB BANKSHARES, INC.
                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD AT ____ A.M. ON MAY __, 1998

April __, 1998

To the Shareholders of PAB Bankshares, Inc.


     A Special Meeting of Shareholders of PAB Bankshares, Inc. ("PAB") will be held in the main office of PAB, 3102 North Oak Street Extension, in the City of Valdosta, Georgia, at _____ a.m. Valdosta time on May ___, 1998 to consider and act upon:

     1. The issuance of shares of Common Stock of PAB ("Common Stock") pursuant to the merger of Investors Financial Corporation ("Investors") with and into PAB, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 31, 1997, among PAB, Investors, and Bainbridge National Bank, a wholly-owned subsidiary of Investors; and

     2. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of Common Stock, at the close of business on April __, 1998, are entitled to notice of and to vote at such meeting or any adjournments thereof. Approval of the matters to be voted on at the Special Meeting requires the affirmative vote of a majority of votes cast by holders of Common Stock.


                                                  R. Bradford Burnette
                                                  President


________________________________________________________________________________

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
                         TO ATTEND THE SPECIAL MEETING

THE BOARD OF DIRECTORS OF PAB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO
          APPROVE THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING

________________________________________________________________________________

                        INVESTORS FINANCIAL CORPORATION
                            226 South Broad Street
                        BAINBRIDGE, GEORGIA 31717-3616

                                                            April __, 1998

Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders ("Investors Special Meeting") of INVESTORS FINANCIAL CORPORATION ("Investors") to be held at the main office of Investors, located at 226 South Broad Street, Bainbridge, Georgia, at ____ p.m., Bainbridge time, on May __, 1998.

     At this meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") by and among Investors, its wholly-owned subsidiary, Bainbridge National Bank, and PAB Bankshares, Inc. ("PAB") whereby, among other matters, Investors will merge into and with PAB and the shares of Investors common stock, Investors warrants and Investors options will be converted into the right to receive shares of common stock of PAB. If the proposed Merger is consummated, each outstanding share of Investors common stock (excluding treasury shares), each Investors warrant and each Investors option shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PAB common stock. The affirmative vote of the holders of at least a majority of the shares of Investors common stock entitled to vote at the Investors Special Meeting is required for approval of the Merger Agreement and the transactions contemplated therein.

     Enclosed are the following: (i) Notice of Investors Special Meeting; (ii) Joint Proxy Statement/Prospectus; and (iii) Proxy for the Investors Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions on consummation of the Merger and the effects of the Merger on the rights of Investors shareholders. Please give this information your careful attention.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN. IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE INVESTORS SPECIAL MEETING (IF YOU ATTEND THE INVESTORS SPECIAL MEETING, YOU MAY ELECT TO VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY).

     We look forward to seeing you at the Investors Special Meeting.

                                                       Sincerely,



                                                       Bill J. Jones
                                                       Chairman

                        INVESTORS FINANCIAL CORPORATION
                            226 SOUTH BROAD STREET
                        BAINBRIDGE, GEORGIA 31717-3616

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD AT ______ P.M. ON MAY __, 1998


April __, 1998

To the Shareholders of Investors Financial Corporation


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("Investors Special Meeting") of Investors Financial Corporation ("Investors") will be held at the main office of Investors, located at 226 South Broad Street, Bainbridge, Georgia, at ____ p.m., Bainbridge time, on May __, 1998, for the following purposes:

     1. THE MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 31, 1997 (the "Merger Agreement"), by and among Investors, Investors wholly-owned subsidiary, Bainbridge National Bank, and PAB Bankshares, Inc. ("PAB"), pursuant to which, among other matters, Investors will merge with and into PAB (the "Merger") and the shares, warrants and options of Investors will be converted into the right to receive shares of common stock of PAB, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement/Prospectus and is hereby incorporated by reference herein.

     2. OTHER BUSINESS. To transact such other business as may properly come before the Investors Special Meeting or any adjournments of the Investors Special Meeting.


     Only shareholders of record at the close of business on April __, 1998, are entitled to receive notice of and to vote at the Investors Special Meeting or any adjournments thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Investors common stock entitled to vote at the Investors Special Meeting.

     THE BOARD OF DIRECTORS OF INVESTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     NOTICE OF RIGHT TO DISSENT. IF PROPOSAL 1 ABOVE IS APPROVED AND THE MERGER CONTEMPLATED THEREBY IS CONSUMMATED, EACH HOLDER OF SHARES OF COMMON STOCK OF INVESTORS WOULD HAVE THE RIGHT TO DISSENT FROM APPROVAL OF PROPOSAL 1 AND WOULD BE ENTITLED TO THE RIGHTS AND REMEDIES OF DISSENTING SHAREHOLDERS, INCLUDING THE RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF SUCH SHAREHOLDER'S SHARES, PROVIDED IN TITLE 14, CHAPTER 2, ARTICLE 13 ("ARTICLE 13") OF THE GEORGIA BUSINESS CORPORATION CODE ("GBCC"). THE RIGHT OF ANY SUCH SHAREHOLDER TO ANY SUCH RIGHTS AND REMEDIES IS CONTINGENT UPON CONSUMMATION OF THE MERGER. IN ADDITION, THE RIGHT OF ANY SUCH SHAREHOLDER TO SUCH RIGHTS AND REMEDIES IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN ARTICLE 13 OF GBCC, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX C TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR A SUMMARY OF THE REQUIREMENTS OF ARTICLE 13, SEE "THE MERGER - DISSENTERS' RIGHTS" IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   Judy M. Powell
                                   Secretary

                             JOINT PROXY STATEMENT
                             ---------------------

PAB BANKSHARES, INC.                            INVESTORS FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS                 SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY __, 1998                      TO BE HELD ON MAY __, 1998
                                  PROSPECTUS
                                  ----------

                             PAB BANKSHARES, INC.
                     COMMON STOCK (NO PAR VALUE PER SHARE)

          This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, $.10 par value (the "Investors Common Stock"), of Investors Financial Corporation ("Investors"), a Georgia corporation, in connection with the solicitation of proxies by the Investors Board of Directors for use at a special meeting of Investors shareholders to be held at ________, Bainbridge time, on May __, 1998, at the main office of Investors, located at 226 South Broad Street, Bainbridge, Georgia, and at any adjournment or adjournments thereof (the "Investors Special Meeting") and to holders of common stock, no par value (the "PAB Common Stock"), of PAB Bankshares, Inc. ("PAB"), a Georgia corporation, in connection with the solicitation of proxies by the PAB Board of Directors for use at a special meeting of PAB shareholders to be held at _________, Valdosta time, on May __, 1998, at the main office of PAB located 3102 North Oak Street Extension, Valdosta, Georgia, and at any adjournment or adjournments thereof (the "PAB Special Meeting").

          The purpose of the Investors Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 31, 1997 (the "Merger Agreement"), by and among Investors, its wholly-owned subsidiary, Bainbridge National Bank (the "Bank"), and PAB which provides for, among other things, the merger of Investors with and into PAB (the "Merger"). The purpose of the PAB Special Meeting is to consider and vote upon a proposal to approve the issuance of shares of PAB Common Stock in connection with the Merger (the "Issuance"). See "SUMMARY," "THE MERGER" and Appendix A to this Joint Proxy Statement/Prospectus.

          Upon consummation of the Merger, the outstanding shares of Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) and the outstanding warrants and options convertible into Investors Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive (subject to adjustment as described below) that fraction of 1,710,114 shares of PAB Common Stock (the "Merger Consideration") determined in accordance with the Merger Agreement. Subject to adjustment as described below, each share of Investors Common Stock shall be exchanged for that number of shares of PAB Common Stock equal to the exchange ratio calculated by dividing (A) the result obtained by dividing (i) the sum of (a) the product of 1,710,114 multiplied by the base period trading price for PAB Common Stock (the "BPTP" as defined in the Merger Agreement) plus
(b) the aggregate exercise price of the Investors warrants and Investors options by (ii) 588,278 (i.e., the total number of shares of Investors Common Stock outstanding and underlying Investors options and Investors warrants) by (B) the BPTP (the "Common Stock Exchange Ratio"). Subject to adjustment as described below, each warrant and option convertible into Investors Common Stock shall be exchanged for that number of shares of PAB Common Stock equal to the exchange ratio calculated by the following: (A) the sum of (i) the product of 1,710,114 multiplied by the BPTP and (ii) the aggregate exercise price of the Investors warrants and Investors options, divided by (B) 588,278, less (C) 10, divided by
(D) the BPTP (the "Warrant Exchange Ratio"). Adjustments maybe made in certain circumstances relating to the expenses of Investors and the Bank incurred in connection with the Merger. No adjustment however, is currently anticipated. The last sales price of PAB Common Stock as reported on the American Stock Exchange on April 15, 1998 was $23.25 per share, and on January 7, 1998, the last trading day preceding public announcement of the Merger, was $11.94 per share. Assuming a BPTP of the PAB Common Stock of $22.00, the Common Stock Exchange Ratio would be 2.9984 and the Warrant Exchange Ratio would be 2.5438. See "THE MERGER-Merger Consideration" and "THE MERGER -Adjustments to the Merger Consideration." The actual value of the final Merger Consideration will not be determined until after the shareholders vote at the Investors Special Meeting and the PAB Special Meeting. It is currently anticipated that the Merger will be consummated not later than May 31, 1998.

          The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Investors shareholders and warrant holders as a result of the Merger, except that gain or loss should be recognized with respect to cash received in lieu of fractional shares. See "THE MERGER - Certain Federal Income Tax Consequences."

          This Joint Proxy Statement/Prospectus also constitutes a prospectus of PAB relating to the 1,710,114 shares of PAB Common Stock issuable to Investors shareholders in the Merger. See "CERTAIN DIFFERENCES IN THE RIGHTS OF PAB AND INVESTORS SHAREHOLDERS."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF PAB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


The date of this Joint Proxy Statement/Prospectus is April __, 1998, and it is being mailed or otherwise delivered to Investors shareholders and PAB shareholders on or about such date.

                             AVAILABLE INFORMATION

          PAB is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by PAB with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. The common stock of PAB is traded on the American Stock Exchange, and reports, proxy statements, and other information concerning PAB are available for inspection and copying at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, or 1730 M Street, N.W., Washington, D.C. 20036.

          This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed by PAB with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof containing an explanation of each material feature, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

          Certain financial and other information relating to PAB is contained in the documents indicated below under "Incorporation of Certain Information by Reference." All information contained herein with respect to PAB and its subsidiaries has been supplied by PAB, and all information with respect to Investors and Bank has been supplied by Investors.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAB OR INVESTORS.
NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PAB OR ANY OF ITS SUBSIDIARIES OR INVESTORS OR ITS SUBSIDIARY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

            INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by PAB with the Commission (PAB File No. 0-25422) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

            (i) PAB's Annual Report on Form 10-KSB for the year ended December 31, 1996; and




            (ii)  PAB's Current Report on Form 8-K filed January 16, 1998.

        All documents filed by PAB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Investors Special Meeting and the PAB Special Meeting are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

        Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus, or any supplement hereto.

          THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: PAB BANKSHARES, INC., 3102 N. OAK STREET EXTENSION, VALDOSTA, GEORGIA 31602, ATTENTION: CORPORATE SECRETARY, DENISE MCKENZIE, AS TO PAB DOCUMENTS; AND FROM INVESTORS FINANCIAL CORPORATION, 226 SOUTH BROAD STREET, BAINBRIDGE, GEORGIA 31717-3616, ATTENTION:
CORPORATE SECRETARY, JUDY M. POWELL, AS TO INVESTORS DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MAY
___, 1998.

                               TABLE OF CONTENTS

                                                                                         Page
AVAILABLE INFORMATION..............................................................    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..................................    4
SUMMARY............................................................................    8
 Parties to the Merger.............................................................    8
 Investors Special Meeting; Investors Record Date..................................    8
 PAB Special Meeting; PAB Record Date..............................................    9
 The Merger........................................................................    9
 Market Prices and Dividends.......................................................   12
 Comparison of Certain Per Share Data..............................................   14
 Selected Financial Data...........................................................   16
GENERAL INFORMATION................................................................   19
 Investors Special Meeting.........................................................   19
 Investors Record Date, Solicitation and Revocability of Proxies...................   19
 Investors Vote Required...........................................................   20
 Recommendation of Investors' Board of Directors...................................   20
 PAB Special Meeting...............................................................   20
 PAB Record Date, Solicitation and Revocability of Proxies.........................   20
 PAB Vote Required.................................................................   21
 Recommendation of PAB's Board of Directors........................................   21
THE MERGER.........................................................................   22
 General...........................................................................   22
 Background of the Merger..........................................................   22
 Reasons for the Merger............................................................   23
 Opinion of Investors' Financial Advisor...........................................   25
 Merger Consideration..............................................................   29
 Adjustments to the Merger Consideration...........................................   31
 Fractional Shares.................................................................   32
 Effective Time....................................................................   32
 Distribution of PAB Certificates..................................................   32
 Certain Federal Income Tax Consequences...........................................   33
 Management and Operations after the Merger........................................   34
 Interests of Certain Persons in the Merger........................................   34
 Conditions to Consummation........................................................   35
 Regulatory Approvals..............................................................   36
 Amendment, Waiver, and Termination................................................   36
 Conduct of Business Pending the Merger............................................   37
 Expenses and Fees.................................................................   37
 Accounting Treatment..............................................................   38
 Resales of PAB Common Stock.......................................................   38
 Dissenters' Rights................................................................   38
PRO FORMA COMBINED FINANCIAL DATA..................................................   41
DESCRIPTION OF PAB.................................................................   45
 Description of Business and Services Provided.....................................   45
 Employees.........................................................................   45
 Properties........................................................................   45
 Competition.......................................................................   46
 Dividends.........................................................................   46
 Deposits..........................................................................   46
 Lending...........................................................................   46


 Loan Review and Non-Performing Assets.............................................   47
 Asset/Liability Management........................................................   47
 Investment Policy.................................................................   47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND....................
 RESULTS OF OPERATIONS OF PAB......................................................   49
 Results of Operations.............................................................   49
 Comparison of Years Ended December 31, 1997 and 1996..............................   50
 Interest Income...................................................................   50
 Interest Expense..................................................................   50
 Provision for Loan Losses.........................................................   51
 Non-interest Income...............................................................   51
 Non-interest Expenses.............................................................   52
 Income Taxes......................................................................   52
 Asset/Liability Management and Market Risk (Quantitative and Qualitative..........
Disclosures........................................................................
  - About Market Risk).............................................................   52
 Interest Rate Sensitivity GAP up to One Year......................................   54
 Financial Condition...............................................................   54
 Liquidity and Capital Resources...................................................   55
 Year 2000 Issue...................................................................   56
 Average Balance Sheets............................................................   57
 Average Yields Earned and Rates Paid..............................................   58
 Investment Portfolio..............................................................   60
 Loan Portfolio....................................................................   61
 Reserve for Possible Loan Losses..................................................   63
 Deposit Maturities................................................................   64
 Advances from Federal Home Loan Bank..............................................   65
 Interest Rate Sensitivity.........................................................   65
 Impact of Inflation and Changing Prices...........................................   66
DESCRIPTION OF INVESTORS...........................................................   67
 General...........................................................................   67
 Employees.........................................................................   67
 Properties........................................................................   67
 Competition.......................................................................   67
 Dividends.........................................................................   67
 Services..........................................................................   67
 Deposits..........................................................................   68
 Loans.............................................................................   68
 Lending Policy....................................................................   68
 Loan Review and Non-Performing Assets.............................................   68
 Assets/Liability Management.......................................................   69
 Investment Policy.................................................................   69
 Certain Relationships and Related Transactions....................................   69
 Ownership of Investors Common Stock...............................................   70
 Executive Officers................................................................   72
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND....................
 RESULTS OF OPERATIONS OF INVESTORS................................................   73
 Results of Operations and Financial Condition for Years ended December 31,........
1997,..............................................................................
  1996 and 1995....................................................................   73
 Summary...........................................................................   73
 Net Interest Income...............................................................   74
 Average Balances and Net Income Analysis..........................................   75
 Rate and Volume Analysis..........................................................   77
 Noninterest Income................................................................   78
 Noninterest Expense...............................................................   78
 Asset/Liability Management........................................................   79
 Maturities and Sensitivity of Loans to Changes in Interest Rates..................   81


 Loan Portfolio....................................................................  82
 Nonperforming Loans...............................................................  82
 Summary of Loan Loss Experience...................................................  83
 Investment Portfolio..............................................................  84
 Types of Investments..............................................................  84
 Deposits..........................................................................  85
 Return on Assets and Shareholders' Equity.........................................  86
 Liquidity and Capital Resources...................................................  86
 Year 2000 Issue Costs.............................................................  87
 Commitments and Lines of Credit...................................................  87
 Impact of Inflation...............................................................  87
DESCRIPTION OF PAB COMMON STOCK....................................................  88
 General...........................................................................  88
 Voting and Other Rights...........................................................  88
 Distributions.....................................................................  88
 PAB Preferred Stock...............................................................  88
CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PAB AND INVESTORS.............  88
 Authorized Capital Stock..........................................................  89
 Directors.........................................................................  89
 Special Meeting of Shareholders...................................................  89
 Voting Requirements Generally.....................................................  90
 Amendment of Articles of Incorporation and Bylaws.................................  90
 Fair Price and Business Combinations Statutes.....................................  90
 Advance Notice Requirements for Shareholder Proposals and Director Nominations....  90
CERTAIN REGULATORY CONSIDERATIONS..................................................  91
 Holding Company Regulation Generally..............................................  91
 Payment of Dividends..............................................................  92
 Monetary Policy...................................................................  92
 Capital Adequacy..................................................................  92
 Recent Legislative and Regulatory Action..........................................  93
 FDIC Insurance Assessments for the Banks..........................................  94
EXPERTS............................................................................  95
LEGAL MATTERS......................................................................  95
OTHER MATTERS......................................................................  96
INDEX TO FINANCIAL STATEMENTS......................................................  F-1
 PAB Financial Statements..........................................................  F-2
 Investors Financial Statements....................................................  F-32


Appendix A - Agreement and Plan of Merger, dated as of December 31, 1997, by and among PAB, Investors and the Bank.

Appendix B - Opinion of The Carson Medlin Company.

Appendix C - Copy of Title 14, Chapter 2, Article 13 of the Official Code of Georgia relating to rights of Dissenting Shareholders.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices hereto, and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Appendix A to this Joint Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "PAB" and "Investors" refer to such corporations, respectively, and where the context requires, PAB and its subsidiaries or Investors and its subsidiary.

PARTIES TO THE MERGER

     PAB. PAB is a Georgia corporation and a bank holding company registered under the Bank Holding Act of 1956, as amended (the "BHC Act"). PAB has three state-chartered commercial bank subsidiaries which collectively operate six full service banking offices and four automated teller machines ("ATMs") in four counties in Georgia.

     For the year ended December 31, 1997, PAB reported net income of $4.14 million and had total consolidated assets of $328.8 million and consolidated shareholders' equity of $30.7 million.

     PAB is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market value, and therefore some dilution of PAB's book value and/or net income per common share may occur in connection with any such future acquisitions. See "PRO FORMA COMBINED FINANCIAL DATA."


     PAB's principal executive offices are located at 3102 North Oak Street Extension, Valdosta, Georgia 31602, and its telephone number is 912/241-2775. For additional information regarding PAB and its business, see "SUMMARY - Selected Financial Data," "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "DESCRIPTION OF PAB" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PAB."

     Investors. Investors is a Georgia corporation and a bank holding company registered under the BHC Act. Through its banking subsidiary, the Bank, Investors provides a wide range of commercial and retail banking services. The Bank operates two full service banking offices and two ATMs in Decatur County, Georgia. Pursuant to the Merger Agreement, Investors will merge with and into PAB, with PAB resulting as the surviving entity. The Bank will then merge into First Community Bank of Southwest Georgia ("FCB"), a wholly-owned subsidiary of PAB, with FCB resulting as the surviving entity.

     For the year ended December 31, 1997, Investors reported net income of $1.18 million and had total consolidated assets of $76.8 million and consolidated shareholders' equity of $8.6 million.

     Investors' principal executive offices are located at 226 South Broad Street, Bainbridge, Georgia 31717-3616, and its telephone number is 912/248-3800. For additional information regarding Investors and its business, see "AVAILABLE INFORMATION," "DESCRIPTION OF INVESTORS," "SUMMARY - Selected Financial Data," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INVESTORS" and "CERTAIN REGULATORY CONSIDERATIONS."

INVESTORS SPECIAL MEETING; INVESTORS RECORD DATE


     The Investors Special Meeting will be held at ____ p.m., Bainbridge time on May __, 1998, at the main office of Investors, located at 226 South Broad Street, Bainbridge, Georgia. At the Investors Special Meeting,

Investors' shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein. Investors' Board of Directors has fixed the close of business on April __, 1998 as the record date for determining the Investors shareholders entitled to receive notice of and to vote at the Investors Special Meeting (the "Investors Record Date"). As of the Investors Record Date, there were _________ shares of Investors Common Stock issued and outstanding and entitled to be voted at the Investors Special Meeting. For additional information with respect to the Investors Special Meeting, including the Investors Record Date and votes required for approval, see "GENERAL INFORMATION - Investors Special Meeting"


PAB SPECIAL MEETING; PAB RECORD DATE


     The PAB Special Meeting will be held at ____ p.m., Valdosta time on May __, 1998, at the main office of PAB, located at 3102 North Oak Street Extension, Valdosta, Georgia. At the PAB Special Meeting, PAB's shareholders will consider and vote upon approval of the Issuance. PAB's Board of Directors has fixed the close of business on April __, 1998 as the record date for determining the PAB shareholders entitled to receive notice of and to vote at the PAB Special Meeting (the "PAB Record Date"). As of the PAB Record Date, there were _________ shares of PAB Common Stock issued and outstanding and entitled to be voted at the PAB Special Meeting. For additional information with respect to the PAB Special Meeting, including the PAB Record Date and votes required for approval. See "GENERAL INFORMATION - PAB Special Meeting."

THE MERGER

     General. The Merger Agreement provides that Investors shall merge with and into PAB, which shall be the surviving corporation of the Merger. Thereafter, Investors shall cease to exist and Bank will become a wholly-owned subsidiary of PAB until merged into FCB. At the time the Merger becomes effective, each outstanding share of Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) and each warrant and option convertible into Investors Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PAB Common Stock. If the Merger Agreement is approved at the Investors Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A to this Proxy Statement/Prospectus. See "THE MERGER."

     Merger Consideration. The Merger Agreement provides that, at the effective time of the Merger, PAB will issue and exchange the Merger Consideration for all outstanding shares of Investors Common Stock (excluding shares held by Investors or any of its subsidiaries or by PAB or any of its subsidiaries, in each case other than a fiduciary capacity or as a result of debts previously contracted, and shares held by shareholders who perfect heir dissenters rights) and all outstanding warrants and options convertible into Investors Common Stock, all upon the applicable exchange ratio calculated pursuant to the Merger Agreement. See "THE MERGER - Merger Consideration."

     Votes Required. Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative votes of the holders of a majority of the outstanding shares of Investors Common Stock entitled to vote at the Investors Special Meeting. Holders of Investors warrants and Investors options do not have voting rights with respect to this matter unless they convert their warrants or exercise their options into Investors Common Stock prior to the Investors Record Date. As of the Investors Record Date, Investors' directors and executive officers, and their affiliates, held approximately _______% of the outstanding shares of Investors Common Stock entitled to vote at the Investors Special Meeting. Approval of the Issuance requires the affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy at the PAB Special Meeting. As of the Investors Record Date, PAB, its directors and executive officers, and their affiliates, owned _____ shares of the outstanding shares of Investors Common Stock. As of the PAB Record Date, PAB's directors and executive officers, and their affiliates, held approximately _____% of the outstanding shares of PAB Common Stock entitled to vote at the PAB Special Meeting. As of the PAB Record Date, Investors, its directors and executive officers, and their affiliates, owned _____ shares of the outstanding shares of PAB Common Stock. See "GENERAL INFORMATION - Investors Vote Required; PAB Vote Required."

     INVESTORS SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF INVESTORS COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN TITLE 14, CHAPTER 2, ARTICLE 13 ("ARTICLE 13") OF THE GEORGIA BUSINESS CORPORATION CODE ("GBCC"). SEE APPENDIX C HERETO AND "THE MERGER - DISSENTERS' RIGHTS."

     Recommendation of the Investors Board of Directors. The Board of Directors of Investors believes that the Merger is in the best interests of Investors and its shareholders, warrant holders and option holders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. Investors' Board of Directors unanimously recommends that the Investors shareholders vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, Investors' Board of Directors considered a number of factors, including, among other factors, the financial terms of the Merger, the compatibility of the operations of Investors and PAB, increased liquidity for shareholders, a comparison of the terms with comparable transactions, the opinion of its financial advisors, alternatives to the Merger and the financial condition, results of operations, and future prospects of Investors and PAB on a combined basis. See "THE MERGER - Reasons for the Merger."

     Recommendation of the PAB Board of Directors. The Board of Directors of PAB believes that the Merger is in the best interests of PAB and its shareholders and has unanimously approved the Merger Agreement, the consummation of the transactions contemplated therein and the Issuance. PAB's Board of Directors unanimously recommends that the PAB shareholders vote FOR approval of the Issuance. In deciding to approve the Merger Agreement, the consummation of the transactions contemplated therein and the Issuance, PAB's Board of Directors considered a number of factors, including the compatibility of the operations of PAB and Investors, and the financial condition, results of operations, and future prospects of PAB and Investors on a combined basis. See "THE MERGER - Reasons for the Merger."

          Opinion Of Investors' Financial Advisor. The Carson Medlin Company ("Carson Medlin") has rendered an opinion to Investors that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the shareholders, warrant holders and option holders of Investors. The opinion of Carson Medlin is attached as Appendix B to this Joint Proxy Statement/Prospectus. Investors shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "THE MERGER - Opinion of Investors' Financial Advisor."

          Effective Time. If the Merger is approved by the requisite votes of Investors' shareholders and the Issuance is approved by the requisite votes of PAB's shareholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger is filed with the Secretary of State of the State of Georgia (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to be made effective during the second quarter of 1998. PAB and Investors each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by May 31, 1998, but only if the failure to consummate the Merger on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate. See "THE MERGER - Effective Time" and "Amendment, Waiver, and Termination."

          Delivery of Investors Certificates. Promptly after the Effective Time, each record holder of shares of Investors Common Stock, Investors warrants or Investors options outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of those certificates in exchange for PAB Common Stock. PAB shall not be obligated to deliver the consideration to which any former holder of Investors Common Stock, Investors warrants or Investors options is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares, warrants or options for exchange. The certificate or certificates so surrendered shall be duly endorsed as PAB may require. See "THE MERGER - Distribution of PAB Certificates."

          Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of section 368(a) of the Code. Generally, no gain or loss should be recognized for federal income tax purposes by Investors shareholders and warrant holders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. A condition to consummation of the Merger is the receipt by each of PAB and Investors of an opinion of Troutman Sanders LLP, counsel to PAB, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. The opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus. See "THE MERGER - Certain Federal Income Tax Consequences."

          BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH INVESTORS SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF INVESTORS COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

          Interests of Certain Persons in the Merger. Certain members of Investors' management and the Board of Directors of Investors have interests in the Merger in addition to their interests as shareholders, warrant holders and option holders of Investors generally. Three directors of Investors will be appointed to the Board of Directors of PAB. Additionally, all Bank directors will be elected to the Board of Directors of FCB for at least three years after the consummation of the Merger. As of April __, 1998, the directors and officers of Investors owned _____ shares of PAB Common Stock, and the directors and executive officers of PAB owned _____ shares of Investors Common Stock. Tracy A. Dixon will become chief executive officer of FCB, Judy M. Powell will become an executive officer of FCB and Major H. Brannen, Jr. will be offered an executive officer position with FCB. Tracy A. Dixon and Judy M. Powell have entered into employment agreements with FCB contingent upon consummation of the Merger. The agreements provide for severance payments under several circumstances. See "THE MERGER - Management and Operations After the Merger" and "Interests of Certain Persons in the Merger."

          For information regarding the number of shares and percentage ownership of PAB Common Stock that will be acquired by each of the directors and executive officers of Investors, see "THE MERGER - Interests of Certain Persons in the Merger."

          Conditions to Consummation. Consummation of the Merger is subject to various conditions, including among other matters the following material conditions: (i) requisite approvals of the Merger Agreement by the shareholders of Investors and the Issuance by the shareholders of PAB; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including those of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the State of Georgia (the "DBF"); and (iii) satisfaction of certain other usual conditions, including the receipt of the tax opinion discussed above. See "THE MERGER - Conditions to Consummation" and "Amendment, Waiver, and Termination."


          Regulatory Approvals. The Merger is subject to the prior approval of the Federal Reserve and the DBF. On February 27, 1998, PAB filed an application with the DBF to acquire Investors subject to requisite approval by the shareholders of Investors and PAB respectively, and the maintenance of the Bank's capital adequacy by PAB after consummation of the Merger. On February 27, 1998, PAB filed an application with the Federal Reserve to acquire Investors by Merger. See "THE MERGER - Regulatory Approvals."

          Conduct of Business Pending the Merger. PAB and Investors have each agreed in the Merger Agreement to, among other things, operate their respective businesses and the business of their respective subsidiaries only in the ordinary course and to take no action that would adversely affect their respective abilities to perform their respective covenants and agreements under the Merger Agreement. In addition, Investors and Bank have agreed not to take certain actions relating to their respective operations pending consummation of the Merger without the prior written consent of PAB, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in accordance with past practices; (ii) paying a quarterly dividend exceeding $0.14 per share, or otherwise acquiring or exchanging any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iii) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; or (iv) modifying or adopting any employee benefit plans, including any employment contract. See "THE MERGER - Conduct of Business Pending the Merger."

          Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of Investors and PAB. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by (a) either PAB or Investors if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect, as defined in the Merger Agreement, on the non-breaching party (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority, or, (iii) the Merger has not been consummated by May 31, 1998, or (b) PAB in the event that the Board of Directors of Investors shall have failed to reaffirm, following a written request by PAB for such reaffirmation after the other party shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger and the transactions contemplated by the Merger Agreement (to the exclusion of any other "Acquisition Proposal"), or shall have resolved not to reaffirm the Merger. See "THE MERGER -Amendment, Waiver, and Termination."

          Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling of interests" for financial reporting purposes. See "THE MERGER - Accounting Treatment."

          Resale of PAB Common Stock. The PAB Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more shareholders) of Investors or PAB under applicable federal securities laws. See "THE MERGER - Resale of PAB Common Stock."

          Dissenter's Rights. Each holder of Investors Common Stock who dissents from the Merger is entitled to the rights and remedies of a dissenting shareholder set forth in Article 13 of the GBCC, subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Article 13 is set forth in Appendix C to this Proxy Statement/Prospectus, and a summary thereof is included under "THE MERGER - Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH ARTICLE 13 WHICH REQUIRES, AMONG OTHER THINGS, THAT THE SHAREHOLDER GIVE INVESTORS NOTICE OF SUCH HOLDER'S INTENTION TO DISSENT FROM THE MERGER AGREEMENT PRIOR TO THE VOTE OF THE SHAREHOLDERS OF INVESTORS AT THE INVESTORS SPECIAL MEETING AND THAT SUCH SHAREHOLDER NOT VOTE SUCH HOLDER'S SHARES IN FAVOR OF THE MERGER AGREEMENT. ANY INVESTORS SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTER'S RIGHTS.

          Certain Differences in Shareholders' Rights. At the effective date, holders of Investors Common Stock, Investors warrants and Investors options, whose rights are governed by Investors' Articles of Incorporation and Bylaws and by the GBCC will automatically become PAB shareholders, and their rights as PAB shareholders will be determined by PAB's Articles of Incorporation and Bylaws and by the GBCC. The rights of PAB shareholders differ from the rights of Investors shareholders in certain important respects, including certain anti-takeover effects. See "Certain Differences in the Rights of Shareholders of PAB and Investors."

MARKET PRICES AND DIVIDENDS


          PAB Common Stock is quoted and traded on the American Stock Exchange under the symbol "PAB." As of April 15, 1998, there were approximately 1,126 shareholders of record of PAB Common Stock. Prior to July 9, 1996, there was no established trading market for PAB Common Stock. PAB Common Stock began trading on the American Stock

Exchange on July 9, 1996. Trade prices prior to such date are to the best knowledge of PAB. The following table sets forth the high and low sales prices per share of PAB Common Stock on the American Stock Exchange, with respect to each quarterly period since January 1, 1996.

          Investors Common Stock is not traded on an established market. Management of Investors is not aware of any trades of Investors Common Stock occurring between October 1, 1996 and April 15, 1998.

                                             Sales Prices Per                 Sales Prices Per
                                               Share of PAB                  Share of Investors
                                              Common  Stock                    Common  Stock
                                       ----------------------------  ----------------------------------
                                          High               Low           High               Low
                                       ----------------------------  ----------------------------------
           1996
           First Quarter                      $ 7.00         $ 6.25            $13.50            $13.25
           Second Quarter                       7.50           7.00             16.50             13.25
           Third Quarter                       10.50           7.50             16.50             13.25
           Fourth Quarter                      10.94          10.44              N/A               N/A

           1997
           First Quarter                       10.69           9.44              N/A               N/A
           Second Quarter                      11.00          10.13              N/A               N/A
           Third Quarter                       11.38          10.50              N/A               N/A
           Fourth Quarter                      12.06          10.56              N/A               N/A

           1998
           First Quarter                       27.38          11.75              N/A               N/A
           Second Quarter                      23.25          21.00              N/A               N/A
           (through April 15,
            1998)



     PAB has declared and paid cash dividends on the PAB Common Stock since 1983 (its first full year of operations). PAB paid cash dividends of $.135 per share ($749,082 in the aggregate) in fiscal year 1996, and $.175 per share ($988,423 in the aggregate) in fiscal year 1997. Per share amounts have been adjusted to reflect a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998.

     The last reported sales price of the Investors Common Stock known to management of Investors was $15.00 per share on September 30, 1996. As of April __, 1998, there were 470,000 shares of the Investors Common Stock outstanding and 263 record holders of such shares.

     On July 24, 1997, the last trading day prior to public announcement that PAB and Investors had entered into a non-binding letter of intent to merge, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $11.13, an equivalent pro forma per share of Investors Common Stock pursuant to the Merger Agreement of $34.37. On December 30, 1997, the last trading day prior to the day on which PAB and Investors executed the Merger Agreement, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $11.69, Management of Investors is not aware of any trades of the Investors Common Stock since September 1996. On April 15, 1998, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $23.25.

     THE EXACT NUMBER OF SHARES OF PAB COMMON STOCK TO BE ISSUED IN EXCHANGE FOR INVESTORS COMMON STOCK, INVESTORS WARRANTS AND INVESTORS OPTIONS IS DEPENDENT ON THE CLOSING PRICES OF PAB COMMON STOCK AS REPORTED ON THE AMERICAN STOCK EXCHANGE DURING THE TWENTY CONSECUTIVE TRADING DAYS ENDING FIVE DAYS PRIOR TO THE EFFECTIVE DATE OF THE MERGER. THE ACTUAL MARKET PRICE OF A SHARE OF PAB COMMON STOCK AT THE EFFECTIVE DATE OR ON THE DATE ON WHICH CERTIFICATES REPRESENTING SUCH SHARES ARE RECEIVED BY FORMER HOLDERS OF INVESTORS COMMON STOCK, INVESTORS WARRANTS OR INVESTORS OPTIONS MAY BE MORE OR LESS THAN THE LAST SALES PRICE PER SHARE OF PAB COMMON STOCK ON APRIL 15, 1998 (ON WHICH THE EQUIVALENT PRO FORMA AMOUNTS WERE DETERMINED) OR ON THE DATE OF THE INVESTORS SPECIAL MEETING. INVESTORS SHAREHOLDERS ARE URGED TO OBTAIN INFORMATION ON THE

TRADING VALUE OF PAB COMMON STOCK THAT IS MORE RECENT THAN THAT PROVIDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

COMPARISON OF CERTAIN PER SHARE DATA

     The following summary presents selected comparative per share data for PAB and Investors on a historical basis and on a pro forma combined and equivalent pro forma per share of Investors Common Stock basis assuming the Merger had been effective during the periods presented. The Merger is reflected under the pooling-of-interests method of accounting and pro forma data is derived
accordingly.   The information shown below should be read in conjunction with the historical financial statements of PAB and Investors, including the respective notes thereto, included herein or incorporated by reference herein, and with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere herein. The pro forma data is presented for information purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "PRO FORMA COMBINED FINANCIAL DATA," "THE MERGER - Accounting Treatment," "DESCRIPTION OF PAB," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PAB," "DESCRIPTION OF INVESTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INVESTORS," and "INDEX TO FINANCIAL STATEMENTS - PAB Financial Statements and Investors Financial Statements."

                                                                                            At or for the
                                                                                       Years Ended December 31,
                                                                                       ------------------------
                                                                                    1997        1996         1995
                                                                                 ---------  -----------  -----------
PAB COMMON STOCK

Net income per common share:
     Historical - basic/(1)/                                                       $   .73      $   .61      $   .54
     Historical - diluted/(1)/                                                         .73          .60          .54
     Pro forma PAB and Investors combined-basic/(1)(2)/                                .73          .60          .53
     Pro forma PAB and Investors combined - diluted/(1)(2)/                            .72          .60          .53
Dividends per common share:
    Historical/(1)/                                                                   .175         .135         .103
     Pro forma PAB and Investors combined/(1)(2)/                                     .175         .135         .103
Book Value per common share:
     Historical/(1)/                                                                  5.44         4.83         4.31
     Pro forma PAB and Investors combined/(1)(2)(3)/                                  5.34         4.73         4.25

INVESTORS COMMON STOCK

Net income per common share:
     Historical - basic                                                            $  2.52      $  2.06      $  1.76
     Historical - diluted                                                             2.28         1.87         1.65
     Equivalent pro forma PAB and  Investors combined-basic/(4)(1)/                   2.12         1.74         1.54
     Equivalent pro forma PAB and Investors combined - diluted/(4)(1)/                2.09         1.74         1.54
Dividends per common share:
     Historical                                                                        .52          .44          .35
     Equivalent pro forma combined/(4)(1)/                                             .51          .39          .30
Book Value per common share:
     Historical                                                                      18.26        16.06        14.69
     Equivalent pro forma PAB and Investors combined/(4)(1)/                         15.49        13.72        12.33

___________________________


/(1)/ PAB and pro forma per share information has been adjusted to reflect a two-for-one stock split in 1996 and a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998.

/(2)/ Represents the pro forma combined information of PAB and Investors as if the Merger was consummated on January 1 of the respective periods and was accounted for under the pooling-of-interests method of accounting.

/(3)/ Determined by dividing pro forma combined shareholders' equity by pro forma shares outstanding as follows:

                   Date                        Equity                       Shares
                   ----                        ------                       ------
                 12/31/97                  $39,313,975                    7,362,040
                 12/31/96                   34,617,061                    7,315,812
                 12/31/95                   30,285,008                    7,133,730


/(4)/ Determined by multiplying the applicable pro forma PAB and Investors combined amount by the assumed weighted average ratio based on an assumed PAB Common Stock price of $23.25, which was the last sales price of PAB Common Stock on April 15, 1998 as reported on the American Stock Exchange. Based on an assumption that outstanding Investors options and warrants will not be converted to Investors Common Stock prior to the Merger, the weighted average ratio is computed as 2.9070 to 1 as follows:


                                            Investors Shares,
                                           Options & Warrants           PAB shares to be issued    Exchange Ratio
                                       --------------------------       -----------------------    --------------
Common shares                                   470,000                      1,406,926                 2.9935
Common shares represented
  by options and warrants                       118,278                        303,188                 2.5634
                                                -------                      ---------                 ------
     Total weighted average                     588,278                      1,710,114                 2.9070
                                                =======                      =========                 ======


The PAB shares to be issued have been adjusted to reflect the two-for-one stock split.

/(5)/ The Investors pro forma equivalent data presented above will change if the actual Investors Common Stock, Investors warrants and Investors options exchange ratios (which will be determined based upon the market price of PAB Common Stock during a twenty-day measuring period ending five days prior to the effective date) are different from the exchange ratios assumed in the table above. This data is presented for illustration purposes only, and no inferences are intended or may be drawn concerning the actual BPTP which may occur or the resulting exchange ratios.

SELECTED FINANCIAL DATA

Set forth as follows are certain historical consolidated selected financial data relating to PAB and Investors. This financial data should be read in conjunction with the historical financial statements of PAB and Investors, including the respective notes thereto, appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "DESCRIPTION OF INVESTORS - Management's Discussion and Analysis of Financial Condition and Results of Operations," and "INVESTORS FINANCIAL STATEMENTS."

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                                            As of or for the years ended December 31,
                                                    ------------------------------------------------------
                                                       1997       1996       1995       1994       1993
                                                     ---------  ---------  ---------  ---------  --------
                                                                    (Dollars in thousands)
SUMMARY OF OPERATIONS:
    Net interest income                              $ 13,083   $ 11,148   $ 10,291   $  7,111   $  5,826
    Provision for possible loan losses                    533        405        386        330        260
    Net income                                       $  4,144   $  3,349   $  2,980   $  1,945   $  1,461
PER SHARE DATA:
    Net income - basic/(1)/                          $    .73   $    .61   $    .54   $    .43   $    .36
    Net income - diluted/(1)/                             .73        .60        .54        .43        .36
    Cash dividends declared/(1)/                         .175       .135       .103       .088       .088
    Book value/(1)/                                      5.44       4.83       4.31       3.51       3.10
    Tangible book value/(1)/                             5.06       4.43       3.88       3.43       3.00
BALANCE SHEET SUMMARY:
    Investments                                      $ 52,622   $ 56,783   $ 62,691   $ 33,098   $ 29,998
    Loans, net                                        221,998    195,856    169,229    115,499    105,581
    Deposits                                          267,255    249,674    231,225    147,512    146,410
    Assets                                            328,792    297,305    267,088    172,899    163,291
    Long-term debt and other borrowings/(2)/
       Federal Home Loan Bank advances                 28,168     17,096      7,941      4,629      3,432
       Other long-term debt                               -0-      1,200      2,700      2,000        -0-
       Other borrowings                                   -0-        -0-        -0-        -0-        -0-
   Average shareholders' equity                        29,035     25,049     22,422     15,563     12,096
   Average total assets                               302,983    281,429    248,333    167,996    150,810
FINANCIAL RATIOS:
   Net income to average assets                          1.37%      1.19%      1.20%      1.16%       .97%
   Overhead ratio/(3)/                                   2.04%      2.04%      2.20%      2.35%      2.26%
   Net income to average shareholders'
        equity                                          14.27%     13.37%     13.29%     12.50%     12.08%
  Dividend payout ratio/(4)/                            23.97%     22.13%     19.07%     20.47%     24.44%
  Average shareholders' equity to average
        total assets                                     9.58%      8.90%      9.03%      9.26%      8.02%


/(1)/ All per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998
/(2)/ Does not include Federal Funds purchased for each of the respective periods.
/(3)/ Represents noninterest expense less noninterest income divided by average assets.
/(4)/ Represents dividends declared per share divided by basic net income per share.

                INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
                            SELECTED FINANCIAL DATA

                                                                 As of or for the years ended December 31,
                                                                 -----------------------------------------
                                                      1997              1996               1995             1994           1993
                                                      ----              ----               ----             ----           ----
                                                                     (Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
  Interest income                                   $ 5,970           $ 5,767           $ 5,484          $ 4,855        $ 4,685
  Interest expenses                                   2,641             2,683             2,599            2,123          2,126
   Net interest income                                3,329             3,084             2,885            2,732          2,559
  Provision for possible loan losses                    144               120               132              120            120
  Other income                                          705               602               568              528            602
  Other expenses                                      2,072             2,050             2,088            2,162          2,152
                                                    -------           -------           -------          -------        -------
  Income before tax                                   1,818             1,516             1,233              978            889
  Income tax expense                                    633               548               407              321            278
                                                    -------           -------           -------          -------        -------
   Net income                                       $ 1,185           $   968           $   826          $   657        $   611
                                                    =======           =======           =======          =======        =======
PER SHARE DATA:
  Net income:
   Basic                                            $  2.52           $  2.06           $  1.76          $  1.40        $  1.30
   Diluted                                             2.28              1.87              1.65             1.34           1.25
  Cash dividends declared                               .52               .44               .35              .30              -
  Book value                                          18.26             16.06             14.69            11.89          12.15
  Tangible book value                                 16.32             13.59             11.65             8.16           7.71
BALANCE SHEET SUMMARY:
  Investment Securities                             $18,859           $21,209           $22,277          $17,507        $17,559
  Loans, net                                         46,509            44,630            40,688           39,830         36,562
  Deposits                                           64,726            65,390            62,816           60,457         58,690
  Assets                                             76,820            75,469            73,681           70,276         68,746
  Shareholders' equity                                8,582             7,551             6,906            5,588          5,712
  Long-term debt and other borrowings:
   Federal Home Loan Bank advances                    1,000                 -             1,000            1,000          1,000
   Other long-term debt                               2,184             2,184             2,457            2,730          2,810
   Other borrowings                                       -                 -                 -                -              -
  Average shareholders' equity                        8,067             7,228             6,247            5,650          5,407
  Average total assets                               74,774            74,138            71,659           67,700         67,655
LIQUIDITY RATIOS:
  Loans to total deposits                             72.89%            69.19%            65.67%           66.67%         63.03%
  Loans to average earning assets                     68.93%            67.13%            63.74%           62.70%         60.83%
  Noninterest-bearing deposits to total deposits      18.11%            17.30%            19.55%           17.47%         18.12%

FINANCIAL RATIOS:
Net income to average total assets                     1.58%             1.31%             1.15%             .94%           .90%
Overhead ratio*                                        1.83%             1.95%             2.12%            2.34%          2.29%
Net income to average shareholders' equity            14.69%            13.39%            13.22%           11.63%         11.30%
Dividend payout ratio                                 20.63%            21.36%            19.89%           21.43%             -
Average shareholders' equity to average
  total assets                                        10.76%             9.75%             8.72%            8.11%          7.99%

  *Represents noninterest expense less noninterest income divided by average assets

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
              AND INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

The following unaudited pro forma selected financial data reflects the combined historical results of PAB and Investors giving effect to the Merger as if the Merger had occurred as of or at the beginning of each of the periods presented. This unaudited pro forma selected financial data should be read in conjunction with the pro forma financial information included elsewhere herein. The unaudited pro forma selected financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the period indicated or which may be obtained in the future.

                                                                       As of or for the years ended December 31,
                                                      ----------------------------------------------------------------------------
                                                           1997            1996            1995           1994           1993
                                                           ----            ----            ----           ----           ----
                                                         (amounts in thousands, except per share and ratio data and percentages)


  SUMMARY OF OPERATIONS:
    Net interest income                                 $ 16,412        $ 14,232        $ 13,176       $  9,843       $  8,385
    Provision for possible loan losses                       677             525             518            450            380
    Net income                                          $  5,329        $  4,317        $  3,806       $  2,602       $  2,072
  PER  SHARE DATA:
    Net income - basic/(1)/                             $    .73        $    .60        $    .53       $    .42       $    .36
    Net income - diluted(/1)/                                .72             .60             .53            .42            .36
    Cash dividends declared/(1)/                            .175            .135            .103           .088           .088
    Book value/(1)/                                         5.34            4.73            4.25           3.45           3.17
    Tangible book value/(1)/                                4.93            4.27            3.71           3.11           2.74
  BALANCE SHEET SUMMARY:
    Investments                                         $ 71,481        $ 77,992        $ 84,368       $ 50,605       $ 47,557
    Loans, net                                           268,507         240,486         209,917        155,329        142,143
    Deposits                                             331,981         315,064         294,041        207,969        205,100
    Assets                                               405,612         372,774         340,769        243,175        232,037
    Long-term debt and other borrowings/(2)/
       Federal Home Loan Bank advances                    29,168          17,096           8,941          5,629          4,432
       Other long-term debt                                2,184           3,384           5,157          4,730          2,810
       Other borrowings                                      -0-             -0-             -0-            -0-            -0-
    Average shareholders' equity                          37,102          32,278          28,670         21,212         17,503
    Average total assets                                 377,983         355,322         320,159        237,890        218,699
  FINANCIAL RATIOS:
   Net income to average assets                             1.41%           1.21%           1.19%          1.09%           .95%
   Overhead ratio/(3)/                                      2.00%           2.02%           2.18%          2.34%          2.26%
  Net income to average shareholders' equity               14.36%          13.37%          13.28%         12.27%         11.84%
  Dividend payout ratio/(4)/                               23.97%          22.50%          19.43%         20.95%         24.44%
  Average shareholders' equity to average total             9.82%           9.08%           8.95%          8.92%          8.00%
   assets


/(1)/ All per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998 to PAB shareholders of record February 17, 1998.
/(2)/ Does not include federal funds purchased for each of the respective periods.
/(3)/ Represents noninterest expense less noninterest income divided by average assets.

/(4)/ Represents dividends declared per share divided by basic net income per share.

GENERAL INFORMATION

INVESTORS SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is being furnished by Investors to its shareholders in connection with the solicitation of proxies by the Board of Directors of Investors from holders of the outstanding shares of Investors Common Stock for use at the Investors Special Meeting to be held at the main office of Investors, located at 226 South Broad Street, Bainbridge, Georgia, at ____ p.m., Bainbridge time, on May __, 1998 and at any adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and consummation of the transactions contemplated therein, and to transact such other business as may properly come before the Investors Special Meeting.

     This document is also being furnished by PAB to Investors shareholders as a prospectus in connection with the issuance by PAB of shares of PAB Common Stock upon consummation of the Merger.

     The Merger Agreement provides that Investors will merge with and into PAB. PAB will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Georgia. The Bank, Investors' national banking subsidiary, will remain in existence as a wholly-owned subsidiary of PAB until merged into FCB. At the Effective Time, PAB will issue and exchange the Merger Consideration for all shares of issued and outstanding Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) and all warrants and options convertible into Investors Common Stock, all of which shall cease to be outstanding and shall be converted into and exchanged for that number of shares of PAB Common Stock equal to the applicable exchange ratio as calculated pursuant to the Merger Agreement. All shares of Investors Common Stock and warrants and options convertible into investors Common Stock outstanding immediately before the Effective Time shall as a result of the Merger no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a Investors stock certificate, warrant or option shall cease to have any rights with respect thereto, except the right to receive the shares of PAB to be issued in consideration therefor upon the surrender of such certificate, warrant or option, and cash in lieu of fractional shares, without interest. See "THE MERGER - Merger Consideration."

     If the Merger Agreement is approved at the Investors Special Meeting and the Issuance is approved at the PAB Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER - Effective Time."

INVESTORS RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The Investors Board of Directors has fixed the close of business on April __, 1998 as the Investors Record Date for determining the Investors shareholders entitled to receive notice of and to vote at the Investors Special Meeting.
Only holders of record of Investors Common Stock as of the Investors Record Date are entitled to notice of and to vote at the Investors Special Meeting. As of the Investors Record Date, there were _________ shares of Investors Common Stock issued and outstanding and held by approximately ___ record holders. Holders of Investors Common Stock are entitled to one vote on each matter considered and voted on at the Investors Special Meeting for each share of Investors Common Stock held of record at the close of business on the Investors Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Common Stock entitled to vote at the Investors Special Meeting is necessary to constitute a quorum at the Investors Special Meeting. Abstentions will be counted, but "broker non-votes" will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval thus having the effect of a vote against the Merger.

     Proxies in the form enclosed are solicited by Investors' Board of Directors. Shares of Investors Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE INVESTORS BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE INVESTORS SPECIAL MEETING. ANY HOLDER OF INVESTORS COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO

BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     An Investors shareholder who has given a proxy may revoke it at any time prior to its exercise at the Investors Special Meeting, by (i) giving written notice of revocation to the Secretary of Investors, (ii) electing to vote in person at the Investors Special Meeting, or (iii) properly submitting to Investors a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Investors as follows: Investors Financial Corporation, 226 South Broad Street, Bainbridge, Georgia 31717-3616, Attention: Corporate Secretary.

     The expense of soliciting proxies for the Investors Special Meeting will be paid for by Investors. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, Investors will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Investors Common Stock; such holders, after inquiry by Investors, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and Investors will reimburse them for the expense of mailing the proxy materials to such persons.

INVESTORS VOTE REQUIRED

     Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of a majority of the outstanding shares of Investors Common Stock.

     As of the Investors Record Date, Investors' directors and executive officers, and their affiliates, held approximately _____% of the outstanding shares of Investors Common Stock entitled to vote at the Investors Special Meeting. As of the Record Date, PAB, its directors and executive officers, and their affiliates, held less than __% of the outstanding shares of Investors Common Stock.

RECOMMENDATION OF INVESTORS' BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of Investors unanimously adopted the Merger Agreement, believes the Merger is in the best interests of Investors and its shareholders, warrant holders and option holders, and unanimously recommends that shareholders of Investors vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "THE MERGER - Reasons for the Merger."

PAB SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is being furnished by PAB to its shareholders in connection with the solicitation of proxies by the Board of Directors of PAB from holders of the outstanding shares of PAB Common Stock for use at the PAB Special Meeting to be held at the main office of PAB, located at 3102 North Oak Street Extension, Valdosta, Georgia, at _____ a.m., Valdosta time, on May __, 1998 and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Issuance and to transact such other business as may properly come before the PAB Special Meeting.

     If the Merger Agreement is approved at the Investors Special Meeting, the Issuance is approved at the PAB Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER - Effective Time."

PAB RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The PAB Board of Directors has fixed the close of business on April __, 1998 as the PAB Record Date for determining the PAB shareholders entitled to receive notice of and to vote at the PAB Special Meeting. Only holders of record of PAB Common Stock as of the PAB Record Date are entitled to notice of and to vote at the PAB Special Meeting. As of the PAB Record Date, there were __________ shares of PAB Common Stock issued and outstanding and held by approximately ___ record holders. Holders of PAB Common Stock are entitled to one vote on each matter considered and voted on at the PAB Special Meeting for each share of PAB Common Stock held of record at the close of business on the PAB Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of PAB Common Stock entitled to vote at the PAB Special Meeting is necessary to constitute a quorum at the PAB Special Meeting. Abstentions will be counted, but "broker non-votes" will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

     Proxies in the form enclosed are solicited by PAB's Board of Directors. Shares of PAB Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE PAB BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE PAB SPECIAL MEETING. ANY HOLDER OF PAB COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF APPROVAL OF THE ISSUANCE.

     A PAB shareholder who has given a proxy may revoke it at any time prior to its exercise at the PAB Special Meeting by (i) giving written notice of revocation to the Secretary of PAB, (ii) electing to vote in person at the PAB Special Meeting, or (iii) properly submitting to PAB a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to PAB as follows: PAB Bankshares, Inc., 3102 North Oak Street Extension, Valdosta, Georgia 31602, Attention: Corporate Secretary.

     The expense of soliciting proxies for the PAB Special Meeting will be paid for by PAB. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, PAB will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of PAB Common Stock; such holders, after inquiry by PAB, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and PAB will reimburse them for the expense of mailing the proxy materials to such persons.

PAB VOTE REQUIRED

     Approval of the Issuance therein requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the PAB Special Meeting. Although the affirmative vote of the PAB shareholders is not required by the GBCC or any bank regulatory authority, in order to issue and list the PAB Common Stock to be delivered to the Investors shareholders, warrant holders and option holders as the Merger Consideration, the American Stock Exchange Rules require PAB shareholder approval.

     As of the PAB Record Date, PAB's directors and executive officers, and their affiliates, held approximately __% of the outstanding shares of PAB Common Stock entitled to vote at the PAB Special Meeting. As of the PAB Record Date, Investors, its directors and executive officers, and their affiliates, held less than __% of the outstanding shares of PAB Common Stock.

RECOMMENDATION OF PAB'S BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of PAB unanimously adopted the Merger Agreement, believes the Merger is in the best interests of PAB and its shareholders, and unanimously recommends that shareholders of PAB vote FOR approval of the Issuance. See "THE MERGER - Reasons for the Merger."

                                  THE MERGER

     The following describes certain material information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that Investors shall merge with and into PAB. PAB will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Georgia. At the time the Merger becomes effective, each share of issued and outstanding Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) and each warrant and option convertible into Investors Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PAB Common Stock. If the Merger Agreement is approved at the Investors Special Meeting, the Issuance is approved at the PAB Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A of this Joint Proxy Statement/Prospectus. See " - Merger Consideration."

BACKGROUND OF THE MERGER

     At the direction of R. Bradford Burnette, President of PAB, in November 1996, D. Ramsay Simmons, Jr., a PAB director, and his brother, John M. Simmons, an Investors director, initially discussed the possibility of a combination between PAB and Investors. Investors held a special meeting of its Board of Directors on November 18, 1996 and appointed a special committee of Bill J. Jones, Tracy A. Dixon, John M. Simmons and Bruce W. Kirbo to meet with PAB and to consider various strategic alternatives. On December 4, 1996, the Investors special committee met with Messrs. Burnette, D. Ramsey Simmons, Jr. and James L. Dewar, Jr. from PAB to review in general each entity's management philosophy, markets, strengths and weaknesses.

     Messrs. Dixon and Burnette met again on December 19, 1996 and February 20, 1997 to discuss in general, among other matters, lending authorities, personnel, operation procedures and equipment, banking facilities, directors, data processing and auditing issues, as well as potential economies of scale and improved products and services for our customers. The parties exchanged general information concerning their respective customer bases. Subsequent to this meeting, Messrs. Dixon and Burnette continued to have general discussions about PAB and Investors. On February 12, 1997, the special committee met to receive an update on the discussions with PAB representatives and to discuss various issues relating to a possible business combination. Messrs. Dixon and Burnette met again on February 20, 1997, and Mr. Burnette discussed in general terms certain acquisition prices that PAB believed to be reasonable. PAB determined that it could offer to acquire Investors at a price which would not cause dilution in earnings per share based on assumptions of cost of the transaction and reasonable potential savings to be realized. Investors' special committee met on February 24, 1997 to discuss the issues proposed by Messrs. Dixon and Burnette. Later on February 24, 1997, the special committee met with the full Investors Board of Directors to discuss these matters.

     Beginning in February, 1997, members of the Investors special committee held information discussions with other banks which had expressed interest in possibly acquiring Investors, and continued information discussions with PAB.
In connection with these meetings, preliminary price and structure terms were discussed with two financial institutions other than PAB. These informal discussions between members of the Investors special committee and the potential acquirors continued between February, 1997 and June, 1997. During this same period, the Investors Board of Directors met once or twice per month to discuss, among other matters, the possible business combination.

     On May 19, 1997, the Investors special committee met to consider the various proposals for business combinations that had developed during these information meetings. Based on these discussions, the preliminary price and structure terms of these proposals and the reasons discussed below, the Investors special committee concluded that a combination with PAB would be in the best interest of Investors, its shareholders, employees, customers and community and decided against continuing merger discussions with other possible acquirors. PAB was invited to make its highest and best offer. On May 27, 1997, Mr. Dixon met with representatives of The Carson Medlin Company, an investment banking firm which specializes in securities of southeastern financial institutions, to discuss in general recent acquisitions of financial institutions.

     On June 9, 1997, members of the Investors special committee met with representatives of PAB. On June 17, 1997, Mr. Burnette met with members of the Investors special committee and outlined the price and structure of PAB's proposal. The Investors committee requested a special meeting of the Board of Directors of Investors on June 25, 1997. During the special meeting, the Board of Directors discussed the business of PAB and the opportunity presented by the proposed business combination and approved PAB's proposal in general terms whereby 1,710,114 shares of PAB would be exchanged for all outstanding shares, warrants and options of Investors, subject to the full negotiation of a definitive merger agreement with terms satisfactory to Investors. Tangible book value, earnings per share, the growth potential of markets, liquidity of common stock and projected earnings of the combined entities, among other financial and non-financial matters, were considered. For additional information regarding the information considered by the Investors' Board of Directors, see "The Merger-Reasons for the Merger."

     PAB delivered a non-binding letter of intent setting forth the price and structure of the proposed business combination and other provisions typically covered in such letters to Investors. On July 16, 1997, members of the Investors special committee met with Carson Medlin to discuss, among other matters, various pricing structures that are typical in acquisition agreements. On July 18, 1997, Investors executed the letter of intent.

     Subsequent to the execution of the letter of intent, the parties conducted limited due diligence and negotiated the final terms and conditions of the Merger Agreement and the ancillary documents. The Investors Board of Directors, along with its financial and legal advisors, met on December 3, 1997, to discuss the terms and conditions of the Merger Agreement and the related agreements. After a review of the matters considered by the Board of Directors and the special committee and the opinion of Carson Medlin that the consideration to be received by Investors' shareholders under the terms of the Merger Agreement was fair to Investors' shareholders from a financial point of view, the Board of Directors unanimously approved the Merger Agreement and authorized the appropriate officers of Investors to complete the negotiations, to execute the Merger Agreement, and to take the appropriate actions necessary to consummate the Merger as described above.

     Investors conducted due diligence on PAB and its operations during December 1997. Investors' due diligence investigation of PAB included a review of PAB's business practices and policies, including but not limited to employee benefits, insurance risk and coverage, and general accounting and operational procedures and policies. Also, Investors investigated the financial condition of PAB on a historical and prospective basis. This investigation included a review of assets quality and a comparison of the methodology of calculating the allowance for loan losses of PAB and Investors. Investors reviewed PAB's investment portfolio and evaluated PAB's fixed assets from a risk standpoint. Investors hired an outside consultant to supplement the loan portfolio diligence conducted by Investors. This consultant delivered its diligence report on December 8, 1997. On December 31, 1997, the parties executed the Merger Agreement.

     PAB performed operational due diligence on Investors, which was led by R. Bradford Burnette of PAB. Under the direction of senior officers of PAB, the operations and financial functions of Investors were reviewed in detail to determine the accuracy of financial data, as well as to determine the general level of operational efficiency of Investors. This investigation consisted of both on-site and off-site review of all areas of Investors. The due diligence team concluded that the financial condition of Investors, as well as its operational organization and efficiency was satisfactory and was accurately presented in its current status.

     Credit due diligence was performed by a outside loan review firm who did both on-site and off-site analysis of the loan portfolio of Investors focusing upon compliance with lending rules and regulations, as well as the proper margining of secured loans and the overall quality of the loan portfolio taking into consideration the adequacy of its loan loss reserve. As a result of this due diligence, PAB believes that Investors' loan portfolio and the reserve for possible loan losses were accurate, adequate and properly established.

REASONS FOR THE MERGER

     The Investors Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. Investors' Board of Directors, with the assistance of outside financial and legal advisors, considered all material factors although it did not assign any relative or specific weight to them. The material factors considered were as follows:

     (i) The financial terms of the proposed Merger, including the anticipated treatment of the Merger as a tax-free exchange of PAB Common Stock for Investors Common Stock and Investors warrants.

     (ii) A comparison of Investors' continuing as an independent entity to combining with PAB, particularly as to shareholder value. The Board considered the benefits that could reasonably be expected to accrue to Investors shareholders, warrant holders and option holders from the Merger, including the premium offered over Investors' then-current stock price or stock price unaffected by acquisition speculation and the likelihood that the Merger Consideration represented a higher value for Investors Common Stock than would be achieved by Investors operating on an independent basis unaffected by acquisition speculation. Alternatives to the Merger were also analyzed, including remaining independent and growing internally or combining with other potential merger partners in light of the economic conditions and prospects of the southwest Georgia banking market and the competitive environment within the banking sector.

     (iii) The increased liquidity of PAB Common Stock over Investors Common Stock.

     (iv) Certain financial and other information concerning PAB, including among other information, information with respect to the business, operations, condition and future prospects of PAB, particularly its capital position and asset quality, including its ability to pay dividends.

     (v) The anticipated synergies, efficiencies and economies of scale that could be achieved by combining Investors with PAB, including, without limitation, consolidation of certain banking facilities, higher lending limits and greater expertise in specialized lending areas, such as mortgage lending, SBA loans and commercial lending.

     (vi) The Board's review, based upon its due diligence investigation of PAB, of the business, operations, earnings and financial condition of PAB on an historical and prospective basis, and the enhanced opportunities for growth and expanded operations which will likely be made possible through coordinated efforts with other PAB subsidiaries, such as increased the aggregate lending limits of the collective institutions.

     (vii) A comparison of the terms of the proposed Merger with comparable transactions in the Southeast based primarily on the comparable transaction analysis provided by The Carson Medlin Company.

     (viii) Competitive factors and trends toward consolidation in the banking industry.

     (ix) The review by the Investors Board with its legal and financial advisors of the provisions of the Merger Agreement and ancillary documents.

     (x) Benefits of merging with PAB as compared with the dilution in voting power which Investors shareholders will experience upon consummation of the Merger as a result of owning a smaller portion of the total PAB Common Stock.

     (xi)    The non-financial terms and structure of the Merger.

     (xii) The likelihood of the Merger being approved by the appropriate regulatory authorities.

     (xiii) The impact generally of the Merger on the various constituencies served by Investors.

     (xiv)   The fairness opinion of The Carson Medlin Company.

     While each member of the Investors Board of Directors individually considered the foregoing and other factors, the Investors Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Investors Board collectively made its determination with respect to the Merger based upon the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interest of the holders of Investors Common Stock, warrants and options.

     THE BOARD OF DIRECTORS OF INVESTORS UNANIMOUSLY RECOMMENDS THAT INVESTORS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     The PAB Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. PAB's Board of Directors considered all material factors although it did not assign any relative or specific weight to them. PAB, in considering the Merger, took into account its stated strategic long-term goal of continuing to expand PAB throughout Georgia, as well as adjoining states so as to become one of the leading independent bank holding companies in the Southeast. In this regard, PAB looked at the earnings potential of Investors giving consideration to Investors' size, its stockholder base, management expertise, and its location. The PAB Board also considered potential adverse consequences of transactions such as the Merger, including the need to expend substantial management time in order to integrate the operations of each entity and thereby capture the benefits contemplated by the Merger. After considering these factors, PAB determined that the Merger would further its long-term goals and would enhance PAB's shareholder value, while permitting PAB to continue to grow and expand as an independent bank holding company. PAB expects the Merger to improve earnings per share in the first year, based on assumptions of costs of the Merger and potential savings, but no assurance can be given that difficulties will not be encountered in integrating the operations of PAB and Investors or that the benefits and attendant cost savings expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could affect the anticipated results of operations or financial condition of PAB after the Merger.

     THE BOARD OF DIRECTORS OF PAB UNANIMOUSLY RECOMMENDS THAT PAB SHAREHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE.

OPINION OF INVESTORS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated October 6, 1997 (the "Engagement Letter"), the Board of Directors of Investors retained Carson Medlin to act as its financial advisor in connection with a potential acquisition of Investors. As part of that engagement, Carson Medlin has rendered its opinion as to the fairness of the Merger Consideration resulting from the terms of the Merger to the shareholders of Investors from a financial point of view. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions. For these reasons and the favorable reputation of Carson Medlin in the southeastern banking industry, the Board of Directors of Investors retained Carson Medlin.

     As part of its engagement, representatives of Carson Medlin attended the meeting of Investors Board of Directors held on December 3, 1997, at which meeting the terms of the proposed Merger were discussed and considered. Carson Medlin delivered its written opinion (dated as of that date) to the Board of Directors of Investors stating that the aggregate consideration to be provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of Investors. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Joint Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion dated the date of this Joint Proxy Statement/Prospectus is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitations on the review undertaken by Carson Medlin in connection therewith. The consideration to be received by Investors shareholders, warrant holders and option holders in connection with the Merger is the result of negotiations between Investors and PAB.

     No limitations were imposed by the Board of Directors or management of Investors upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinions.

     Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Investors or PAB, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been prepared on a basis reflecting the best currently available judgments and estimates of the managements of Investors and PAB, and that such projected financial results will be realized in the amounts and at the times contemplated thereby. Neither PAB nor Investors publicly discloses internal management projections of the type provided to Carson Medlin. Such projections were not prepared for, or with a view toward, public disclosure. Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of Investors and PAB are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

     In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinions. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Investors and PAB and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates.
Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

     In connection with its opinion, dated as of the date hereof, Carson Medlin reviewed: (i) the Merger Agreement; (ii) the annual reports to shareholders of PAB, including the audited financial statements for the four years ended December 31, 1997 (iii) the annual reports to shareholders of Investors, including audited financial statements for the four years ended December 31, 1997; (iv) certain financial and operating information with respect to the business, operations and prospects of PAB and Investors; and (v) this Joint Proxy Statement/Prospectus.

     Carson Medlin also (i) held discussions with members of the senior management of Investors and PAB regarding their respective historical and current business operations, financial conditions and future prospects; (ii) reviewed the historical market prices and trading activity for the common stock of PAB and compared it with those of certain publicly traded companies which it deemed to be relevant; (iii) compared the results of operations of PAB with those of certain publicly traded companies which it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on PAB; and (vi) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

     Valuation Methodologies. The following is a summary of the principal analyses performed by Carson Medlin and presented to the Investors Board of Directors on December 3, 1997, in connection with Carson Medlin's opinion of that date.

     Summary of Proposal. Carson Medlin reviewed the terms of the proposed Merger, including the form of consideration, the exchange ratio, the closing price of PAB's Common Stock as of December 1, 1997, and the resulting price per share of Investors Common Stock pursuant to the proposed Merger. Under the terms of the Merger Agreement, PAB will issue and exchange 1,710,114 shares of PAB Common Stock for all the Investors Common Stock, all the Investors warrants and Investors options at the exchange ratios defined in the Merger Agreement. The following table illustrates the resulting exchange ratio for Investors common shareholders, warrant holders and option holders based on a range of PAB Common Stock closing prices:

                                                                                                  Per Share Value of
                                                Per Share Price Paid     Exchange Ratio for       Consideration Paid
                         Exchange Ratio for          to Investors         Investors Warrant      to Investors Warrant
                              Common                   Common            Holders and Option      Holders and Option
   PAB Stock Price         Shareholders             Shareholders              Holders                  Holders
   ---------------         ------------             ------------              -------                  -------
      $16.00                 3.032644                  $48.52                2.407644                  $38.52
       16.50                 3.028836                   49.98                2.422776                   39.98
       17.00                 3.025326                   51.43                2.437016                   41.43
       17.50                 3.021874                   52.88                2.450444                   42.88
       18.00                 3.018682                   54.34                2.463126                   44.34
       18.50                 3.015666                   55.79                2.475122                   45.79
       19.00                 3.012803                   57.24                2.486487                   47.24
       19.50                 3.010089                   58.70                2.497269                   48.70
       20.00                 3.007512                   60.15                2.507512                   50.15

     THE ABOVE INFORMATION HAS BEEN ADJUSTED TO REFLECT THE TWO-FOR-ONE
STOCK SPLIT PAID MARCH 10, 1998 TO PAB SHAREHOLDERS OF RECORD ON FEBRUARY 17, 1998.

     Based on the closing price of PAB Common Stock on December 1, 1997 of $22.13, Investors Common Stock shareholders would receive $34.17 per share and Investors warrant holders and option holders would receive $24.17 per share for total consideration of $18,918,137. Carson Medlin calculated that the total consideration represented 228% of stated book value and 258% of tangible book value at September 30, 1997, 16.5 times estimated 1997 earnings, an 18.9% core deposit premium (defined as the aggregate transaction value minus stated book value divided by core deposits) and 24.8% of total assets of Investors at September 30, 1997.

     Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Investors and PAB to those of 49 publicly traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $103 million to $2.4 billion and in shareholders' equity from approximately $10.9 million to $235 million. Carson Medlin considers this group of financial institutions more comparable to Investors than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Investors to these financial institutions. Carson Medlin noted that based on results through the six months ended June 30, 1997:

     . Investors had a return on average assets ("ROA") of 1.60%, and PAB had an ROA of 1.46%, compared to mean ROA of 1.24% for the SIBR Banks.

     . Investors had a return on average equity ("ROE") of 12.3%, and PAB had an ROE of 15.4%, compared to mean ROE of 12.5% for the SIBR Banks;

     . Investors had common equity to total assets at June 30, 1997 of 13.08%, and PAB's equity totaled 9.61%, compared to mean common equity to total assets of 9.69% for the SIBR Banks; and

     . Investors had non-performing assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at June 30, 1997 of 0.19%, approximately the same as PAB's, compared to mean non-performing assets to total loans net of unearned income and other real estate of 0.97% for the SIRB Banks.

     This comparison indicated that Investors' financial performance was above the average SIBR Bank for all of the factors considered. PAB's financial performance also exceeded the average SIBR Bank for most of the factors considered.

     Carson Medlin also compared selected operating results of PAB to those of five other publicly-traded community bank holding companies defined as those with assets between $200 and $800 million (the "Peer Banks") located in Georgia. The Peer Banks include: Century South Banks, Inc., First Banking Company of Southeast Georgia, First State Corporation, Habersham Bancorp and Southwest Georgia Financial Corp. Carson Medlin considers this group of community financial institutions comparable to PAB as to financial characteristics, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the nine months ended September 30, 1997 and market data as of December 1, 1997. This comparison showed, among other things, that:

     . for the nine months ended September 30, 1997, PAB's ROA was 1.40% compared to a mean of 1.16% and a median of 1.40% for the Peer Banks;

     . for the nine months ended September 30, 1997, PAB's ROE was 14.63% compared to a mean of 11.41% and a median of 13.87% for the Peer Banks;

     . at September 30, 1997, PAB's stockholders' equity to total assets was 9.70% compared to a mean of 10.17% and a median of 10.21% for the Peer Banks;

     . at September 30, 1997, PAB's non-performing assets to total assets were 0.17% compared to a mean of 0.83% and a median of 0.78% for the Peer Banks;

     . at September 30, 1997, the ratio of PAB's loan reserves to total loans was 1.26% compared to a mean of 1.59% and a median of 1.60% for the Peer Banks; and

     . at December 1, 1997, PAB's market capitalization was $62 million compared to the Peer Banks which ranged from a low of $48 million to a high of $182 million.

     This comparison indicated that PAB's financial performance is above average in comparison to the Peer Banks for most of the factors considered.

     Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 10 selected southwest Georgia bank mergers announced since January 1995 (the "Comparable Transactions"), The Comparable Transactions were (acquiree/acquiror): Tifton Banks, Inc./First Liberty Financial Corp., Pineland State Bank/South Banking Company, First National Bank of Effingham/First Banking Company of Southeast Georgia, Central Bancshares/ABC Bancorp, Middle Georgia Bank/First Liberty Financial Corp., Ogeechee Valley Bank/The Queensborough Company, First National Financial Corp./ABC Bancorp, First State Bank/Mid-State Banks, Bank Corporation of Georgia/Century South Banks, Inc., and Irwin Bancorp/ABC Bancorp. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to stated book values, earnings, total assets and core deposit premiums.

     The eight Comparable Transactions had an average price to stated book value of 181%, a price to earnings multiple of 16.9 times, a price to total assets of 17.8%, and a core deposit premium of 9.9%. The aggregate consideration paid to Investors had a value of approximately $18.9 million based on the December 1, 1997 closing price for PAB Common Stock and the 855,057 shares of PAB Common Stock to be issued under the terms of the Merger Agreement. This results in a price to stated book value of 228%, a price to earnings multiple of 16.5 times, a price to assets ratio of 24.8%, and a core deposit premium of 18.9%. Carson Medlin determined that the aggregate consideration to be paid was above average for most of the factors considered.

     No company or transaction used in Carson Medlin's analyses is identical to PAB, Investors or the contemplated transaction. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PAB and Investors and other facts that could affect the value of the companies to which they have been compared.

     Present Value Analysis. Carson Medlin calculated the present value of Investors assuming that Investors remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Investors future earnings and dividends. It assumed that the Investors Common Stock would be sold at the end of five years at 200% of projected book value. This value was then discounted to present value utilizing discount rates of 15% through 17%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as the Investors Common Stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Investors as an independent bank ranged from $13.3 million to $14.4 million. The consideration implied by the terms of the Merger Agreement was $18.9 million which falls above the high end of the range under present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the PAB Common Stock on a monthly basis since September 1996 to November 1997. Carson Medlin also compared price performance of the PAB Common Stock during this period to the eight Peer Banks. Carson Medlin considers PAB Common Stock to be liquid and marketable in comparison with these Peer Banks and other bank holding companies.

     The ratio of month end stock price to trailing 12 months earnings per share for the Peer Banks ranged from 12.5 times to 20.4 times over the past 15 months ending November 30, 1997. PAB's stock price to earnings ratio ranged from 15.6 times to 18.8 times trailing 12 months earnings over the same period. PAB Common Stock has traded on average at a slightly lower price to earnings ratio than the Peer Banks from December 1996 through November 1997.

     The month end stock price as a percentage of book value for Peer Banks over the fifteen month period ended November 30, 1997 ranged from 184% to 219%. PAB's month end stock price to book ratio ranged from 201% to 240% over the period. PAB Common Stock has traded slightly below average on a price to book value basis compared to the Peer Banks over the past two months but in general has been in line with the Georgia Peer Group Banks.

     Carson Medlin also examined the trading prices and volumes of Investors Common Stock. Investors Common Stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the market price of the Investors Common Stock.

     Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by Investors and PAB to the combined institution based on (i) balance sheet data at September 30, 1997, and (ii) nine month earnings as of September 30, 1997. The income statement and balance sheet components analyzed included total assets, net loans, total deposits, shareholders' equity, and net income. This analysis showed that, while Investors shareholders would own approximately 23.2% of the aggregate outstanding shares of the combined institution based on the consideration to be received, Investors was contributing 19.9% of total assets, 18.1% of net loans, 20.5% of total deposits, 21.7% of shareholders' equity, and 21.4% of nine months 1997 net income.

     Other Analyses. Carson Medlin also prepared an overview of historical financial performance of Investors and PAB, and a shareholder claims analysis.

     The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Investors could materially affect the assumptions used in preparing the opinion.

     In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its December 3, 1997 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.


     Compensation of Carson Medlin. Pursuant to the Engagement Letter, Investors engaged Carson Medlin to review the terms of the transaction and to render a fairness opinion in connection with the Merger. Investors paid Carson Medlin $25,000.00 for its services pursuant to the terms of the Engagement Letter. Investors also agreed to reimburse Carson Medlin for its reasonable out-of-pocket expenses and to indemnify Carson Medlin against certain liabilities, including certain liabilities under the federal securities law.

MERGER CONSIDERATION


     The Merger Agreement provides that, at the Effective Time, PAB will issue and exchange 1,710,114 shares of PAB Common Stock (subject to adjustment in certain circumstances as described herein) (the "Merger Consideration") for all the issued and outstanding (i) shares of Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) and (ii) warrants and options to purchase Investors Common Stock, all upon the terms as set forth below. The purpose of the adjustments is to take into account any required adjustments to the Bank's loan loss reserve, transaction costs to Investors and the Bank above an agreed upon range, the exercise of Investors warrants and options and the payment of the exercise price to Investors. See " -Adjustments to the Merger."


     Investors Common Stock. The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Investors Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenter's rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple of a share of PAB Common Stock, determined by the exchange ratio as follows: each share of Investors Common Stock shall be exchanged for that number of shares of PAB Common Stock equal to the exchange ratio calculated by dividing (A) the result obtained by dividing (i) the sum of (a) the product of 1,710,114 multiplied by the BPTP plus
(b) the aggregate exercise price of the Investors warrants and Investors options by (ii) 588,278 (i.e., the total number of shares of Investors Common Stock outstanding and underlying Investors options and Investors warrants) by (B) the BPTP. The BPTP shall be determined by calculating the base period trading price for PAB Common Stock as reported on the American Stock Exchange for the 20 consecutive trading days immediately preceding five days prior to the Effective Time of the Merger.


     The following chart indicates the equivalent value of PAB Common Stock to be received by Investors shareholders for each share of Investors Common Stock based upon various assumed BPTP of PAB Common Stock:

                                                                 Equivalent Value of PAB Common
                                                                  Stock per share of Investors
   BPTP of PAB Common Stock          Merger Consideration                Common Stock
   ------------------------          --------------------        ------------------------------
          $16.00                          3.032644                          $48.52
           16.50                          3.028836                           49.98
           17.00                          3.025326                           51.43
           17.50                          3.021874                           52.88
           18.00                          3.018682                           54.34
           18.50                          3.015666                           55.79
           19.00                          3.012803                           57.24
           19.50                          3.010089                           58.70
           20.00                          3.007512                           60.15
           20.50                          3.005060                           61.60
           21.00                          3.002725                           63.06
           21.50                          3.000498                           64.51
           22.00                          2.998373                           65.96
           22.50                          2.996342                           67.42
           23.00                          2.994400                           68.87
           23.50                          2.992539                           70.32
           24.00                          2.990757                           71.78
           24.50                          2.989047                           73.23
           25.00                          2.987406                           74.69
           25.50                          2.985829                           76.14
           26.00                          2.984313                           77.59
           26.50                          2.982854                           79.05
           27.00                          2.981449                           80.50



     THE ABOVE INFORMATION HAS BEEN ADJUSTED TO REFLECT THE TWO-FOR-ONE
STOCK SPLIT PAID MARCH 10, 1998 TO PAB SHAREHOLDERS OF RECORD ON FEBRUARY 17, 1998.


     Investors Warrants and Options. The Merger Agreement provides that, at the Effective Time, each issued and outstanding Investors warrant and each Investors option shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple of a share of PAB Common Stock, determined by the exchange ratio as follows: each Investors warrant and Investors option shall be exchanged for that number of shares of PAB Common Stock equal to the exchange ratio calculated by the following (A) the sum of (i) the product of 1,710,114 multiplied by the BPTP and (ii) the aggregate exercise price of the Investors warrants and Investors options, divided by (B) 588,278, less (C) 10, divided by (D) the BPTP.

     The following chart indicates the per share value of consideration paid to Investors warrant holders and option holders for each Investors warrant and option based upon various assumed BPTP of PAB Common Stock:

                                                                 Value of Spread in Exercise
   BPTP of PAB Common Stock          Merger Consideration                   Price
   ------------------------          --------------------        ---------------------------
          $16.00                          2.407644                        $38.52
           16.50                          2.422776                         39.98
           17.00                          2.437016                         41.43
           17.50                          2.450444                         42.88
           18.00                          2.463126                         44.34
           18.50                          2.475122                         45.79
           19.00                          2.486487                         47.24
           19.50                          2.497269                         48.70
           20.00                          2.507512                         50.15
           20.50                          2.517255                         51.60
           21.00                          2.526534                         53.06
           21.50                          2.535382                         54.51
           22.00                          2.543827                         55.96
           22.50                          2.551897                         57.42
           23.00                          2.559617                         58.87
           23.50                          2.567007                         60.32
           24.00                          2.574090                         61.78
           24.50                          2.580884                         63.23
           25.00                          2.587406                         64.69
           25.50                          2.593672                         66.14
           26.00                          2.599697                         67.59
           26.50                          2.605495                         69.05
           27.00                          2.611078                         70.50


     THE ABOVE INFORMATION HAS BEEN ADJUSTED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT PAID MARCH 10, 1998 TO PAB SHAREHOLDERS OF RECORD ON FEBRUARY 17, 1998.


     The exact number of shares of PAB Common Stock to be issued in exchange for Investors Common Stock, Investors warrants and Investors options is dependent on the closing prices of PAB Common Stock as reported on the American Stock Exchange during the twenty consecutive trading days ending five days prior to the effective date. The actual market price of a share of PAB Common Stock at the effective date or on the date on which certificates representing such shares are received by former holders of Investors Common Stock, Investors warrants or Investors options may be more or less than the last sales price per share of PAB Common Stock on April 15, 1998 (on which the equivalent pro forma amounts were determined) or on the date of the Investors Special Meeting. Investors shareholders are urged to obtain information on the trading value of PAB Common Stock that is more recent than that provided in this Joint Proxy Statement/Prospectus.

ADJUSTMENTS TO THE MERGER CONSIDERATION


     The Merger Agreement provides that the final Merger Consideration to be received for all of the shares of Investors Common Stock, Investors warrants and Investors options shall be reduced, if and as necessary, by the following sum:
(i) the amount as agreed upon by the parties to the Merger Agreement on or prior to January 15, 1998, that the Bank's loan loss reserve should be increased relating to the Bank's classified loans as of January 15, 1998, plus (ii) all
                                                                ----
amounts in excess of $150,000 paid or to be paid by Investors or Bank or both for the fees and expenses of Carson Medlin, consultants, attorneys and accountants by Investors or Bank in connection with the Merger and the due diligence conducted by Investors or Bank in regard to the Merger. The parties agreed on January 15, 1998, that the Bank's loan loss reserve did not need to be increased. Accordingly, no adjustment will be made pursuant to clause (i) above. As of April 14, 1998, the total amount of expenses was $99,941. In the event of an adjustment, the Merger Consideration shall be reduced by that number of whole shares of PAB Common Stock equal to the dollar amount of such adjustment divided by $21.00, and such number of shares of PAB Common Stock shall be substituted for 1,710,114 in the exchange ratio calculations in the Merger Agreement.


     In the event that prior to the Effective Time (as defined below) holders of Investors warrants and Investors options exercise such warrants and options by paying the $10.00 exercise price per warrant or option, then in accordance with the exchange ratio formula described above, PAB will issue a certain number of shares in addition to 1,710,114 in order to take into account the additional capital contributed upon exercise.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of Investors Common Stock Investors warrants or Investors options exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PAB, Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PAB Common Stock multiplied by $21.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite votes of Investors shareholders, the Issuance is approved by the requisite votes of PAB shareholders, and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Georgia (the "Effective Time"). Unless otherwise mutually agreed upon in writing by the chief executive officers of each of PAB and Investors, PAB and Investors have agreed to use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the dates on which the shareholders of Investors approve the Merger Agreement and the shareholders of PAB approve the Issuance or (iii) such later date as may be mutually agreed upon in writing by the chief executive officers of PAB and Investors. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the second quarter of 1998. Either PAB or Investors may terminate the Merger Agreement if the Merger has not been consummated by May 31, 1998, subject to certain limitations. See "- Conditions to Consummation" and "- Amendment, Waiver and Termination."

DISTRIBUTION OF PAB CERTIFICATES

     Promptly after the Effective Time, PAB shall mail appropriate transmittal materials to each record holder of Investors Common Stock, Investors warrants and Investors options for use in effecting the surrender and cancellation of those certificates in exchange for PAB Common Stock (which shall contain an affidavit for lost or stolen stock certificates and which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Investors Common Stock shall pass, only upon proper delivery of such certificates to PAB by the former shareholders, warrant holders and option holders of Investors). INVESTORS SHAREHOLDERS, WARRANT HOLDERS AND OPTION HOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of Investors Common Stock, Investors warrants and Investors options issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PAB, and the certificates thus surrendered will be canceled. Unless otherwise designated by an Investors shareholder, warrant holder or option holder on the transmittal letter, certificates representing shares of PAB Common Stock issued to Investors shareholder, warrant holder or option holder in connection with the Merger will be issued and delivered to the tendering Investors shareholder, warrant holder or option holder at the address on record with the Investors transfer agent. PAB shall not be obligated to deliver the consideration to which any former holder of Investors Common Stock or Investors warrants and Investors options is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares, warrants or options for exchange. The certificate or certificates so surrendered shall be duly endorsed as PAB may require. No party shall be liable to a holder of Investors Common Stock, Investors warrants or Investors options for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time, holders of certificates will have no rights with respect to the shares of Investors Common Stock, Investors warrants or Investors options represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of PAB Common Stock to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of PAB Common Stock will be paid to the holder of any Investors certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of PAB Common Stock issuable with respect to such shares of Investors

Common Stock, Investors warrants or Investors options, all withheld dividends or other distributions (without interest) and any withheld cash payments (without interest) to which such shareholder is entitled.

     If any certificate for PAB Common Stock is to be issued in a name other than that in which Investors certificate surrendered for exchange is issued, the Investors certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER OR WARRANT HOLDER IN LIGHT OF SUCH SHAREHOLDER'S OR WARRANT HOLDER'S PARTICULAR CIRCUMSTANCES. SHAREHOLDERS AND WARRANT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECT.

     Troutman Sanders LLP, counsel to PAB, is of the opinion that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (i) Investors will recognize no gain or loss upon the transfer of its assets to PAB in the Merger;
(ii) PAB will recognize no gain or loss on receipt of the assets of Investors in exchange for PAB Common Stock in the Merger; (iii) the tax basis of the assets of Investors in the hands of PAB will, in each case, be the same as the basis of those assets in the hands of Investors immediately prior to the Merger; (iv) the holding period of the assets of Investors in the hands of PAB will, in each case, include the period during which such assets were held by Investors; (v) the shareholders and warrant holders will recognize no gain or loss upon the exchange of their Investors Common Stock and Investors warrants solely for shares of PAB Common Stock in the Merger; (vi) the basis of the PAB Common Stock received by the Investors shareholders and warrant holders in the Merger will, in each case, be the same as the basis of the Investors Common Stock and Investors warrants surrendered in exchange therefor; (vii) the holding period of the PAB Common Stock received by the Investors shareholders and Investors warrant holders will, in each case, include the period during which the Investors Common Stock and Investors warrants surrendered in exchange therefor were held by the exchanging shareholders and warrant holders, provided that the Investors Common Stock and Investors warrants were held as a capital asset in the hands of the exchanging shareholders and warrant holders on the date of the exchange; and (viii) the payment of cash to Investors shareholders and warrant holders in lieu of fractional share interests in PAB Common Stock will be treated as if the fraction shares were distributed as part of the exchange and then redeemed by PAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional shares would constitute a capital asset in the hands of the exchanging shareholders or warrant holders. When solely cash is received by an Investors shareholder in exchange for Investors Common Stock pursuant to the exercise of dissenters rights, such cash will be treated as having been received in redemption of such shareholder's Investors Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     A condition to consummation of the Merger is the receipt by each of PAB and Investors of an opinion of Troutman Sanders LLP as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. No ruling has been or will be requested from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. The opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an Exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus. The opinion will be based in part on the truth and accuracy of certain representations and statements of fact and assumptions of fact, upon which, with the consent of PAB and Investors, Troutman Sanders LLP may rely.

     The foregoing discussion of the federal income tax consequences of the Merger is included for general information only. The discussion is based on the currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly retroactively, and any such change could affect the validity of this discussion. The discussion relates only to shareholders of Investors Common Stock and Investors warrants who hold such stock or warrants as capital assets and who are citizens or residents of the United States. The discussion does not address tax consequences of the Merger to holders of Investors options (other than the Investors warrants), nor to any other categories of holders of Investors Common Stock or Investors warrants who may be entitled to special treatment under the Code (including, without limitation, foreign persons, tax-exempt organizations and dealers in stocks and securities). The discussion does not address the state, local or foreign tax aspects of the Merger.

     Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each holder, holders should consult their own tax advisors with regard to the specific tax consequences of the Merger to them.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

     PAB Directors. At the Effective Time, Investors will be merged into PAB and the Bank will become a wholly-owned subsidiary of PAB. Thereafter, the Bank will be merged into FCB. PAB will continue to operate in accordance with its Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time. Following the consummation of the Merger, PAB shall add three Directors of Investors to the PAB Board of Directors. Such three directors shall be nominated by the Investors Board of Directors subject to approval by PAB, which such approval shall not be unreasonably withheld. At the first annual meeting of PAB shareholders following the effective date, PAB will nominate two such Investors nominees to serve for a two-year term and one such Investors nominee to serve for a three-year term and will recommend that PAB shareholders vote in favor of their respective elections. Each newly-elected Investors nominee will serve provided he or she retains at least 50% of the PAB Common Stock he or she received in the Merger and refrains from conduct that would constitute "cause" for removal under PAB's Articles of Incorporation or Bylaws. Each Investors nominee who has attained the age of 60 as of December 31, 1997 will be exempt from any mandatory retirement provisions applicable to such PAB directors.

     Bank Directors. At the Effective Time, all Bank directors will be added to the Board of Directors of FCB. Such new directors of FCB will be elected by PAB to serve on the Board of Directors of FCB for at least three years after the effective date. Directors of the Bank who have attained the age of 60 as of December 31, 1997 will be exempt from the mandatory retirement provisions of the FCB Bylaws or otherwise applicable to FCB directors and officers. Each newly elected Bank director nominee will serve provided he or she retains at least 50% of the PAB Common Stock he or she received in the Merger and refrains from conduct that would constitute "cause" for removal under FCB's Charter or Bylaws.

     PAB Executive Officers. The executive officers of PAB in office immediately prior to the Effective Time shall serve as the executive officers of PAB from and after the Effective Time in accordance with the Bylaws of PAB.

     Bank Executive Officers. Upon the consummation of the merger of Bank into FCB, Tracy A. Dixon will become chief executive officer of FCB, Judy M. Powell will become an executive officer of FCB and Major H. Brannen, Jr. will be offered an executive officer position with FCB.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     As of April __, 1998, the directors and executive officers of Investors owned ______ shares of PAB Common Stock. Other than as described herein, no director or executive officer of PAB or Investors, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of Investors Common Stock, Investors warrants and Investors options in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of Investors Common Stock.

     Certain members of Investors' management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of Investors generally. In each case, the Board of Directors of

Investors either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Tracy A. Dixon will become chief executive officer and Judy M. Powell will become an executive officer of FCB when the Bank is merged into FCB. Mr. Dixon and Ms. Powell have entered into employment agreements, which are contingent upon consummation of the Merger, with FCB, which provide that in the event of a change in control such as the acquisiton, merger or consolidation of PAB, and if FCB terminates either officer without cause, he or she shall receive severance benefits. These severance benefits include either (i) a lump sum equal to two and eleven twelfths (2-11/12) multiplied by the officer's annual compensation from FCB, including salary, bonuses, all perquisites and all other forms of compensation paid to such officer for his benefit or the benefit of his family for the fiscal year during the term of the employment agreement for which such compensation was highest or
(ii) twelve monthly payments totaling in the aggregate the sum in (i) above and medical insurance and related benefits provided to such officer and his family for a period of one year. Additionally, FCB shall pay the officer's base salary as accrued through the date of the termination of employment at the higher of the rate in effect at time of termination and the highest rate in effect at any time during the term of the employment agreement. Major H. Brannen, Jr., director and executive officer of the Bank, has been offered an executive officer position at FCB contingent upon consummation of the Merger. The employment agreements restrict Mr. Dixon and Ms. Powell from (i) disclosing the Bank's trade secrets, (ii) competing with the Bank for a period of 12 months following termination within a 50 mile radius, and (iii) employing any employee of the Bank for 18 months following termination. The employment agreements also set forth compensation, benefits, duties and severance arrangements which the parties believe are typical for transactions of this magnitude. PAB has also agreed to indemnify present and former directors, officers, employees and agents of Investors and the Bank against all claims relating to their actions or omissions in such capacity. PAB has also agreed to provide directors and officers insurance coverage covering Investors directors and officers for three years from the effective date.

     The Merger Agreement provides that, after the Effective Time, PAB will provide generally to officers and employees of Investors, employee benefits under employee benefit plans, on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by PAB and its subsidiaries to their similarly situated officers and employees, provided that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Investors severance benefits in accordance with the policies of either (i) Investors or (ii) PAB, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation, vesting and benefit accrual under such employee benefit plans, service with Investors prior to the Effective Time will be treated as service with PAB or its subsidiaries. The Merger Agreement also provides that PAB will honor all employment, severance, consulting and other compensation contracts previously disclosed to PAB between Investors and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Investors' benefit plans.

     At the Effective Time, all rights with respect to Investors Common Stock pursuant to stock options granted by Investors under the Investors Key Employee Stock Option Plan (the "Investors Option Plan"), which are outstanding at the Effective Time, whether or not then exercisable, will be exchanged for PAB Common Stock.

CONDITIONS TO CONSUMMATION

     The obligations of Investors, the Bank and PAB to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions: (i) the Merger, the Merger Agreement and all other documents and instruments to be delivered in connection therewith shall have been approved by the shareholders of Investors and the Issuance shall have been approved by the shareholders of PAB, (ii) the required regulatory approvals described under "Regulatory Approvals" shall have been received, generally without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of either PAB or Investors, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger, (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of PAB Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (v) PAB and Investors shall have received an opinion of Troutman Sanders LLP as to certain tax matters; (vi) the other party's representations and warranties shall remain accurate generally in all material respects, and the other party shall have performed generally in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; (vii) each party shall have received an opinion of the other party's counsel, dated the closing date, as to certain matters; (viii) PAB and Investors shall have received a letter from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (ix) PAB shall have received a letter from each affiliate of Investors to the extent necessary to assure PAB that the share exchange and subsequent holding period and compliance with Rule 145 of the Securities Act contemplated in the Merger Agreement will qualify for pooling-of-interests accounting treatment; (x) PAB shall have received from Stewart, Fowler & Stalvey, P. C., letters with respect to certain financial information regarding Investors and Bank; (xi) Investors shall have received a fairness opinion from Carson Medlin dated as of the date of this Joint Proxy Statement/Prospectus;
(xii) the Shares of PAB Common

Stock issued pursuant to the Merger shall have been approved for listing on the American Stock Exchange; and (xiii) Messrs. Dixon and Brannen and Ms. Powell each shall have been offered an employment agreement in substantially the form attached to the Merger Agreement. The tax opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an Exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of either the Investors shareholders or the PAB shareholders. Nevertheless, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties may undertake to resolicit the approvals of Investors' and PAB's shareholders to the Merger. See "Amendment, Waiver, and Termination."

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve under the BHC Act, and the DBF under the Financial Institutions Code of Georgia (the "FICG"). On February 27, 1998, PAB filed an application with the DBF to acquire Investors subject to Investors shareholder approval and the maintenance of Bank's capital adequacy by PAB after the consummation of the Merger. On February 27, 1998, PAB filed an application with the Federal Reserve to acquire Investors. The Merger may not be consummated before the fifteenth day following the approval of the Merger by the Federal Reserve, during which time the United States Department of Justice and other interested parties have the opportunity to file suit seeking to enjoin consummation of the Merger on antitrust grounds.

AMENDMENT, WAIVER AND TERMINATION

     To the extent permitted by law, Investors and PAB, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the shareholders of Investors, provided that after the approval of the Merger by Investors' shareholders, no amendment may decrease the consideration to be received by Investors shareholders without the requisite approval of Investors shareholders.

     Prior to or at the Effective Time, PAB, acting through its Board of Directors, chief executive officer or other authorized officer, or Investors, acting through its Board of Directors, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of PAB and Investors. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either PAB or Investors if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and generally such breach, individually or in the aggregate, has a "Material Adverse Effect" (as defined in the Merger Agreement) on the non-breaching party, (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (iii) the Investors shareholders or PAB shareholders fail to vote their approval of the Merger Agreement and Issuance, respectively, (iv) the Merger has not been consummated by May 31, 1998, but only if the failure to consummate the Merger on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate for this reason, or (v) by PAB in the event that the Board of Directors of Investors shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Investors shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger. See "Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

     Each party generally has agreed in the Merger Agreement, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Merger Agreement, to operate their respective businesses only in the ordinary course, to preserve their respective businesses and assets and to maintain their respective rights and franchises and to take no action that would adversely affect either the ability of either party to perform such party's covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of each party prior to consummation of the Merger as described below.

     Investors and Bank have agreed in the Merger Agreement that neither of them will take certain actions relating to the operation of their respective businesses pending consummation of the Merger without the prior approval of PAB. Those actions generally include, without limitation: (i) amending its Articles or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of their respective businesses consistent with past practices; (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares of its capital stock of Investors or paying any dividend on Investors Common Stock exceeding $0.14 per share and only if certain conditions are satisfied; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of their respective capital stock, any rights to acquire any such stock or any security convertible into such stock; (v) adjusting or reclassifying any of its capital stock or selling or otherwise disposing of any asset having a book value in excess of $25,000, other than in the ordinary course of business, (vi) acquiring control over any real property; (vii) granting any increase in compensation or benefits to its employees or officers exceeding 5% (except as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed to the other party or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to the other party); (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without certain liability;
(ix) subject to certain exceptions, adopting any new employee benefit plan or program or materially changing any existing plan or program; (x) making any significant changes in accounting methods, except for any change required by law; (xi) commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which place material restrictions on the operations of Investors; or (xii) materially amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims.

     In addition, Investors has agreed that neither Investors nor its advisors and other representatives will solicit, directly or indirectly, any acquisition proposal from any other person or entity. Each party also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with regard to any such proposal, except in compliance with its legal obligations or the fiduciary obligations of its Board of Directors.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. In addition, if prior to the Effective Time, the Merger Agreement is terminated by either party as a result of the other party's breach of such party's representations, warranties, or agreements set forth the Merger Agreement, such party will be required to pay an amount in cash equal to the non-breaching party's reasonable direct costs and expenses relating to the Merger plus an additional sum equal to $50,000. In addition to the foregoing, if the Merger Agreement is terminated as a result of the imposition by regulatory authorities of material restrictions or conditions in the consent of such regulatory authority which relates to antitrust or competitive effect issues or because of the failure of the regulatory authority to grant a necessary consent prior to May 31, 1998 as a result of antitrust or competitive effects issues, PAB shall pay to Investors one-half of the reasonable direct costs and expenses incurred by or on behalf of Investors or Bank, or both, not to exceed $50,000.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the assets and liabilities of Investors would be added to those of PAB at their recorded book values and the shareholders' equity accounts of PAB and Investors would be combined on PAB's consolidated balance sheet. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY" and "PRO FORMA COMBINED FINANCIAL DATA."

RESALES OF PAB COMMON STOCK

     The shares of PAB Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Investors for purposes of Rule 145 under the Securities Act as of the date of the Investors Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of PAB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of PAB and Investors after the consummation of the Merger have been published. PAB will place restrictive legends on certificates representing PAB Common Stock issued to all persons who are deemed to be "affiliates" of Investors under Rule 145.
In addition, Investors has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Joint Proxy Statement/Prospectus does not cover resales of PAB Common Stock received by any person who may be deemed to be an affiliate of Investors.

DISSENTERS' RIGHTS

     Pursuant to the provisions of Article 13 of the GBCC, if the Merger is consummated, any holder of record of Investors Common Stock who (i) gives to Investors, prior to the vote at the Investors Special Meeting with respect to the approval of the Merger Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies Investors in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the name of different shareholders.

     The written objection requirement referred to above will not be satisfied under the Georgia statutory provisions by merely voting against approval of the Merger Agreement by proxy or in person at the Investors Special Meeting. Any holder of Investors Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Merger and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Merger Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holders shares if the Merger is effected, as hereinabove provided.

     Any written objection to the Merger Agreement satisfying the requirements discussed above should be addressed as follows: Investors Financial Corporation, 226 South Broad Street, Bainbridge, Georgia 31717-3616, Attention:
Corporate Secretary.

     If the Merger is authorized at the Investors Special Meeting, Investors must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Investors Common Stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Time and must (i) state where the demand for payment must be sent and where and when certificates for shares of Investors Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which Investors must receive the demand for payment (which date may not be fewer than 30 or more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13.

     A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A RECORD SHAREHOLDER WHO DOES NOT DEMAND PAYMENT OR DEPOSIT SUCH HOLDERS SHARE CERTIFICATES WHERE REQUIRED, EACH BY THE DATE SET IN THE DISSENTERS' NOTICE, IS NOT ENTITLED TO PAYMENT FOR SUCH HOLDER'S SHARES UNDER
ARTICLE 13.

     Except as described below, PAB (as the Surviving Corporation resulting from the Merger) must, within ten days of the later of the Effective Time or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount the Surviving Corporation estimates to be the fair value of such holder's shares, plus accrued interest. Such offer of payment must be accompanied by (i) certain recent Investors financial statements, (ii) the Surviving Corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under
Section 14-2-1327 of the GBCC, and (v) a copy of Article 13. If the shareholder accepts the Surviving Corporation's offer, payment must be made within 60 days after the date of the making of the offer or the Effective Time, whichever is later.

     If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, Investors must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the Surviving Corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

     Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify the Surviving Corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the Surviving Corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) Investors having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A DISSENTING SHAREHOLDER WAIVES SUCH HOLDERS' RIGHT TO DEMAND PAYMENT UNDER SECTION 14-2-1327 UNLESS SUCH HOLDER NOTIFIES THE SURVIVING CORPORATION OF SUCH HOLDERS DEMAND IN WRITING WITHIN 30 DAYS AFTER THE SURVIVING CORPORATION MAKES OR OFFERS PAYMENT FOR SUCH HOLDER'S SHARES. If the Surviving Corporation does not offer payment within ten days of the later of the Effective Time or receipt of a payment demand, then (i) the shareholder may demand the financial statements and other information required to accompany the Surviving Corporation's payment offer, and the Surviving Corporation must provide such information within ten days after receipt of the written demand, and (ii) the shareholder may notify the Surviving Corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

     If a demand for payment under Section 14-2-1327 remains unsettled, the Surviving Corporation must commence a nonjury equitable valuation proceeding in the Superior Court of Lowndes County, Georgia within 60 days after received the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled, the amount demanded. The Surviving Corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provisions must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Surviving Corporation if the court finds the Surviving Corporation did not substantially comply with the requirements of specified provisions of Article 13, or against either the Surviving Corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against the Surviving Corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the Effective Time, regardless of whether notice of the Merger and of the right to dissent was given by Investors or the Surviving Corporation in compliance with the Dissenters' Notice and payment offer requirements.

     The foregoing is a summary of the material rights of the dissenting shareholder of Investors, but is qualified in its entirety by reference to
Article 13, included in Appendix C to this Joint Proxy Statement/Prospectus. Any Investors shareholder who intends to dissent from approval of the Merger Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Investor shareholders, except as indicated above or otherwise required by law.

     Any dissenting Investors shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences."

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
                        Pro Forma Financial Information
                  Pro Forma Condensed Combined Balance Sheet
                               December 31, 1997

     The following pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Investors giving effect to the Merger as if the Merger had been effective December 31, 1997. The acquisition of Investors will be accounted for using the pooling-of-interests method of accounting. The proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares, warrants and options of Investors in exchange for 1,710,114 shares of PAB common stock (see note (a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 1,710,114 shares of PAB Common Stock will be issued in exchange for all the shares of Investors' Common Stock, Investors warrants and Investors options outstanding at December 31, 1997. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Investors appearing elsewhere in or incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                                                                       Pro forma
                                                                                     Pro forma          PAB and
                                                          PAB           Investors   adjustments   Investors combined
                                                  --------------------  ----------  ------------  ------------------
                                                                        (Amounts in thousands)
Assets:
    Cash and due from banks                                  $ 18,234       4,005           -0-               22,239
    Federal funds sold                                         11,720       2,848           -0-               14,568
    Interest-earning deposits in other banks                    6,445         200           -0-                6,645
    Investment securities                                      52,622      18,859           -0-               71,481
    Loans, net                                                221,998      46,509           -0-              268,507
    Premises and equipment, net                                 7,673       1,720           -0-                9,393
    Goodwill and intangibles                                    2,158         912           -0-                3,070
    Foreclosed assets                                             385         -0-           -0-                  385
    Other assets                                                7,557       1,767           -0-                9,324
                                                             --------      ------        ------              -------
       Total assets                                          $328,792      76,820           -0-              405,612
                                                             ========      ======        ======              =======

Liabilities:
    Deposits:
       Non-interest bearing                                  $ 48,496      11,724           -0-               60,220
       Time deposits greater than $100,000                     46,279       8,153           -0-               54,432
       Other                                                  172,480      44,849           -0-              217,329
                                                             --------      ------        ------              -------
       Total deposits                                         267,255      64,726           -0-              331,981
    Federal Home Loan  Bank advances                           28,168       1,000           -0-               29,168
    Long-term debt                                                -0-       2,184           -0-                2,184
    Other borrowings                                              -0-         -0-           -0-                  -0-
    Other liabilities                                           2,637         328           -0-                2,965
                                                             --------      ------        ------              -------
       Total liabilities                                      298,060      68,238           -0-              366,298
                                                             ========      ======        ======              =======

Shareholders' equity:
    Common stock                                                1,264          47           (47)               1,264
    Surplus                                                    15,935       4,563            47               20,545
    Retained earnings                                          14,402       3,981           -0-               18,383
    Treasury stock                                               (983)        -0-           -0-                 (983)
    Net unrealized holding gains (losses) on
     investment securities                                        114          (9)          -0-                  105
                                                             --------      ------        ------              -------
       Total shareholders' equity                              30,732       8,582           -0-               39,314
                                                             --------      ------        ------              -------
       Total liabilities and shareholders'
           equity                                            $328,792      76,820           -0-              405,612
                                                             ========      ======        ======              =======

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income

     The following unaudited pro forma condensed combined consolidated statements of income of PAB and Investors have been prepared for each of the two years in the period ended December 31, 1997, and give effect to the proposed acquisition of all issued and outstanding shares of Investors Common Stock, warrants and options, in exchange for 1,710,114 shares of PAB Common Stock to be issued to Investors shareholders, warrant holders and option holders using the pooling-of-interests method of accounting giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 1,710,114 shares of PAB Common Stock will be issued in exchange for all the shares of Investors Common Stock, Investors warrants and Investors options outstanding at the Effective Date. The unaudited pro forma condensed combined consolidated statements of income should be read in conjunction with the separate historical financial statements and related notes of PAB and Investors appearing elsewhere in or incorporated by reference in this Joint Proxy Statement/Prospectus.

     The pro forma combined statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.

                 For the Twelve Months ended December 31, 1997


                                                                                                  Pro forma
                                                                                                   PAB and
                                                                                      Pro forma   Investors
                                                           PAB          Investors    adjustments   combined
                                                   -------------------  ----------   -----------  ----------
                                                       (Amounts in thousands, except per share amounts)
Interest income                                              $ 24,880     $ 5,970           -0-     30,850
Interest expense                                              (11,797)     (2,641)          -0-    (14,438)
                                                               ------       -----           ---     ------
       Net interest income                                     13,083       3,329           -0-     16,412

Provision for loan losses                                        (533)       (144)          -0-       (677)
                                                                              ---           ---        ---
       Net interest income after provision
          for loan losses                                      12,550       3,185           -0-     15,735

Noninterest income                                              2,840         705           -0-      3,545
Noninterest expense                                            (9,024)     (2,072)          -0-    (11,096)
                                                               ------       -----           ---     ------
       Income before income taxes                               6,366       1,818           -0-      8,184

Income taxes                                                   (2,222)       (633)          -0-     (2,855)
                                                                -----         ---           ---      -----

       Net income                                            $  4,144       1,185           -0-      5,359
                                                                =====       =====           ===      =====

Earnings per share (note d):
       Basic                                                      .73        2.52                      .73
                                                                  ===        ====                      ===

       Diluted                                                    .73        2.28                      .72
                                                                  ===        ====                      ===

Weighted average shares and share equivalents
      outstanding (note c and d):
       Basic                                                    5,646         470                    7,356
                                                                =====         ===                    =====

       Diluted                                                  5,712         520                    7,422
                                                                =====         ===                    =====


  The unaudited pro forma income from continuing operations per common and common equivalent shares is based upon the combined weighted and average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants or options. In computing the unaudited pro forma income from continuing operations per common share equivalent share, PAB uses the treasury stock method.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                 INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY

                Pro Forma Condensed Combined Statement of Income

                 For the Twelve Months ended December 31, 1996



                                                                                                   Pro forma
                                                                                   Pro forma   PAB and Investors
                                                        PAB           Investors   adjustments       combined
                                               ---------------------  ----------  -----------  ------------------
                                                        (Amounts in thousands, except per share amounts)
Interest income                                            $ 22,210       5,767           -0-             27,977
Interest expense                                            (11,062)     (2,683)          -0-            (13,745)
                                                             ------       -----           ---             ------
       Net interest income                                   11,148       3,084           -0-             14,232

Provision for loan losses                                      (405)       (120)          -0-               (525)
                                                                ---         ---           ---                ---
       Net interest income after provision
          for loan losses                                    10,743       2,964           -0-             13,707

Noninterest income                                            2,567         602           -0-              3,169
Noninterest expense                                          (8,309)     (2,050)          -0-            (10,359)
                                                              -----       -----           ---             ------
       Income before income taxes and                         5,001       1,516           -0-              6,517

Income taxes                                                 (1,652)       (548)          -0-             (2,200)
                                                              -----         ---           ---              -----

       Net income                                          $  3,349         968           -0-              4,317
                                                           ========         ===           ===              =====

Earnings per share (note d)
       Basic                                                    .61        2.06                              .60
                                                                ===        ====                              ===

       Diluted                                                  .60        1.87                              .60
                                                                ===        ====                              ===

Weighted average shares and share equivalents
    outstanding (note c and d)
       Basic                                                  5,524         470                            7,234
                                                              =====         ===                            =====

       Diluted                                                5,558         518                            7,268
                                                              =====         ===                            =====

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
                    Notes to Pro Forma Financial Statements

     The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Investors as described in note (a).

     (a) On December 31, 1997, PAB entered into a merger agreement whereby PAB will acquire all outstanding shares of Investors Common Stock, Investors warrants and Investors options in exchange for 1,710,114 shares of PAB Common Stock, subject to certain adjustments.

     (b) Reflects the assumed issuance of 1,710,114 shares of PAB Common Stock in exchange for all of the outstanding Investors Common Stock, Investors warrants and Investors options.

     (c) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for PAB increased by the additional shares that would have been outstanding had the acquisition of Investors taken place as of the beginning of the respective periods and by the assumed additional common share equivalents relating to outstanding Investors warrants and stock options during the respective periods.

     (d) All PAB and pro forma per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998 to PAB Shareholders of record on February 17, 1998.

                              DESCRIPTION OF PAB

Description of Business and Services Provided

     The primary business of PAB, as a bank holding company, is to manage the business and affairs of its three commercial bank subsidiaries, The Park Avenue Bank in Valdosta, Georgia, Farmers & Merchants Bank in Adel, Georgia, and First Community Bank of Southwest Georgia in Bainbridge, Georgia (the three banking subsidiaries are collectively referred to herein as the "PAB Banks").

     PAB was organized in 1982 to own 100% of the stock of The Park Avenue Bank, a state chartered commercial bank. Effective December 31, 1982, PAB became a bank holding company, registered with the Federal Reserve Board and the Georgia Department of Banking and Finance. In 1985, PAB acquired 87% of the stock and control of Farmers & Merchants Bank, a state chartered commercial bank. PAB subsequently increased its ownership to 99.9% of the stock of Farmers & Merchants Bank. Effective January 1, 1995, PAB acquired 100% of the stock of First Federal Savings Bank of Bainbridge, a federal stock savings bank which was converted to a state chartered commercial bank and changed its name to First Community Bank of Southwest Georgia in 1997.

     The PAB Banks offer a full range of commercial banking services to individuals, professional and business customers in their respective primary service areas. These services include personal and business checking accounts and savings and other types of certificates of deposit. The Park Avenue Bank issues credit cards and acts as a merchant depository for cardholder drafts under both VISA and MasterCard. The PAB Banks offer night depository and bank-by-mail services and sell bank drafts and travelers checks (issued by an independent entity). The PAB Banks do not presently offer trust and fiduciary services.

     The principal sources of income for the PAB Banks are interest and fees collected on loans and interest on investment securities. The principal expenses of the PAB Banks are interest paid on savings deposits, interest paid on other borrowings by the PAB Banks, employee compensation, office expenses, and other operating expenses.

EMPLOYEES

     At December 31, 1997, PAB employed 14 full-time employees and six part-time employees; The Park Avenue Bank employed 60 full-time employees and 13 part-time employees; Farmers & Merchants Bank employed 21 full-time employees and 4 part-time employees; and FCB employed 36 full-time employees and 11 part-time employees. Each PAB Bank considers its relationships with its employees to be good.

PROPERTIES

     PAB's offices are located in The Park Avenue Bank's main office at 3102 North Oak Street Extension, Valdosta, Georgia 31602, and its telephone number is 912/242-7758.

     The Park Avenue Bank's business is conducted at the following locations:

     1.   Main Office - 3102 North Oak Street Extension, Valdosta, Georgia
31602;

     2.   Downtown branch - 124 West Hill Avenue, Valdosta, Georgia 31601; and

     3. Francis Lake Shopping Center branch - Highway 376, Lake Park, Georgia 31636.

The Park Avenue Bank owns its Main Office, Downtown and Francis Lake branches.

     Farmers & Merchants Bank's business is conducted at 301 West Fourth Street, Adel, Georgia 31620, in a building which it owns.

     FCB's business is conducted at the following locations:

     1.   Main office - 400 E. Shotwell Street, Bainbridge, Georgia 31717; and

     2.   Cairo branch - 800 N. Broad Street, Cairo, Georgia 31728.

FCB owns its main office and its Cairo branch.

COMPETITION

     The PAB Banks experience competition in attracting and retaining business and personal checking and savings accounts and in making commercial, consumer and real estate loans in their respective primary service area. Direct competition for such accounts comes from other commercial banks, savings institutions, credit unions, brokerage firms and money market funds. The primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. The competition for origination of loans normally comes from other commercial banks, savings institutions, credit unions and mortgage banking firms. Such entities may have competitive advantages as a result of greater resources and higher lending limits (by virtue of greater capitalization) or being subject to different regulations.

     In order to compete with other financial institutions in their respective primary service areas, each PAB Bank relies principally upon personal contacts of their officers and directors, and upon local advertising and promotional activities, to attract potential customers with the personalized and wide range of financial services offered by an independent, locally-owned and managed financial institution.

DIVIDENDS

     PAB has declared and paid cash dividends on its common stock since 1983 (its first full year of operations). PAB paid cash dividends of $0.103 per share ($564,263 in the aggregate) in the fiscal year 1995, $.135 per share ($749,082) in the aggregate) in the fiscal year 1996 and $.175 per share ($988,423 in the aggregate) in the fiscal year 1997, as adjusted to reflect a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998.
     The primary source of funds available for the payment of cash dividends by PAB are dividends from the PAB Banks. The ability of the PAB Banks to pay dividends are subject to the provisions of the FICG and the rules of the DBF.

DEPOSITS

     The PAB Banks' principal sources for loans and investments are checking, savings, money market accounts, and other time deposits. Most of the PAB Banks' deposits are obtained from individuals and small businesses. At December 31, 1997, The Park Avenue Bank had deposits of approximately $162.2 million; Farmers & Merchants Bank had deposits of approximately $40.7 million; and FCB had deposits of approximately $66.3 million.

     The PAB Banks seek to attract new deposits by paying rates of interest on certificates of deposit and money market accounts which are competitive in their respective primary service areas. The PAB Banks generally do not pay brokers' commissions in connection with the obtaining of deposits.

LENDING

     The PAB Banks seek to attract deposits from the general public and use such deposits, together with borrowings and other sources of funds, to originate and purchase loans. The Park Avenue Bank and the Farmers & Merchants Bank each offer a full range of short and medium commercial, consumer and real estate loans. Commercial lending activities are directed principally toward businesses whose demand for funds falls within the lending limits of the respective PAB Bank. Consumer lending has been oriented primarily to the needs of the respective PAB Banks' customers for such purposes as home remodeling, education and automobiles. Real estate lending is oriented toward construction loans and short-term commercial loans. Each PAB Bank also originates fixed and variable-residential and other mortgage loans for its own account. The lending policies and procedures of each PAB Bank are established and periodically reviewed by each PAB Banks' Board of Directors.

     The Park Avenue Bank's loan portfolio totaled $130.4 million at December 31, 1997, which was comprised of approximately 48.84% commercial loans, commercial real estate and agri-business loans, 15.07% consumer loans, and 36.09% residential real estate mortgage loans. The Park Avenue Bank's loan to deposit ratio at December 31, 1997 was approximately 80.44%.

     Farmers & Merchants Bank's loan portfolio totaled $33.3 million at December 31, 1997, which was comprised of approximately 61.18% commercial loans, commercial real estate and agri-business loans, 13.82% consumer loans, and 25.00% residential real estate mortgage loans. Farmers & Merchants Bank's loan to deposit ratio at December 31, 1997 was approximately 81.67%.

     FCB's loan portfolio totaled $61.2 million at December 31, 1997, which was comprised of approximately 63.42% residential real estate mortgage loans, 30.32% commercial loans, commercial real estate and agri-business loans, and 6.26% consumer loans. FCB's loan to deposit ratio at December 31, 1997 was approximately 92.26%.

LOAN REVIEW AND NON-PERFORMING ASSETS

     The PAB Banks' Loan Committee reviews the loan portfolios to determine deficiencies and corrective action to be taken. Periodic reviews are conducted of borrowers with total direct and indirect indebtedness exceeding certain amounts and of all past-due loans. The amount varies from $150,000 to $250,000 depending on the individual banks. Past-due loans are reviewed weekly by lending officers and a summary report is reviewed monthly by senior management and by the PAB Banks' Loan Committees. The loan review function reviews significant findings with PAB Banks' Boards monthly. In addition, the PAB Banks maintain internal classifications of problem and potential problem loans. The PAB Banks also have periodic reviews performed by outside experts whose findings are reported to the PAB Banks' Board of Directors. These reviews are performed annually or semi-annually depending on the individual bank.

ASSET/LIABILITY MANAGEMENT

     The primary assets of each PAB Bank consists of its loan portfolio and investment account. Consistent with the requirements of prudent banking necessary to maintain liquidity, management of each PAB Bank seeks to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. Management seeks to invest the largest portion of each PAB Banks' assets in commercial and agri-business, consumer and residential real estate loans. Each PAB Bank anticipates that loans will be limited to approximately 75% of deposits and capital funds. It is anticipated that the PAB Banks' investment account will consist primarily of marketable securities of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

     Deposit accounts represent the majority of the liabilities of the PAB Banks. These include transaction accounts, savings accounts, time deposits and certificates of deposit.

     The PAB Banks derive their income principally from interest charged on loans and, to a lesser extent, from interest earned on investments, from fees received in connection with the origination of loans and from other services. The PAB Banks' principal expenses are anticipated to be interest expense on deposits and operating expenses. The funds for such activities are provided principally by operating revenues, deposit growth, purchase of federal funds from other banks, repayment of outstanding loans and sale of loans and investment securities.

INVESTMENT POLICY

     The investment policy of each PAB Bank provides for a portfolio divided among issues purchased to meet one or more of the following objects: (i) to complement strategies developed in asset/liquidity management, including desired liquidity levels; (ii) to maximize after tax income from funds not needed for day-to-day operations and loan demands; and (iii) to provide collateral necessary for acceptance of public funds. Management anticipates that its policy will allow each PAB Bank to deal with seasonal deposits fluctuation and to provide for basic liquidity consistent with the PAB Banks' loan demand. When possible, maturation will match anticipated liquidity demands. Longer term securities may be selected for a combination of yield and exemption from federal income taxation when appropriate.

     In general, the PAB Banks' investment policy is to place 100% of its securities in the available-for-sale portfolio upon purchase. As of December 31, 1997, 100% of the PAB Banks' securities were in the available-for-sale securities portfolio.

     At December 31, 1997, $37,448,481 of the PAB Banks' securities consisted of U.S. Treasury and Agency securities, $2,853,328 in securities of State and Political Subdivisions, $8,437,358 in mortgage-backed securities and $3,882,999 in equity securities. The weighted average maturity of the portfolio is less than three years. The primary risks in the PAB Banks' securities portfolio consists of: (i) credit risk, or the risk of default of the issuer. Substantially all of the securities are in Treasury and Agency securities; therefore, the credit risk is primarily limited to the risk of default of the U.S. Government and its agencies; and (ii) interest rate risk, or the risk of adverse movements of interest rates on the value of the portfolio. In general, a rise in interest rates will cause the value of the PAB Banks' securities to decline. The longer the maturity of an individual security, the greater effect of a change in interest rates on its value.

                            MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF PAB

                    Years ended December 31, 1997 and 1996

     This analysis has been prepared to provide insight into the consolidated financial condition of PAB and addresses the factors which have affected PAB's results of operations. Unless otherwise noted, the financial and other information presented with respect to PAB in this discussion and elsewhere in this Joint Proxy Statement/Prospectus generally includes the accounts of PAB's subsidiary banks. PAB's consolidated financial statements and accompanying notes which follow are an integral part of this review and should be read in conjunction with it.

RESULTS OF OPERATIONS

     PAB, including operations of its subsidiary banks, reported consolidated net income of $4,144,133 ($.73 diluted earnings per share) for the year ended December 31, 1997 compared to $3,348,554 ($.60 diluted earnings per share) for the year ended December 31, 1996. Net interest income after provision for loan losses was $12,550,367 and $10,743,043 for the years ended December 31, 1997 and 1996, respectively. The provision for loan losses was $532,900 and $405,000 for the years ended December 31, 1997 and 1996, respectively. Noninterest income totaled $2,839,954 and $2,566,756 for the years ended December 31, 1997 and 1996, respectively, and noninterest expenses totaled $9,023,701 and $8,309,243 for the years ended December 31, 1997 and 1996, respectively.

     During the year ended December 31, 1996, as discussed later under "non-interest expenses", PAB's thrift subsidiary (now converted to a commercial bank charter) was assessed a charge of approximately $385,000 to recapitalize the thrift industry insurance fund. Excluding the effects of the assessment and the related tax effect thereon, PAB's net income for the year ended December 31, 1996 would have been $3,588,000 ($.65 diluted earnings per share) rather than $3,349,000 ($.60 diluted earnings per share).

     The following table summarizes the results of operations of PAB for the two years ended December 31, 1997.

                                                                            YEAR ENDED DECEMBER 31,
                                                                           -------------------------
                                                                               1996         1997
                                                                           ------------  -----------
                                                                                (In Thousands)
Interest income                                                               $ 22,210       24,880
Interest expense                                                               (11,062)     (11,797)
                                                                              --------      -------
Net interest income                                                             11,148       13,083
Provision for loan losses                                                         (405)        (533)
Noninterest income                                                               2,567        2,840
Special SAIF assessment                                                           (385)
Other noninterest expense                                                       (7,924)      (9,024)
                                                                              --------      -------
Income before taxes                                                              5,001        6,366
Income taxes                                                                    (1,652)      (2,222)
                                                                              --------      -------

Net income                                                                    $  3,349        4,144
                                                                              ========      =======

Return on assets (net income divided by average total assets)                     1.19%        1.37%

Return on equity (net income divided by average equity)                          13.37%       14.27%

Dividend payout ratio (dividends declared per share divided by diluted
 net income per share)                                                           22.31%       24.14%

Equity to assets ratio (average equity divided by average total assets)           9.10%        9.35%

Comparison of Years Ended December 31, 1997 and 1996

     Operations for the year ended December 31, 1997 resulted in a net income of approximately $4,144,000 compared to a net income of approximately $3,349,000 for the year ended December 31, 1996.

INTEREST INCOME

     Total interest income increased approximately $2,670,000 for 1997 compared to 1996. This increase is attributed to the factors explained in the following paragraphs.

     Interest earned on loans increased from approximately $18,034,000 in 1996 to approximately $20,898,000 in 1997, an increase of $2,864,000. This increase was the combined effect of an increase in the average loan portfolio balance from approximately $187.7 million in 1996 to $213.5 million in 1997 and an increase in the rate earned on the loan portfolio from 9.61% in 1996 to 9.79% in 1997.

     Interest earned on taxable investment securities decreased from approximately $3,662,000 in 1996 to approximately $3,327,000 in 1997, a decrease of $335,000. This decrease was the net effect of a decrease in the average taxable investment portfolio balance from approximately $57.5 million in 1996 to approximately $51.7 million in 1997 and an increase in the rate earned on the taxable investment portfolio from 6.37% in 1996 to 6.43% in 1997.

     Interest earned on nontaxable investment securities decreased from approximately $156,000 in 1996 to approximately $131,000 in 1997, a decrease of $25,000. This decrease was the combined effect of a decrease in the average non-taxable investment portfolio balance from approximately $2.9 million in 1996 to approximately $2.6 million in 1997 and a decrease in the rate earned on the non-taxable investment portfolio from 5.34% in 1996 to 5.07% in 1997.

     Interest earned on interest-bearing deposits in banks increased from approximately $84,000 in 1996 to approximately $226,000 in 1997, an increase of $142,000. This increase was the combined effect of an increase in the average interest-bearing deposits balance from $2.2 million in 1996 to $4.5 million in 1997 and an increase in the rate earned on the interest-bearing deposits from 3.84% in 1996 to 5.00% in 1997.

     Interest earned on federal funds sold decreased from approximately $274,000 in 1996 to approximately $299,000 in 1997, an increase of $25,000. This increase was the net effect of a decrease in the average federal funds sold balance from approximately $6.6 million in 1996 to approximately $4.7 million in 1997 and an increase in the rate earned on the federal funds sold from 4.17% in 1996 to 6.32% in 1997.

INTEREST EXPENSE

     Total interest expense increased approximately $735,000 in 1997 compared to 1996. This increase is attributed to the factors explained in the following paragraphs.

     This increase was the net effect of an increase in the average balance of interest-bearing deposits from approximately $201.6 million in 1996 to approximately $213.0 million in 1997 and a decrease in the average rate paid on deposits from 4.97% in 1996 to 4.91% in 1997. The effect of these changes increased the interest expense on interest-bearing deposits from approximately $10,024,000 for the year ended December 31, 1996 to approximately $10,467,000 for the year ended December 31, 1997, an increase of $443,000. The increase in interest-bearing deposits came from the local communities served by PAB's subsidiary banks.

     All other interest expense consisting principally of interest on notes and mortgages payable, increased from approximately $1,038,000 for the year ended December 31, 1996 to approximately $1,330,000 for the year ended December 31, 1997, an increase of $292,000. This increase was the combined effect of an increase in the average balance of Federal Home Loan Bank advances from approximately $15.5 million in 1996 to approximately $20.4 million in 1997 and an increase in the average rate from 5.44% in 1996 to 6.02% in 1997. These advances were to match fund mortgage loans made. Additionally, PAB had a note payable to a correspondent bank which had a balance of $1,200,000 at December 31, 1996, which was repaid prior to maturity during the year ended December 31, 1997. The interest rate was the prime rate less .50% subject to a ceiling of 9.50% until July 1, 1999. Annual principal payments were scheduled to begin July 1, 1997 and continue through the maturity date of July 1, 2004. The purpose of this indebtedness to a correspondent bank was to partially fund the acquisition of FCB (formerly First Federal Savings Bank of Bainbridge) effective January 1, 1995 and to partially fund the acquisition of 123,106 shares of treasury stock in September 1995.

     Interest of approximately $27,000 was paid on federal funds purchased during the year ended December 31, 1997 and approximately $33,000 during the year ended December 31, 1996. There was no federal funds purchased outstanding at December 31, 1997 or 1996.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the year ended December 31, 1997 as compared to 1996 increased approximately $128,000. The balance of the allowance for loan losses was approximately $2,865,000 at December 31, 1997 and approximately $2,550,000 at December 31, 1996. Actual loan charge-offs net of recoveries were approximately $218,000 for the year ended December 31, 1997 and approximately $148,000 for the year ended December 31, 1996. Non-accrual loans were approximately $202,000 at December 31, 1997 as compared to $291,000 at December 31, 1996. Loans ninety days or more past due and still accruing amounted to approximately $302,000 at December 31, 1997 and $241,000 at December 31, 1996. In determining an adequate level of loan loss reserves, such loans were included in such consideration. The amount of the provision for loan losses is a result of the amount of loans charged-off, the amount of loans recovered and management's conclusion concerning the level of the allowance for loan losses. The level of the allowance for loan losses is based upon a number of factors, including PAB's subsidiary banks' past loan loss experience, management's evaluation of the collectibility of loans, the general state of the economy, specific impaired loans and other relevant factors.

Non-Interest Income

     The following table presents the principal components of non-interest income for the years ended December 31, 1996 and 1997.

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
                                                          (In Thousands)
  Service charges on deposit accounts                     $1,629       1,877
  Insurance commissions                                       49         119
  Equity in earnings of unconsolidated subsidiary            216         256
  Securities gains (losses)                                  138         (14)
  Gain (loss) on sale of loans                                11          24
  Gain on sale of other real estate                            1           2
  Gain (loss) on sale of assets                                3         -0-
  Other income                                               520         576
                                                          ------       -----
    Total Non-interest Income                             $2,567       2,840
                                                          ======       =====

     Non-interest income for the year ended December 31, 1997 as compared to 1996 increased approximately $273,000. Service charges on deposit accounts for the year ended December 31, 1997 as compared to 1996 increased approximately $248,000. This increase was related primarily to an increase in the number of transaction deposit accounts with NSF charges. Securities gains for the year ended December 31, 1997 as compared to 1996 decreased approximately $152,000. Equity in earnings of unconsolidated subsidiary increased approximately $40,000. This represents PAB's 50% interest in the earnings of Empire Financial Services, Inc., an unconsolidated subsidiary which is 50% owned by FCB, which was acquired by PAB effective January 1, 1995. All other income increased from approximately $584,000 for the year ended December 31, 1996 to approximately $721,000 in 1997.

NONINTEREST EXPENSES

     The following table presents the principal components of noninterest expenses for the years ended December 31, 1996 and 1997:

                                        YEAR ENDED DECEMBER 31,
                                        -----------------------
                                           1996         1997
                                        -----------  ----------
                                            (In Thousands)
  Compensation                               $3,597       4,128
  Other personnel expenses                      745         954
  Occupancy expense of bank premises            406         430
  Furniture and equipment expense               778         838
  Federal deposit insurance                     103          64
  Special SAIF assessment                       385         -0-
  Postage and courier services                  194         228
  Supplies                                      270         358
  Amortization                                  108         108
  Other operating expenses                    1,723       1,916
                                             ------       -----

    Total Noninterest Expenses               $8,309       9,024
                                             ======       =====

     Noninterest expenses for the year ended December 31, 1997 as compared to 1996, increased approximately $715,000 or 8.6% ($1,100,000 or 13.9% excluding special SAIF assessment in 1996).

     Compensation and other personnel expenses increased approximately $740,000 reflecting an increase in the number of employees, in wage levels and in the cost of employee benefits. During the quarter ended September 30, 1996, the much publicized pending legislation which would result in a special SAIF assessment to recapitalize the insurance fund was signed into law. This assessment affected PAB's then thrift subsidiary, FCB, and resulted in an assessment of $.657 per $100 of domestic deposits held as of March 31, 1995. This assessment amounted to $385,000. Federal deposit insurance decreased $39,000 for the year ended December 31, 1997 compared to 1996 as a result of reductions in federal deposit insurance premium rates. All other expenses increased approximately $399,000 or 11.8%. The increases were primarily attributed to a larger volume of business.

INCOME TAXES

     The effective tax rate for the year ended December 31, 1996 was 33.0% compared to 34.9% for the year ended December 31, 1997.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK (QUANTITATIVE AND QUALITATIVE DISCLOSURES-ABOUT MARKET RISK)

     PAB's financial performance is impacted by, among other factors, interest rate risk and credit risk. PAB utilizes no derivatives to mitigate its credit risk, relying instead on strict underwriting standards, loan review and an adequate loan loss reserve. See "Management's Discussion and Analysis or Plan of Operation".

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by PAB's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio value ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of PAB's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     PAB's exposure to interest rate risk is reviewed on at least a quarterly basis by its Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine PAB's change in NPV in the event of hypothetical changes in interest rates. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within limits acceptable by the PAB Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within acceptable limits.

     In order to reduce the exposure to interest rate fluctuations, PAB has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. First, PAB has put greater emphasis on adjustable rate loans, which generally reprice in one year or short-term loans. Second, PAB has focused its investment activities on short- and medium-term securities. Third, PAB has attempted to maintain and increase its regular savings and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates. Fourth, PAB has utilized long-term borrowings to adjust the term to repricing of its liabilities.

     Interest rate sensitivity analysis is used to measure PAB's interest rate risk by computing estimated changes in NPV of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of two hundred basis points. The following tables present PAB's projected change in NPV and net interest income for the various rate shock levels as of December 31, 1997. NPV values and impact on net interest income for PAB are regularly calculated internally. All market rate sensitive instruments presented in these tables are classified as available-for-sale. PAB has no trading securities.

CHANGES IN NET PORTFOLIO VALUE:
-------------------------------


                                     MARKET
                                    VALUE OF
CHANGE IN                           PORTFOLIO     ACTUAL      PERCENT
   INTEREST RATES                    EQUITY       CHANGE      CHANGE
--------------------               -----------  -----------  ---------
200 basis point rise               $ 6,203,000  (6,267,000)    (50.3%)
Base Rate Scenario                  12,470,000         -0-       .00
200 basis point decline             19,623,000   7,153,000      57.4%

CHANGES IN NET INTEREST INCOME:
---------------------------------

                                       NET
CHANGE IN                           INTEREST      ACTUAL     PERCENT
   INTEREST RATES                    INCOME       CHANGE     CHANGE
------------------                 -----------  ----------   -------
200 basis point rise               $28,474,400     811,000       2.9%
Base Rate Scenario                  27,663,000         -0-       .00
200 basis point decline             26,320,000  (1,343,000)     (4.9%)

     The preceding table indicates that at December 31, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, PAB's NPV would be expected to decrease and in the event of a decrease in prevailing market rates, PAB's net interest income would be expected to decrease. At December 31, 1997, PAB's estimated changes in NPV were acceptable to the PAB Board of Directors.

     NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent consultants and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of NPV. Certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In addition, the proportion of adjustable rate loans in PAB's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable rate loans may decrease in the event of interest rate increases.

INTEREST RATE SENSITIVITY GAP UP TO ONE YEAR

     As of December 31, 1997, excluding NOW and savings accounts, which PAB does not consider to be rate sensitive, PAB has a positive interest sensitivity gap up to one year. The following table presents the interest-sensitivity gap of PAB, the ratio of rate sensitive assets to rate sensitive liabilities and comfort ranges as of December 31, 1998.

                                                   UP TO
                                                 ONE YEAR
                                                 ---------
                                            (Dollars In Thousands)
  Total rate sensitive assets                      $ 134,049
  Total rate sensitive liabilities                   122,744
                                                   ---------

  Interest-sensitivity gap                         $  11,305
                                                   =========

  GAP ratio                                             1.09
                                                   =========

  Comfort range                                     .90-1.20
                                                   =========


FINANCIAL CONDITION

     PAB, including its subsidiary banks, reported consolidated total assets of approximately $328.8 million at December 31, 1997 and $297.3 million at December 31, 1996 representing an increase of approximately $31.5 million for the year ended December 31, 1997. Loan growth exceeded deposit growth as loans increased approximately $26.7 million and deposits increased approximately $17.5 million. Additionally, funds were provided by operations of $5.1 million, sale of stock of $.1 million, Federal Home Loan Bank advances of $11.1 million, decrease in investment securities of $4.3 million and decrease in federal funds sold of $2.8 million. These funds were used to purchase additional bank premises and equipment of $1.1 million, pay dividends of $.7 million, increase interest-bearing deposits $1.9 million, increase cash by $8.5 million, acquire life insurance policies of $.8 million and decrease note payable to correspondent bank by $1.2 million. The growth in loans and deposits is attributable to several factors, including growth in the customer base due to the business development efforts of the management team, the pricing of loans and deposits and the favorable economic conditions experienced in the markets served by PAB's subsidiary banks. The acquisition of life insurance policies was attributed to the acquisition of single deposit life insurance policies on certain key employees added to the deferred compensation plan which was established in 1994. While the benefits to be paid pursuant to the plan are to be funded from the general assets of PAB, the life insurance policies provide the primary funding source. The balance of such cash values at December 31, 1997 was approximately $2,747,000.

     The changes in interest rates as previously discussed are reflective of interest rates in general and market conditions, including competition. Changes in short-term funds, including cash and due from banks, federal funds sold, interest-bearing deposits and investment securities, are reflective of the liquidity position of PAB.

     PAB's capital to assets ratio as of December 31, 1997 and 1996 was 9.35% and 9.10%, respectively.

     PAB and its subsidiary banks are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on PAB's and its subsidiary banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, PAB and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

     The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that PAB and its subsidiary banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from banking regulators categorized PAB and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, PAB and its subsidiary banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the institutions' category.

     PAB's actual capital amounts and ratios and the minimum amounts and ratios under the capital adequacy and prompt corrective action provisions are presented below:

                                                                              TO BE WELL
                                                                           CAPITALIZED UNDER
                                                       FOR CAPITAL          PROMPT CORRECTIVE
                                    ACTUAL:         ADEQUACY PURPOSES:      ACTION PROVISIONS:
                               ------------------   -------------------     -------------------
                                AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT           RATIO
                               --------   -------   ---------   -------   --------        --------
                                                            (Dollars in thousands)
As of December 31, 1996
  Total Capital
   (to Risk Weighted Assets)    $27,180    13.56%     16,034     $8.0%      20,043         $10.0%
  Tier 1 Capital
   (to Risk Weighted Assets)     24,674    12.31%      8,017     $4.0%      12,026         $ 6.0%
  Tier 1 Capital
   (to Average Assets)           24,674     8.55%     11,549     $4.0%      14,437         $ 5.0%
As of December 31, 1997
  Total Capital
   (to Risk Weighted Assets)     32,184    14.67%     17,552     $8.0%      21,940         $10.0%
  Tier 1 Capital
   (to Risk Weighted Assets)     29,442    13.42%      8,776     $4.0%      13,164         $ 6.0%
  Tier 1 Capital
   (to Average Assets)           29,442     9.40%     12,522     $4.0%      15,652         $ 5.0%

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity management involves the matching of the cash flow requirements of customers, for the withdrawal of funds or the funding of additional loans, and the ability of PAB's subsidiary banks to meet those requirements. Management monitors and maintains appropriate levels of assets and liabilities so that maturities of assets are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

     PAB's subsidiary banks' liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled payments on its loans and interest on its subsidiary banks' investments. PAB's subsidiary banks may also utilize their cash and due from banks, short-term deposits with financial institutions, federal funds sold and investment securities to meet liquidity requirements. At December 31, 1997, PAB's subsidiary banks' cash and due from banks were approximately $20.2 million (after reduction for their required reserves of $1.3 million), their short-term deposits with financial institutions were $3.2 million and their federal funds sold were $11.7 million. The effect of the required reserves is to reduce available liquidity. All of the above can be converted to cash on short notice. The sale of investments, which had a market value of approximately $52.6 million at December 31, 1997, can also be used to meet liquidity requirements, to the extent the investments are not pledged to secure public funds on deposit as required by law. Securities with a market value of $28.2 million were pledged as of December 31, 1997.

     PAB's subsidiary banks' funding needs are based primarily on the volume of lending. The primary funding source is from new deposits. PAB's subsidiary banks seek to attract new deposits by paying rates of interest on deposit accounts which are competitive in their respective primary service areas. PAB's subsidiary banks generally do not pay brokers' commissions in connection with the obtaining of deposits or have deposits outside the primary service area. PAB's subsidiary banks do not pay premiums to attract deposits. As of December 31, 1997, the average cost for deposit liabilities was approximately 5.23%. PAB's subsidiary banks continue to expect that new deposits will serve as its primary funding source.

     PAB's subsidiary banks also have the ability, on a short-term basis, to borrow and purchase federal funds from other financial institutions. PAB's subsidiary banks are members of the Federal Home Loan Bank of Atlanta and as such have the ability to secure advances therefrom, although the cost of such advances exceed lower cost alternatives such as deposits from the local communities. PAB's subsidiary banks had advances outstanding from the Federal Home Loan Bank of Atlanta of $28.2 million at December 31, 1997 at an average rate of 6.20%.

     The average loan to deposit ratio for PAB at December 31, 1997 was 84.1% compared to 79.5% at December 31, 1996.


     PAB has announced its plans to acquire Investors and has signed a Merger Agreement. The anticipated effective date is prior to May 31, 1998. The transaction is to be consummated by the issuance of 1,710,114 shares of PAB Common Stock in exchange for the outstanding common stock, warrants, and options of Investors. It is anticipated that the Merger will qualify as a "pooling of interests" for financial reporting purposes. Regulatory and shareholder approvals will be required.

     On February 10, 1998, PAB announced plans to effect a two-for-one stock split on March 10, 1998 to shareholders of record on February 17, 1998.

     Management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on PAB's liquidity, capital resources or operations, including recommendations by regulatory authorities which would have such an effect.

YEAR 2000 ISSUE

     Based on a preliminary study, PAB expects to spend approximately $200,000 to $250,000 from 1998 through 1999 to modify its computer information systems enabling proper processing of transactions relating to the year 2000 and beyond. PAB continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Accordingly, PAB does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations. The amount expensed in 1997 was immaterial.

AVERAGE BALANCE SHEETS

    The following table presents average balance sheets for the years ended December 31, 1996 and 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
            ASSETS                                        1996             1997
            ------                                       ------          -------
                                                         (Dollars in thousands)
Cash and Cash Equivalents:
 Cash and Due From Banks                                    $ 10,727    11,967
 Interest-Bearing Deposits in Other Banks                      1,342     3,493
 Federal Funds Sold and Securities Purchased Under
  Agreement to Resell                                          6,566     4,738
                                                            --------   -------
   Total Cash and Cash Equivalents                            18,635    20,198
Time Deposits                                                    836     1,027
Investment Securities                                         60,275    54,196
Investment in Unconsolidated Subsidiary                          142       118
Loans, Net of Allowance for Loan Losses and unearned
 Interest                                                    185,232   210,782
Bank Premises and Equipment                                    6,672     7,160
Land and Building of Former Banking Offices                      387       415
Land Held for Future Development                                 367       282
Property Acquired in Settlement of Loans                         422       142
Accrued Interest Receivable                                    3,230     3,488
Goodwill                                                       2,320     2,212
Cash Value of Life Insurance                                   1,732     2,135
Other Assets                                                     802       828
                                                            --------   -------
  Total Assets                                              $281,052   302,983
                                                            ========   =======

              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Deposits:
 Demand                                                     $ 34,551    36,621
 NOW                                                          52,145    51,431
 Savings                                                      17,460    17,310
 Time                                                        131,995   144,284
                                                            --------   -------
                                                             236,151   249,646

Federal Funds Purchased                                          628       633
Notes Payable                                                  2,100       954
Advances from Federal Home Loan Bank                          15,493    20,391
Accrued Interest                                                 652       749
Other Liabilities                                                982     1,575
                                                            --------   -------

  Total Liabilities                                          256,006   273,948
                                                            --------   -------

Stockholders' Equity:
 Common Stock                                                  1,264     1,264
 Additional Paid in Capital                                   15,183    15,879
 Retained Earnings                                             9,941    12,956
 Unrealized Gain (Loss) on Available-for-Sale Securities         (77)      (60)
                                                            --------   -------
                                                              26,311    30,039
 Treasury Stock                                               (1,265)   (1,004)
                                                            --------   -------
                                                              25,046    29,035
                                                            --------   -------
  Total Liabilities and Stockholders' Equity                $281,052   302,983
                                                            ========   =======

AVERAGE YIELDS EARNED AND RATES PAID

    The following table presents the average balances, average yields and interest earned on interest-earning assets and average rates and interest paid on interest-bearing liabilities for the years ended December 31, 1996 and 1997.

                                                             YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                       1996                         1997
                                               --------------------        ----------------------
                                             AVERAGE   INCOME/  YIELDS/   AVERAGE   INCOME/  YIELDS/
                                             BALANCES  EXPENSE   RATES    BALANCES  EXPENSE   RATES
                                             --------  -------  --------  --------  -------  --------
                                                              (Dollars in thousands)
Average yield on loans /(1)(3)/              $187,676   18,034     9.61%   213,468   20,898     9.79%
Average yield on taxable
 investment securities                         57,467    3,662     6.37     51,703    3,326     6.43
Average yield on non-tax-
 able investment securities /(2)/               2,917      156     5.34      2,577      131     5.08
Average yield on interest-
 bearing deposits in banks                      2,178       84     3.84      4,520      226     5.00
Average yield on Federal
 Funds sold                                     6,566      274     4.17      4,738      299     6.31
                                             --------   ------     ----    -------   ------     ----

Average yield on all
 interest-earning assets                     $256,804   22,210     8.65%   277,006   24,880     8.98%
                                             ========   ======     ====    =======   ======     ====

Average rate paid on NOW
 account deposits                            $ 52,145    1,659     3.18%    51,431    1,539     2.99%
Average rate paid on savings
 deposits                                      17,460      543     3.11     17,310      528     3.06
Average rate paid on time deposits            131,995    7,822     5.93    144,284    8,399     5.82
Average rate paid on advances from
 Federal Home Loan Bank                        15,493      843     5.44     20,391    1,227     6.02
Average rate paid on other long-term
 indebtedness                                   2,100      162     7.71        954       77     8.07

Average rate paid on Federal Funds
 purchased                                        628       33     5.25        633       27     4.27
                                             --------   ------     ----    -------   ------     ----

Average rate paid on all interest-bearing
 liabilities                                 $219,821   11,062     5.04%   235,003   11,797     5.02%
                                             ========   ======     ====    =======   ======     ====
Average net yield on interest-earning
 assets (net interest income as a
 percentage of average interest-earning
  assets)                                                          4.34%                        4.72%
                                                                   ====                         ====

___________________

/(1)/ Non-accruing loans have been included in the "average amount outstanding" and average loans have not been reduced by the allowance for loan losses.
/(2)/ Interest income on tax exempt securities has not been calculated on a tax equivalent basis.
/(3)/ Loan fees included in interest income amounted to approximately $691,000 in 1996 and $951,000 in 1997.

     The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); (3) changes in rate-volume (changes in rate multiplied by the change in volume). The net change attributable to both volume and rate, which cannot be segregated, has been allocated proportionately to change due to volume and change due to rate.

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                             1995 VS. 1996           1996 VS. 1997
                                           -----------------       -----------------
                                          INCREASE (DECREASE)     INCREASE (DECREASE)
                                                 DUE TO                  DUE TO
                                               ----------              ----------
                                         VOLUME   RATE    NET    VOLUME   RATE    NET
                                         -------  -----  ------  -------  -----  ------
                                                     (Dollars in thousands)
Interest Income:
 Loans                                   $2,292   (242)  2,050    2,520    344   2,864
 Taxable investment securities              284    103     387     (371)    35    (336)
 Non-taxable investment securities           30    (31)     (1)     (18)    (7)    (25)
 Interest-bearing deposits in banks         (74)   (30)   (104)     111     31     142
 Federal Funds sold                          88   (121)    (33)     (30)    55      25
                                         ------   ----   -----    -----   ----   -----

   Total                                  2,620   (321)  2,299    2,212    458   2,670
                                         ------   ----   -----    -----   ----   -----

Interest Expense:
 NOW account deposits                        30     11      41      (22)   (98)   (120)
 Savings deposits                           (33)   (11)    (44)      (5)   (10)    (15)
 Time deposits                              883     82     965      721   (144)    577
 Federal Funds purchased                     31    -0-      31      -0-     (6)     (6)
 Advances from Federal Home Loan Bank       480    (28)    452      287     97     384
 Other long-term indebtedness                (6)     3      (3)     (93)     8     (85)
                                         ------   ----   -----    -----   ----   -----

   Total                                  1,385     57   1,442      888   (153)    735
                                         ------   ----   -----    -----   ----   -----

Net Interest Income                      $1,235   (378)    857    1,324    611   1,935
                                         ======   ====   =====    =====   ====   =====

INVESTMENT PORTFOLIO

    The following table presents investments in obligations of (1) U.S. Treasury and other U.S. government agencies and corporations, (2) states of the U.S. and political subdivisions and (3) other securities as of December 31, 1996 and 1997.

                                                          DECEMBER 31,
                                                    ------------------------
                                                1996                    1997
                                              --------                --------
                                       SECURITIES  SECURITIES  SECURITIES  SECURITIES
                                       AVAILABLE-   HELD-TO-   AVAILABLE-   HELD-TO
                                        FOR SALE    MATURITY    FOR SALE    MATURITY
                                       ----------  ----------  ----------  ----------
                                                   (Dollars in thousands)

 U.S. Treasury and other
   U.S. government agencies
   and corporations                       $51,335         -0-      45,582         -0-
 States of the U.S. and
   political subdivisions                   2,246         -0-       2,804         -0-
 Other securities                           3,157         -0-       4,044         -0-
                                          -------         ---      ------         ---

   Total                                   56,738         -0-      52,430         -0-

 Unrealized gains (losses)
   on available-for-sale-securities            45         -0-         192         -0-
                                          -------         ---      ------         ---

                                          $56,783         -0-      52,622         -0-
                                          =======         ===      ======         ===

(1) Securities available-for-sale are carried at market value and securities held-to-maturity are carried at amortized cost.

    The following table presents the amortized cost (cost for equity securities) of investments in obligations of (1) U.S. Treasury and other U.S. government agencies and corporations, (2) states of the U.S. and political subdivisions and
(3) other securities as of December 31, 1997 that are due (1) in one year or less, (2) after one year through five years, (3) after five years through ten years and (4) after ten years. In addition, the table provides the weighted average yield for each range of maturities.

                                                     AMOUNT AT DECEMBER 31, 1997 DUE IN
                                         AFTER ONE THROUGH     AFTER ONE THROUGH
                  ONE YEAR OR LESS          FIVE YEARS             TEN YEARS          AFTER TEN YEARS           TOTAL
              --------------------------------------------------------------------------------------------------------------
                   AMOUNT     YIELD      AMOUNT      YIELD      AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT      YIELD
                ----------  ---------  ----------  ---------  ----------  --------  ---------  --------  ---------  ---------
                                                           (Dollars in thousands)
U. S. Treasury
 and other
 U. S.
 Government
 Agencies and
 Corporations      $8,977      5.98%      26,807      6.51%       4,920     6.71%      4,878     6.79%     45,582      6.46%

States of the
 U.S. and
 Political
 Subdivisions
 (1)(2)               396      9.14%       2,101      7.79%         214     7.03%        934       18%      2,804      7.80%

Other                 -0-       .00%         -0-       .00%         -0-      .00%      4,044     6.25%      4,044      6.25%
 securities     ----------  ---------  ----------  ---------  ----------  --------  ---------  --------  ---------  ---------
 (2)(3)

Total               $9,373      6.12%      28,908      6.60%       5,134     6.73%      9,015     6.52%     52,430     6.51%
                ==========  =========  ==========  =========  ==========  ========  =========  ========  =========  =========

(1) Yields on tax exempt obligations have not been computed on a tax equivalent basis.

(2) As of December 31, 1997, there was no aggregate book values of any issuer which exceeded 10% of stockholders' equity.

(3) Consists of domestic corporate notes, stocks and mutual funds which are comprised of Federal Home Loan Bank of Atlanta and Georgia Bankers Bank stock and mutual funds consisting predominately of U.S. Government securities. Yield represents yield earned for 1997.

LOAN PORTFOLIO

    Before reduction for the allowance for loan losses, the loan portfolio totaled approximately $224.9 million at December 31, 1997 which was an increase of approximately $26.5 million from December 31, 1996 or 13.4%. During the year ended December 31, 1997, average net loans were approximately $210.8 million compared to $185.2 million in 1996, an increase of approximately $25.6 million. During the year ended December 31, 1995, average net loans were approximately $161.7 million. These average loan levels reflected a greater rate of growth from 1996 to 1997 of $25.6 million compared to the rate of growth from 1995 to 1996 of $23.5 million.

    The following table sets forth information summarizing the composition of the loan portfolio at December 31, 1996 and 1997:

                                                    DECEMBER 31,
                                              ------------------------
                                                  1996         1997
                                              ------------  ----------
                                               (Dollars in thousands)
Commercial, financial and agricultural           $ 33,183      39,078
Real estate - construction                         10,645      13,311
Real estate - mortgage                            126,951     143,879
Installment loans to individuals and other         23,074      23,925
Loans secured by deposits                           4,586       4,812
Overdrafts                                            270         195
Foreign loans                                         -0-         -0-
                                                 --------     -------
                                                  198,709     225,200
Deferred loan fees, net                              (143)       (164)
Unearned interest                                    (160)       (173)
                                                 --------     -------
                                                  198,406     224,863
Allowance for loan losses                          (2,550)     (2,865)
                                                 --------     -------

 Loans, Net                                      $195,856     221,998
                                                 ========     =======

    The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans for the categories indicated maturing based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less.

                                            AMOUNTS AT DECEMBER 31, 1997 DUE IN
                                          ----------------------------------------
                                                    AFTER ONE
                                                       YEAR
                                          ONE YEAR   THROUGH    DUE AFTER
                                          OR LESS   FIVE YEARS  FIVE YEARS  TOTAL
                                          --------  ----------  ----------  ------
                                                   (Dollars in thousands)
Commercial, financial and agricultural     $19,819      13,128       6,131  39,078
Real estate - construction                  10,789       1,714         808  13,311
Loans secured by deposits                    3,602       1,159          51   4,812
                                           -------      ------       -----  ------

   Total                                   $34,210      16,001       6,990  57,201
                                           =======      ======       =====  ======

    The following table presents the total amount of loans shown in the preceding table which are due after one year and which have fixed interest rates and have variable interest rates.

Loans maturing after one year with:
 Fixed interest rates                                                      $ 9,356
 Variable interest rates                                                    13,635
                                                                           -------

   Total                                                                   $22,991
                                                                           =======

    The following table presents information concerning outstanding balances of nonperforming loans at December 31, 1996 and 1997. Nonperforming loans consists of loans which have been placed on nonaccrual status or are past due more than ninety days with respect to principal or interest.

                                                     DECEMBER 31,
                                                 ---------------------
                                                    1996        1997
                                                 -----------  --------
                                                 (Dollars in thousand)
Loans accounted for on a nonaccrual basis (1)          $ 291       368
Accruing loans which are contractually past
 due 90 days or more as to principal or
 interest payments (1)                                   241       178
Other loans which are "troubled debt
 restructurings" (1)                                     -0-       -0-

    For the year ended December 31, 1997, for loans accounted for on a nonaccrual basis and other loans which are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, the gross interest income that would have been reported if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period, was approximately $32,000 and the amount of interest income on those loans that was included in net income for the period was approximately $17,000.

    A loan is placed on non-accrual status when the loan has been delinquent for ninety days except where an analysis of related collateral values reflects sufficient collateral to secure principal and accrued interest. When accrual of interest is discontinued, all unpaid accrued interest is reversed.

    As of December 31, 1997, in the opinion of management, there are no additional problem loans of significance which are not now disclosed under information concerning non-accrual, past due and restructured loans.

    As of December 31, 1997, there are no loan concentrations exceeding 10% of total loans which are not otherwise disclosed previously as a category of loans.

    As of December 31, 1997, there are no other interest-bearing assets that would be required to be disclosed as nonaccrual, past due or restructured loans if such assets were loans.

(1)  There are no foreign loans.

RESERVE FOR POSSIBLE LOAN LOSSES

    An allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, specific impaired loans and current economic conditions that may affect the borrowers' ability to pay.

    The reserve for possible loan losses was approximately 1.27% of outstanding loans at December 31, 1997 and 1.29% at December 31, 1996. The reserve was increased to approximately $2,865,000 at December 31, 1997 from approximately $2,550,000 at December 31, 1996. Nonperforming loans increased from approximately $291,000 at December 31, 1996 to approximately $368,000 at December 31, 1997, representing .16% of total loans. Management believes that the reserve for loan losses of approximately $2,865,000 at December 31, 1997 is adequate due to the $261,000 of charge offs in the year ended December 31, 1997 and the fact that approximately $162.0 million or 71.9% of the banks' loan portfolio consisted of loans secured by real estate and deposit accounts.

    The following table sets forth an analysis of loss experience for the periods indicated:

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                      1996          1997
                                                  -------------  ----------
                                                   (Dollars in thousands))
Balance at beginning of period                          $2,294       2,550
                                                        ------       -----
Charge-Off's:
 Domestic:
   Commercial, financial and agricultural                   18          56
   Real estate - construction                              -0-         -0-
   Real estate - mortgage                                   83          36
   Installment loans to individuals                         60         169
   Loans secured by deposits                               -0-         -0-
   Overdrafts                                              -0-         -0-
 Foreign                                                   -0-         -0-
                                                        ------       -----

                                                           161         261
                                                        ------       -----
Recoveries:
 Domestic:
   Commercial, financial and agricultural                  -0-         -0-
   Real estate, construction                               -0-         -0-
   Real estate - mortgage                                  -0-          16
   Installment loans to individuals                         12          27
   Loans secured by deposits                               -0-         -0-
   Overdrafts                                              -0-         -0-
 Foreign                                                   -0-         -0-
                                                        ------       -----

                                                            12          43
                                                        ------       -----
Net Charge-Off's                                           149         218
                                                        ------       -----
Additions charged to operations                            405         533
                                                        ------       -----
Balance at end of period                                $2,550       2,865
                                                        ======       =====
Ratio of net charge-off's during the period to
 average loans outstanding during the period              $.08%        .10%
                                                        ======       =====

    The banks have allocated the reserve for possible loan losses according to the amounts deemed to be reasonably necessary at each year end to provide for the possibility of losses being incurred within the categories of loans set forth in the table below based on management's evaluation of the loan portfolio. The amounts and percentages of such components of the reserve for possible loan losses at December 31, 1996 and 1997 and the percent of loans in each category to total loans are presented below.

                                              DECEMBER 31,
                               -------------------------------------------
                                       1996                   1997
                               ---------------------  --------------------
                                          PERCENT               PERCENT
                                          OF LOANS              OF LOANS
                                          IN EACH               IN EACH
                                        CATEGORY TO           CATEGORY TO
                               AMOUNT   TOTAL LOANS   AMOUNT  TOTAL LOANS
                               -------  ------------  ------  ------------
                                         (Dollars in thousands)
Domestic:
 Commercial, financial and
   agricultural                 $  437        16.70%     509        17.35%
 Real estate - construction        140         5.36      173         5.91
 Real estate - mortgage          1,670        63.89    1,872        63.89
 Installment loans to
   individuals                     303        11.61      311        10.62
 Loan secured by deposits          -0-         2.31      -0-         2.14
 Overdrafts                        -0-          .13      -0-          .09
Foreign                            -0-          .00      -0-          .00
Unallocated                        -0-          .00      -0-          .00
                                ------       ------    -----       ------

                                $2,550       100.00%   2,865       100.00%
                                ======       ======    =====       ======

    The following table sets forth an analysis of the average amount outstanding and the average rate paid for all deposits for the categories and periods indicated.

                                                 YEAR ENDED DECEMBER 31,
                                        ------------------------------------------
                                                1996                1997
                                             ---------            --------
                                         AVERAGE    AVERAGE    AVERAGE   AVERAGE
                                         AMOUNT    RATE PAID   AMOUNT   RATE PAID
                                        ---------  ----------  -------  ----------
                                                  (Dollars in thousands)
Deposits in domestic bank
 offices:
 Noninterest-bearing demand deposits     $ 34,551        .00%   36,621        .00%
 Interest-bearing demand deposits          52,145       3.18    51,431       2.99
 Savings deposits                          17,460       3.11    17,310       3.06
 Time deposits                            131,995       5.93   144,284       5.82
Deposits in foreign banking offices           -0-        .00       -0-        .00
                                         --------              -------
   Total                                 $236,151              249,646
                                         ========              =======

DEPOSIT MATURITIES

    The principal sources of funds for the Banks' loans and investments are demand, time, savings and other deposits and borrowings. The Banks offer a variety of deposit accounts including checking and NOW accounts, savings and time accounts, certificates of deposit and money market accounts. As of December 31, 1997, total deposits were approximately $267.3 million compared to approximately $249.7 million at December 31, 1996. Although, in some instances, time deposits greater than $100,000 may be more sensitive to changes in interest rates, substantially all the Banks' deposits are derived from within their primary service areas which management believes are not as interest rate sensitive as are more urban service areas. The Banks do not have any brokered deposits.

    The following table summarizes maturity information for time deposits greater than $100,000 at December 31, 1997.

                                   (Dollars in thousands))
 Three months or less                              $12,069
 Over three through six months                      10,498
 Over six through twelve months                     21,039
 Over twelve months                                  2,673
                                                   -------

   Total                                           $46,279
                                                   =======


ADVANCES FROM FEDERAL HOME LOAN BANK

    The following table shows the Company's borrowings from the Federal Home Loan Bank and the weighted average interest rates thereon at the end of the last two years. Also provided are the maximum amount of borrowings and the average amounts outstanding as well as weighted average interest rates for the two years.

                                                         FEDERAL HOME
                                                           LOAN BANK
                                                            ADVANCES
                                                     -----------------------
                                                      (Dollars in thousands)
 Balance at December 31:
     1997                                                  $28,168
     1996                                                   17,096
Weighted Average Interest
 Rate At Year End:
     1997                                                    6.20%
     1996                                                    6.42%
 Maximum Amount Outstanding
   At Any Month's End:
     1997                                                  $28,168
     1996                                                   22,650
 Average Amount Outstanding
   During The Year:
     1997                                                  $20,391
     1996                                                   15,493
Weighted Average Interest
 Rate During The Year:
     1997                                                     6.02%
     1996                                                     5.44%

INTEREST RATE SENSITIVITY

    The relative interest rate sensitivity of the Banks' assets and liabilities indicates the extent to which the Banks' net interest income may be affected by interest rate movements. The Banks' ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net interest income is to measure, in a number of time frames, the interest-sensitivity gap, by subtracting interest-sensitive liabilities from interest-sensitive assets, as reflected in the following table. Such interest-sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves.

    The following table presents the interest sensitivity gap of the companies as of December 31, 1997.


                                                      OVER      OVER
                                             3     3 MONTHS    1 YEAR
                                          MONTHS    THROUGH    THROUGH   OVER
                                         OR LESS   12 MONTHS   5 YEARS  5 YEARS   TOTAL
                                         --------  ---------   -------  -------  -------
(Dollars in thousands)
Interest-earning assets:
 Short-term deposits                     $  2,198      1,000       -0-      -0-    3,198
 Loans                                     86,828     18,857    61,388   57,790  224,863
 Investment securities                      3,454      9,992    26,368   12,616   52,430
 Federal funds sold                        11,720        -0-       -0-      -0-   11,720
                                         --------    -------    ------  -------  -------
   Total interest-earning assets          104,200     29,849    87,756   70,406  292,211
                                         --------    -------    ------  -------  -------

Interest-bearing liabilities:
 NOW, savings and money
   market accounts (1)                        -0-        -0-       -0-      -0-      -0-
 Time deposits                             34,749     79,590    33,815      -0-  148,154
 Advances from Federal Home
  Loan Bank                                   488      7,917    13,791    5,972   28,168
                                         --------    -------    ------  -------  -------
   Total interest-bearing liabilities      35,237     87,507    47,606    5,972  176,322
                                         --------    -------    ------  -------  -------

Interest-sensitivity gap                 $ 68,963    (57,658)   40,150   64,434  115,889
                                         ========    =======    ======  =======  =======

Cumulative interest sensitivity GAP      $ 68,963     11,305    51,455  115,889
                                         ========    =======    ======  =======

Interest Sensitivity GAP ratio               2.96        .34      1.84    11.79
                                         ========    =======    ======  =======

Cumulative interest
 sensitivity GAP ratio                       2.96       1.09      1.30     1.66
                                         ========    =======    ======  =======

Comfort range .90 - 1.20


(1)  Not considered rate sensitive.

IMPACT OF INFLATION AND CHANGING PRICES

    The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets, such as property, plant and equipment, and inventories and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to change in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of the company's ability to react to changing interest rates. This information is presented in further detail in the section entitled "Average Yields Earned and Rates Paid".

                            DESCRIPTION OF INVESTORS

GENERAL

     Investors is a bank holding company operating a community bank in Bainbridge, Georgia. Investors was incorporated under the laws of Georgia in 1991 and commenced operations that year by acquiring 100% of the outstanding shares of Bank. All of Investors' activities are currently conducted by its wholly-owned community banking subsidiary.

Employees

     As of February 4, 1998, the Bank had an aggregate of 28 full-time equivalent employees, and Investors had no full-time equivalent employees. Neither Investors, nor the Bank is a party to any collective bargaining agreement, and Investors and the Bank believes that their employee relations are good.

PROPERTIES

     The Bank's main office is located at 226 South Broad Street in downtown Bainbridge, Georgia and occupies approximately 16,300 square feet and has four drive-through lanes. In addition, the Bank has one full service branch office located at 1510 Dothan Road on the west side of Bainbridge. This branch office occupies approximately 2,700 square feet. The Bank has two ATMs, one located at the Bank's main office and one located at a stand-alone building at the Bainbridge Mall. The Bank owns all of its banking facilities.

COMPETITION

     The banking business in general and in the Bank's market area is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, consumer finance companies, credit associations, securities brokerages, insurance companies and money market mutual funds operating in Decatur and Seminole Counties, surrounding areas and elsewhere. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer-based banking and similar services. Many of these competitors have substantially greater resources and lending limits, more diversified markets and larger branch networks than Investors and are able to offer similar services at varying costs. In addition, with the enactment of the Riegle-Neal Act and other laws and regulations affecting interstate and intrastate bank expansion, Georgia banks located outside of Decatur and Seminole Counties may now branch into the Bank's market area, and banks which are not located in Georgia may acquire a bank located in Georgia and then branch into the Bank's market area. The effect of such acquisitions and branch establishments may be to further increase the competition faced by Investors.

DIVIDENDS

     During 1997, Investors paid quarterly dividends as follows: first quarter, $.12 per share; second quarter, $.12 per share; third quarter, $.14 per share and fourth quarter, $.14 per share. On March 31, 1998, Investors paid a $.14 per share dividend. Although Investors intends to continue paying cash dividends, the amount and frequency of cash dividends will be determined by Investors' Board of Directors after consideration of earnings, capital requirements and the financial condition of Investors. No assurances can be given that cash dividends will be declared in the future. Additionally, Investors' ability to pay cash dividends will be dependent on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to Investors is restricted by applicable regulatory requirements.
SERVICES

     The Bank is community-oriented, with an emphasis on lending to small businesses and professionals and providing other customary banking services, such as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts and money transfers. The

Bank finance commercial and consumer transactions, makes secured and unsecured loans, including residential mortgage loans, and provides a variety of other banking services.

Deposits

     The Bank offer a full range of depository accounts and services to both consumers and businesses. At December 31, 1997, the Bank's deposit base, totaling approximately $64.9 million, consisted of approximately $11.8 million in non-interest-bearing demand deposits (18.3% of total deposits), approximately $16.1 million in interest-bearing demand deposits (including money market accounts) (24.8% of total deposits), approximately $5.5 million in savings deposits (8.4% of total deposits), approximately $23.3 million in time deposits in amounts less than $100,000 (35.9% of total deposits), and approximately $8.2 million in time deposits of $100,000 or more (12.6% of total deposits).

LOANS

     The Bank makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for its customers. Secured loans include first and second real estate mortgage loans. The Bank also makes direct installment loans to consumers on both a secured and unsecured basis. At December 31, 1997, consumer, real estate (including mortgage and construction loans) and commercial loans represented approximately 23.7%, 60.7%, and 15.6%, respectively, of the Bank's total loan portfolio. The Bank makes a variety of real estate loans, including loans for residential real estate construction, acquisition and development loans, as well as loans for other purposes that are secured by real estate.

     Specific risk elements associated with the Bank's lending categories include, among other factors, the following:

Commercial, financial and agricultural                  Industry concentrations, inability to monitor the
                                                        condition of collateral (inventory, accounts receivable
                                                        and vehicles), lack of borrower management expertise,
                                                        increased competition, and specialized or obsolete
                                                        equipment as collateral

Real estate - construction                              Inadequate collateral and long-term financing agreements

Real estate - mortgage                                  Changes in local economy and caps on variable rate loans

Installment loans to individuals                        Loss of borrower's employment, changes in local economy,
                                                        the inability to monitor collateral (vehicle, boats and
                                                        mobile homes)

LENDING POLICY

     The current lending strategy of the Bank is to offer consumer, real estate and commercial credit services to individuals and entities that meet the Bank's credit standards. The Bank provides its lending officers with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of the Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a single borrower or related group of borrowers.

LOAN REVIEW AND NON-PERFORMING ASSETS

     The Bank's Loan Committee reviews the Bank's portfolio to determine deficiencies and corrective action to be taken. Periodic reviews are conducted of borrowers with total direct and indirect indebtedness of $100,000 or more and of all past-due loans. Past-due loans are reviewed at least monthly by lending officers and a summary report is reviewed monthly by senior management and by the Bank's Loan Committee. The loan review function periodically reviews all relationships over $100,000, whether current or past due. The loan review function reviews significant findings with the Board quarterly. In addition, the Bank maintains internal classifications of problem and potential problem loans. The Bank also has periodic reviews performed by outside experts whose findings are reported to its Board of Directors

ASSET/LIABILITY MANAGEMENT

     The Bank's Board of Directors is charged with establishing policies to manage the assets and liabilities of the Bank. The Board's task is to manage asset growth, net interest margin, liquidity and capital. The Board directs the Bank's overall acquisition and allocation of funds. On a monthly basis, the Bank's Board of Directors receives a report with regard to the monthly asset and liability funds budget and income and expense budget in relation to the actual composition and flow of funds, the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities, the ratio of loan loss reserves to outstanding loans, and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall condition of the local, state and national economy.

INVESTMENT POLICY

     The Bank's investment portfolio policy is to maximize income consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the Bank's Board of Directors. Individual transactions, portfolio composition and performance are reviewed and approved by the Bank's Board of Directors or a committee thereof. The President of the Bank implements the policy and reports to the Bank's full Board of Directors on a monthly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

     In general, the Bank's investment policy is to place 100% of its securities in the Available for Sale portfolio upon purchase. As of December 31, 1997, 100% of the Bank's securities were in the Available for Sale security portfolio.

     At December 31, 1997, $9,100,272 of the Bank's securities consisted of single maturity, fixed-rate U.S. Treasury and Agency securities, $169,777 in municipal securities, and $9,603,520 in mortgage backed securities with a weighted average maturity of the portfolio of less than three years. The primary risks in the Bank's securities portfolio consist of:

       Credit risk, or the risk of default of the issuer. Substantially all of the securities are in Treasury and Agency securities; therefore, the credit risk is primarily limited to the risk of default of the U.S. Government and its agencies.

       Interest rate risk, or the risk of adverse movements in interest rates on the value of the portfolio. In general, a rise in interest rates will cause the value of the Bank's securities to decline. The longer the maturity of an individual security, the greater the effect of a change in interest rates on its value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of Investors and the Bank and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 1997, loans to directors and officers and their associates totaled $3,199,940, or 37.29% of total shareholders' equity.

OWNERSHIP OF INVESTORS COMMON STOCK

     The following table provides the number of shares and percentages of outstanding shares of Investors Common Stock which were owned at April __, 1998, by the directors and executive officers of Investors or the Bank. Percentages of shares of Investors beneficially owned are based on 470,000 shares outstanding at April __, 1998, except that in the case of persons who beneficially own shares pursuant to the right to acquire shares through the exercise of options and warrants, shares subject to such person's options or warrants are included in the denominator for calculating such person's percentage ownership. Percentages which are less than 1% are listed as not applicable.

-----------------------------------------------------------------------------------------------------------------------------
                                                                            PERCENTAGE OF          PERCENTAGE OF PAB
                                              Number of Investors         INVESTORS SHARES        SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                      Shares Beneficially           BENEFICIALLY              OWNED AFTER
                                                    Owned *                     OWNED**                MERGER***
-----------------------------------------------------------------------------------------------------------------------------
Bill J. Jones                                          47,430/(1)/               8.1%                     1.9%
Chairman of the Board of Directors
-----------------------------------------------------------------------------------------------------------------------------
Tracy A. Dixon                                         19,275/(2)/               3.3%                     N/A
President and Director (Principal Executive
 Officer)
-----------------------------------------------------------------------------------------------------------------------------
Major H. Brannen, Jr.                                   1,100/(3)/               N/A                      N/A
Senior Vice President and Director
-----------------------------------------------------------------------------------------------------------------------------
J. W. Harrell                                          45,575/(4)/               7.7%                    1.8%
Director
-----------------------------------------------------------------------------------------------------------------------------
Hilda N. Hines,                                        61,125/(5)/              10.4%                    2.6%
Director
-----------------------------------------------------------------------------------------------------------------------------
Bruce W. Kirbo                                         11,695/(6)/               2.0%                    N/A
Director
-----------------------------------------------------------------------------------------------------------------------------
Paul Kwilecki                                           4,915/(7)/               N/A                      N/A
Director
-----------------------------------------------------------------------------------------------------------------------------
T. Steele Malone                                        4,440/(8)/               N/A                      N/A
Director
-----------------------------------------------------------------------------------------------------------------------------
J. M. Simmons                                          43,040/(9)/               7.3%                    2.0%
Director
-----------------------------------------------------------------------------------------------------------------------------
E. J. Perry, III                                       33,481/(10)/              5.7%                    1.3%
Director
-----------------------------------------------------------------------------------------------------------------------------
All directors and executive officers
as a group                                            310,834/(11)/             52.8%                   12.8%
(11 persons)
-----------------------------------------------------------------------------------------------------------------------------

* Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Information as to beneficial ownership of common stock has been furnished by the respective persons listed in the above table.
** Percentages of Investors shares beneficially owned assume that Investors warrants and options have been exercised.
*** Percentages of PAB shares beneficially owned after the Merger assume that Investors warrants and options are exercised prior to the Effective Time.
/(1)/ Includes 19,400 shares held as custodian for the benefit of grandchildren, to which he disclaims beneficial ownership. Includes 17,865 shares which may be acquired through the exercise of outstanding warrants.
/(2)/ Includes 11,700 shares which may be acquired through the exercise of options and outstanding warrants.
/(3)/ Includes 2,100 shares held in his wife's name to which he disclaims beneficial ownership.
/(4)/ Includes 20,000 shares held by members of his family to which he disclaims beneficial ownership. Includes 20,600 shares which may be acquired through the exercise of outstanding warrants.
/(5)/ Includes 20,375 shares which may be acquired through the exercise of outstanding warrants.

/(6)/ Includes 5,065 shares which may be acquired through the exercise of outstanding warrants
/(7)/ Includes 1,638 shares which may be acquired through the exercise of outstanding warrants.
/(8)/ Does not include 4,000 shares owned by members of his family to which he disclaims beneficial ownership. Includes 3,080 shares which may be acquired through the exercise of outstanding warrants.
/(9)/ Includes 14,113 shares which may be acquired through the exercise of outstanding warrants.
/(10)/ Includes 10,360 shares which may be acquired through the exercise of outstanding warrants.
/(11)/ Includes 102,689 shares which may be acquired through the exercise of outstanding warrants.

EXECUTIVE OFFICERS

     Executive officers of Investors are elected by the Board of Directors annually at the first meeting of the Board following the annual meeting of Investors shareholders and hold office until such officers' successors are chosen and qualified, unless they sooner resign or are removed from office by the Board of Directors.

     Information is set forth below with respect to the age, positions with Investors and its subsidiary, and business experience of the executive officers of Investors as of April __, 1998.

NAME (AGE)                    PRINCIPAL POSITION AND BUSINESS EXPERIENCE
---------                     ------------------------------------------
Tracy A. Dixon (56)           Mr. Dixon currently serves as Director, President and Chief
                              Executive Officer of the Bank and Investors.  He has held these positions since the inception of the Bank and Investors in 1991.

                              During his 32 years of banking, Mr. Dixon worked with the C&S
                              National Bank in Savannah and Atlanta prior to moving to Bainbridge,
                              Georgia in 1987 as the City Executive Officer for the C&S National
                              Bank in Bainbridge.

Major H. Brannen, Jr. (38)    Mr. Brannen currently serves as Director and Senior Vice President of the Bank.  He has served in those capacities since 1995.
                              Previously he worked for Crossroads Bank in Perry, Georgia and
                              Citizens Bank in Vienna, Georgia as a commercial lender.  Mr.
                              Brannen is currently in charge of the lending function of the Bank and has worked with commercial loans since 1988.

Judy M. Powell (45)           Ms. Powell has 22 years of banking experience and has served as
                              Chief Operations Officer for the Bank since its inception in 1991.
                              She currently serves as Secretary of the Board of Directors for the
                              Bank and Investors.

                            MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF INVESTORS

                 Years ended December 31, 1997, 1996 and 1995


     This analysis has been prepared to provide insight into the consolidated financial condition of Investors and addresses the factors which have affected Investors' results of operations. Unless otherwise noted, the financial and other information presented with respect to Investors in this discussion and elsewhere in this Joint Proxy Statement/Prospectus generally includes the accounts of the Bank. The management discussion should be read in conjunction with Investors' consolidated financial statements and accompanying notes included herein which follow are an integral part of this analysis.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

SUMMARY

     Net income for 1997 was $1,185,000, a 22.4% increase from Investors' net income of $968,000 in 1996. Net income for 1996 was $968,000, or 17.2% over 1995 net income of $826,000. The increase in net income in 1997 over 1996 resulted primarily from an increase in interest income and fees resulting from higher loan demand and the Bank's ability to limit increases in its operating expenses. Specifically, Investors had an increase in net interest income of $245,000, an increase in noninterest income of $103,000, an increase in provision for loan losses of $24,000, an increase in noninterest expense of $22,000 and an increase in applicable income taxes of $85,000.

     Investors' results of operations are generally determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense.

     The primary component of consolidated earnings is net interest income, or the difference between interest income on interest-earning assets and interest paid on interest-bearing liabilities. Since interest rates are determined by market forces and economic conditions beyond the control of Investors, the ability to generate net interest income is dependent upon Investors' ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, a key performance measure for net interest income is the net interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets. Interest-earning assets consist of loans, investment securities and Federal funds sold. Interest-bearing liabilities consist of deposits, long-term debt and short-term borrowings. As of December 31, 1997 and 1996 approximately 15% of Investors' deposits were noninterest-bearing. A portion of interest income is earned on tax-exempt investments, such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a taxable-equivalent basis.

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically by the Bank's management based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $144,000 in 1997, $120,000 in 1996 and $132,000 in 1995. Investors recorded net loan charge-offs of $87,000 in 1997, $70,000 in 1996 and $48,000 in 1995. At
December 31, 1997, the allowance for loan losses was 1.42% of total loans outstanding as compared to an allowance for loan losses of 1.36% of total loans outstanding at December 31, 1996 and 1.37% of total loans outstanding at December 31, 1995. The determination of the allowance rests upon management's judgment about factors affecting loan quality and assumptions about the local and national economy. Management considers the year-end allowance for loan losses adequate to cover potential losses in the loan portfolio.

     Average total assets increased $636,000, or .86%, to $74,774,000 in 1997 as compared to $74,138,000 in 1996. The increase in average total assets from 1996 to 1997 was accompanied by a decrease in average deposits of $664,000 and an increase in average borrowings of $473,000. Average total assets increased $2,479,000, or 3.46%, to $74,138,000 in 1996 as compared to $71,659,000 in 1995.
The increase in total assets from 1995 to 1996 was accompanied by an increase of $2,913,000 in average deposits and a decrease of $1,023,000 in average borrowings.

     Following is a condensed summary of the increase in net income for 1997, 1996, and 1995.

                                                             1997                  1996                 1995
                                                       -----------------     -----------------    ----------------
 Net interest income                                   $       3,329,000     $       3,084,000    $      2,885,000
 Provision for loan losses                                       144,000               120,000             132,000
 Other income                                                    705,000               602,000             568,000
 Other expense                                                 2,072,000             2,050,000           2,088,000
                                                       -----------------     -----------------    ----------------
       Income before income taxes                              1,818,000             1,516,000           1,233,000
 Applicable income taxes                                         633,000               548,000             407,000
                                                       -----------------     -----------------    ----------------
       Net income                                      $       1,185,000     $         968,000    $        826,000
                                                       =================      ================    ================

NET INTEREST INCOME

     The net interest margin increased 29 basis points (or 6.33%) to 4.87% in 1997 from 4.58% in 1996. This increase in net interest margin resulted from a nominal increase in interest-earning assets accompanied by an increase of 17 basis points in interest earned on assets to 8.73% in 1997 as compared to 8.56% in 1996. Interest paid on interest-bearing liabilities decreased nine basis points to 4.62% in 1997 as compared to 4.71% in 1996. Interest-earning assets increased 1.56% to $68,445,000 in 1997 as compared to $67,395,000 in 1996.
Average loans increased $2,864,000; average federal funds sold increased $489,000; while average investment securities, including certificates of deposit in other banks, decreased $2,303,000 from 1996 levels. Interest-bearing liabilities increased only $201,000 or .35% to $57,164,000 in 1997 as compared to $56,963,000 in 1996. Net interest income on a taxable-equivalent basis was $3,332,000 in 1997 as compared to $3,089,000 in 1996, representing an increase of 7.87%.

     The net interest margin increased 12 basis points (or 2.69%) to 4.58% in 1996 as compared to 4.46% in 1995. This increase in net interest margin resulted from an increase of 4.13% in interest-earning assets to $67,395,000 in 1996 from $64,722,000 in 1995. Average loans increased $2,821,000; average investment securities, including certificates of deposits in other banks, increased $1,506,000; while average federal funds decreased $1,654,000 from 1995 levels. Interest-bearing liabilities increased by only 2.72% to $56,983,000 in 1996 from $55,472,000 in 1995. Average yield on interest-earning assets increased nine basis points to 8.56% in 1996 as compared to 8.47% in 1995, while interest paid on interest-bearing liabilities increased only three basis points to 4.71% in 1996 as compared to 4.68% in 1995. Approximately 15% of the average deposits were noninterest-bearing deposits in 1997, 1996 and 1995. Net interest income on a taxable-equivalent basis was $3,089,000 in 1996 as compared to $2,886,000 in 1995, representing an increase of 7.03%.

AVERAGE BALANCES AND NET INCOME ANALYSIS

     The following tables set forth the amount of Investors' interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. Non-accruing loans are not material to the total amount of loans outstanding, and such loans have been included in average loans.


                                                                           Year Ended December 31,
                                          ----------------------------------------------------------------------------------------
                                                                 1997                                         1996
                                          -----------------------------------------------  ---------------------------------------
                                                               Interest          Average                      Interest    Average
                                               Average          Income/          Yield/         Average        Income/     Yield/
                                               Balance          Expense         Rate Paid       Balance        Expense   Rate Paid
                                          --------------   ---------------  -------------  --------------  ------------- ---------
                                                                             (Dollars in thousands)
                                          ----------------------------------------------------------------------------------------
ASSETS
 Interest-earning assets:
   Loans, net of unearned interest          $     47,255     $       4,693       9.93%       $     44,391    $     4,371      9.85%
   Investment securities:
    Taxable                                       19,279             1,176       6.10%             21,622          1,322      6.11%
    Nontaxable                                       170                11       6.47%                169             11      6.51%
   Bank owned CD's                                   139                 9       6.47%                100              6      6.00%
   Federal funds sold                              1,602                85       5.31%              1,113             62      5.57%
                                          --------------   ---------------                 --------------  -------------
       Total interest-earning assets              68,445             5,974       8.73%             67,395          5,772      8.56%
                                          --------------   ---------------                 --------------  -------------

 Noninterest-earning assets:
   Cash                                            2,463                                            2,430
   Allowance for loan losses                        (649)                                            (608)
   Unrealized gain on available
    for sale securities                             (138)                                            (157)
   Other assets                                    4,653                                            5,078
                                          --------------                                   --------------
       Total noninterest-earning assets            6,329                                            6,743
                                          --------------                                   --------------

       Total assets                         $     74,774                                     $     74,138
                                             ===========                                      ===========

                                                                            Year Ended December 31,
                                                ----------------------------------------------------------------------------------
                                                                    1997                                     1996
                                                ------------------------------------------ ---------------------------------------
                                                                 Interest       Average                     Interest      Average
                                                    Average      Income/        Yield/         Average       Income/       Yield/
                                                    Balance      Expense       Rate Paid       Balance       Expense     Rate Paid
                                                ------------- ------------ --------------- -------------  ------------   ---------
                                                                                (Dollars in thousands)
                                                ----------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS'
      EQUITY

Interest-bearing liabilities:
 Savings and interest-bearing demand deposits     $    22,308   $      650      2.91%        $    21,927   $       640        2.92%
 Time deposits                                         31,685        1,783      5.63%             32,338         1,849        5.72%
 Other short-term borrowings                               89            6      6.74%                150             9        6.00%
 Other borrowings                                       3,082          203      6.59%              2,548           185        7.26%
                                                ------------- ------------                 -------------  ------------
    Total interest-bearing liabilities                 57,164        2,642      4.62%             56,963         2,683        4.71%
                                                ------------- ------------                 -------------  ------------

Noninterest-bearing liabilities and
 stockholders' equity:
 Demand deposits                                        9,304                                      9,696
 Other liabilities                                        239                                        251
 Stockholders' equity                                   8,067                                      7,228
                                                -------------                              -------------
    Total noninterest-bearing liabilities
       and stockholders' equity                        17,610                                     17,175
                                                -------------                              -------------

    Total liabilities and stockholders' equity    $    74,774                                $    74,138
                                                =============                              =============

Interest rate spread                                                            4.11%                                         3.85%
                                                                           ==============                                =========

Net interest income                                             $    3,332                                 $     3,089
                                                                 =========                                  ==========

Net interest margin                                                             4.87%                                         4.58%
                                                                           ===============                               =========

RATE AND VOLUME ANALYSIS

  The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                             Year Ended December 31,
                                         -------------------------------------------------------------------------
                                                     1997 vs. 1996                         1996 vs. 1995
                                         -------------------------------------------------------------------------
                                            Increase       Changes Due To         Increase       Changes Due To
                                                       ---------------------                 ---------------------
                                           (Decrease)     Rate        Volume     (Decrease)     Rate        Volume
                                         ------------- ----------  ----------    ----------- ---------   ---------
                                                              (Dollars in thousands)
                                         -------------------------------------------------------------------------
Increase (decrease) in:
 Income from earning assets:
   Interest and fees on loans              $   322     $    40     $     282     $   305     $    29     $     276
   Interest on securities:
    Taxable                                   (146)         (3)         (143)        136          21           115
    Nontaxable                                   -          (1)            1          11           -            11
   Bank owned CD's                               3           1             2         (38)          -           (38)
   Interest on Federal funds sold               23          (4)           27        (126)        (14)         (112)
                                         -------------------------------------------------------------------------
       Total interest income                   202          33           169         288          36           252
                                         -------------------------------------------------------------------------

Expense from interest-bearing
 liabilities:
 Interest on savings and interest-
   bearing demand deposits                      10          (1)           11         (31)        (25)           (6)
 Interest on time deposits                     (66)        (29)          (37)        214          64           150
 Interest on short-term borrowings              (3)          1            (4)          6           1             5
 Interest on other borrowings                   18         (21)           39        (104)        (16)          (88)
                                         -------------------------------------------------------------------------
       Total interest expense                  (41)        (50)            9          85          24            61
                                         -------------------------------------------------------------------------

       Net interest income                 $   243     $    83     $     160     $   203     $    12     $     191
                                            ======      ======      ========      ======      ======      ========

NONINTEREST INCOME

     Noninterest income increased $103,000 to $705,000 in 1997 from $602,000 in 1996. The most significant increase represents an increase in service charges on deposit accounts of $81,000. The increase in service charges on deposit accounts was due primarily to an increase in NSF charges on returned checks. Following is a comparison of noninterest income for 1997 and 1996.

                                                                                         Year Ended December 31,
                                                                              --------------------------------------------
                                                                                          1997                     1996
                                                                              ---------------------       ----------------
                                                                                          (Dollars in thousands)
                                                                              --------------------------------------------
        Service charges on deposit accounts                                     $               536         $          455
        Other service charges, commissions and fees                                              23                     28
        Net realized gains (losses) on securities transactions                                   (2)                     4
        Other income                                                                            148                    115
                                                                                $               705         $          602
                                                                                   =================           ============

NONINTEREST EXPENSE

     Salaries and employee benefits decreased $11,000, or 1.13%, in 1997 from 1996. Amortization of intangible assets decreased $19,000, or 7.09%, in 1997 from 1996. All other noninterest expense increased $52,000 for a total increase of $22,000, or 1.07%, over the corresponding amounts in 1996. Following is an analysis of noninterest expense for 1997 and 1996.

                                                                                         Year Ended December 31,
                                                                              --------------------------------------------
                                                                                           1997                    1996
                                                                              -----------------------      ---------------
                                                                                          (Dollars in thousands)
                                                                              --------------------------------------------
       Salaries and employee benefits                                           $                 960        $         971
       Occupancy and equipment expense                                                            374                  370
       Amortization of intangible assets                                                          249                  268
       Other expense                                                                              489                  441
                                                                                $               2,072        $       2,050
                                                                                   ==================          ===========

ASSET/LIABILITY MANAGEMENT

     As part of Investors' interest rate risk management policy, a committee composed of outside directors and officers of the Bank (the "Bank ALCO Committee") examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors its interest rate-sensitivity "gap". An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If Investors' assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net income would be minimal.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Bank ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and cost associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in general market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

     The following table sets forth the distribution of the repricing of Investors' earning assets and interest-bearing liabilities as of December 31, 1997, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Investors' customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                                                              At December 31, 1997
                                                      -------------------------------------------------------------------
                                                                               Maturing or Repricing
                                                      -------------------------------------------------------------------
                                                                     After Three     After One
                                                         Within        Months          Year          After
                                                          Three        Within         Within         Three
                                                         Months       One Year      Three Years      Years        Total
                                                      -----------    -----------    -----------    ---------    ---------
                                                                             (Dollars in thousands)
                                                      -------------------------------------------------------------------
EARNING ASSETS:
 Interest-bearing deposits                              $       -    $      200     $        -     $       -    $     200
 Federal funds sold                                         2,848             -              -             -        2,848
 Investment securities                                      1,316         3,592          5,679         8,272       18,859
 Loans                                                     15,966         4,524         12,454        14,236       47,180
                                                      -----------    -----------    -----------    ------------ ---------
                                                           20,130         8,316         18,133        22,508       69,087
                                                      -----------    -----------    -----------    ------------ ---------
INTEREST-BEARING LIABILITIES:
 Interest-bearing demand deposits (1)                       3,684             -         12,396             -       16,080
 Savings (1)                                                    -             -          5,453             -        5,453
 Certificates less than $100,000                            5,468        11,628          4,552         1,668       23,316
 Certificates, $100,000 and over                            1,800         4,532          1,235           586        8,153
 Other borrowings                                           3,184             -              -             -        3,184
                                                      -----------    -----------    -----------    ------------ ---------
                                                           14,136        16,160         23,636         2,254       56,186
                                                      -----------    -----------    -----------    ------------ ---------

INTEREST RATE SENSITIVITY GAP                           $   5,994    $   (7,844)    $   (5,503)    $  20,254    $  12,901
                                                         ========     =========      =========      ========     ========

CUMULATIVE INTEREST RATE SENSITIVITY GAP                $   5,994    $   (1,850)    $   (7,353)    $  12,901
                                                         ========     =========      =========      ========

INTEREST RATE SENSITIVITY GAP RATIO                          1.42          0.51           0.77          9.99
                                                         ========     =========      =========     =========

CUMULATIVE INTEREST RATE SENSITIVITY GAP RATIO               1.42          0.94           0.86          1.23
                                                         ========     =========      =========      ========

(1) Investors has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates, and, therefore, it has placed such liabilities in the "One to Three Years" category. It has also found that, on the average, the money-market check deposits reprice within three months.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

     Investors' loan portfolio, as of December 31, 1997, was made up primarily of short-term fixed rate loans or variable rate loans. The average contractual life on installment loans is approximately three years, while mortgages are generally variable over one- to five-year periods. Total loans as of December 31, 1997 are shown in the following table according to maturity classifications:
(i) one year or less, (ii) after one year through five years, and (iii) after five years.

                                                                                               December 31, 1997
                                                                                           -----------------------
                                                                                                  (Dollars in
                                                                                                  Thousands)
                                                                                           -----------------------
Maturity:
 One year or less                                                                            $              20,490
 After one year through five years                                                                          23,140
 After five years                                                                                            3,550
                                                                                           -----------------------
                                                                                             $              47,180
                                                                                                ==================

     The following table summarizes loans at December 31, 1997 with the due dates after one year which (i) have predetermined interest rates and (ii) have floating or adjustable interest rates.

                                                                                               December 31, 1997
                                                                                             ---------------------
                                                                                                  (Dollars in
                                                                                                  Thousands)
                                                                                             ---------------------
Predetermined interest rates                                                                 $              26,690
Floating or adjustable interest rates                                                                            -
                                                                                             ---------------------
                                                                                             $              26,690

     Records were not available to present the above information in each category listed in the first paragraph above and could not be reconstructed without undue burden.

LOAN PORTFOLIO

     Management believes that Investors' loan portfolio is adequately diversified. The loan portfolio contains no foreign or energy-related loans or significant concentrations in any one industry, with the exception of residential real estate mortgage loans, which constituted approximately 54% of Investors' loan portfolio as of December 31, 1997. As of December 31, 1997, Investors had outstanding loan commitments of $9.9 million. The amounts of loans outstanding at the indicated dates are shown in the following table according to type of loan.

                                                                                        December 31,
                                                                    ----------------------------------------------------
                                                                               1997                            1996
                                                                    ---------------------           --------------------
                                                                                   (Dollars in thousands)
                                                                    ----------------------------------------------------
Commercial and financial                                            $               5,487           $              4,489
Agricultural                                                                        1,889                          1,216
Real estate - construction                                                            509                            847
Real estate -  mortgage, farmland                                                   2,519                          2,739
Real estate - mortgage,  other                                                     25,606                         24,197
Consumer installment loans                                                         11,157                         11,731
Other                                                                                  13                             25
                                                                    ---------------------           --------------------
                                                                                   47,180                         45,244
Allowance for loan losses                                                            (671)                          (614)
       Loans, net                                                   $              46,509           $             44,630
                                                                      ===================              =================

NONPERFORMING LOANS

     A loan is placed on nonaccrual status when, in management's judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for possible loan losses. Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

                                                                                       December 31,
                                                                    ---------------------------------------------------
                                                                              1997                          1996
                                                                    ---------------------        ----------------------
                                                                                  (Dollars in thousands)
                                                                    ---------------------------------------------------
Loans accounted for on a nonaccrual basis                           $                 104        $                  113
Installment loans and term loans contractually past due ninety days
 or more as to interest or principal payments and still accruing                        9                            24
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of
 deterioration in the financial position of the borrower                                -                             -
Loans now current about which there are serious doubts as to the
 ability of the borrower to comply with present loan repayment                          -                             -
  terms
  Total                                                             $                 113        $                  137
                                                                      ===================           ===================

  As of December 31, 1997, total nonperforming loans were approximately .24% and .30%, respectively, of total loans outstanding at such dates.

  In the opinion of management, any loans classified by regulatory authorities as substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, nor (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past due experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. Investors' allowance for loan losses was approximately $671,000 at December 31, 1997, representing 1.42% of year end total loans outstanding, compared with approximately $614,000 at December 31, 1996, which represented 1.36% of year end total loans outstanding.

  The allowance for loan losses is regularly reviewed based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on each outstanding loan with particular emphasis on any problem loans. No assurance can be given, however, that adverse economic circumstances will not result in increased losses in the Bank's loan portfolio, and require greater provisions for loan losses in the future.

  The following table presents an analysis of Investors' loan loss experience for the periods indicated:

                                                                                         December 31,
                                                                           -----------------------------------------
                                                                                   1997                      1996
                                                                           ----------------          ---------------
                                                                                    (Dollars in thousands)
                                                                           -----------------------------------------
Average amount of loans outstanding                                       $          47,255         $         44,391
                                                                            ===============            =============

Balance of reserve for possible loan losses at beginning of period        $             614         $            564
                                                                            ---------------            -------------
Charge-offs:
 Commercial, financial and agricultural                                                 (16)                     (38)
 Real estate                                                                              -                        -
 Consumer                                                                               (80)                     (43)
Recoveries:
 Commercial, financial and agricultural                                                   1                        2
 Real estate                                                                              -                        -
 Consumer                                                                                 8                        9
                                                                            ---------------            -------------
       Net charge-offs                                                                  (87)                     (70)
Additions to reserve charged to operating expenses                                      144                      120
 Balance of reserve for possible loan losses                              $             671         $            614
                                                                            ===============            =============
Ratio of net loan charge-offs to average loan                                           .18%                     .16%
                                                                            ===============            =============

  The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes the allowance can be allocated only on an approximate basis. The allocation of the allowances to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                          At December 31,
                                          -------------------------------------------------------------
                                                  1997                                    1996
                                          --------------------------             ----------------------
                                                          Percent of                       Percent of
                                                           Loans in                         Loans in
                                                           Category                         Category
                                                           to Total                         to Total
                                            Amount           Loans          Amount            Loans
                                          ----------    -------------     -----------     -------------
                                                              (Dollars in thousands)
                                          -------------------------------------------------------------
      Commercial, financial,
       industrial and agricultural        $     168           16%         $      154             13%
         Real estate                            248           61                 227             61
         Consumer                               121           23                 110             26
         Unallocated                            134           --                 123             --
                                          $     671          100%         $      614            100%
                                           ========     =========           ========      =========

INVESTMENT PORTFOLIO

  Investors manages the mix of asset and liability maturities in an effort to control the effects of changes in the general level of interest rates on net interest income. See "--Asset/Liability Management." Except for its effect on the general level of interest rates, inflation does not have a material impact on Investors due to the rate variability and short-term maturities of its earning assets. In particular, approximately 43% of the loan portfolio is comprised of loans which mature or reprice within one year or less. Mortgage loans, primarily with five- to fifteen-year maturities, are also made on a variable rate basis with rates being adjusted every one to five years. Additionally, 26% of the investment portfolio matures or reprices within one year.

TYPES OF INVESTMENTS

  The amortized cost and fair value of investment securities are as follows:

                                                                            Gross           Gross
                                                        Amortized        Unrealized       Unrealized           Fair
                                                           Cost             Gains           Losses            Value
                                                    ----------------    -------------    --------------    -------------
                                                                            (Dollars in thousands)
                                                    --------------------------------------------------------------------
        Securities Available for Sale
          December 31, 1997:
            U.S. Government and agency securities     $        9,100     $        21     $       (20)     $        9,101
            State and municipal securities                       170               -               -                 170
            Mortgage-backed securities                         9,604              41             (57)              9,588
                                                      $       18,874     $        62     $       (77)     $       18,859
                                                       =============      ==========      ==========       =============

          December 31, 1996:
            U.S. Government and agency securities     $        9,291     $        13     $       (79)     $        9,225
            State and municipal securities                       170               -               -                 170
            Mortgage-backed securities                        11,901              39            (126)             11,814
                                                      $       21,362     $        52     $      (205)     $       21,209
                                                       =============      ==========      ==========       =============

  The following table represents maturities and weighted average yields of investment securities held by Investors at December 31, 1997.

                                                                     Year Ended December 31, 1997
                                ------------------------------------------------------------------------------------------------
                                                            After One Year but       After Five Years
                                    Within One Year          Within Five Years        but Within Ten          After Ten Years
                                                                                          Years
                                -----------------------    ---------------------   ---------------------   ---------------------
                                Amount           Yield      Amount        Yield     Amount        Yield     Amount        Yield
                                ------           -----     -------        ------   -------        ------   -------        ------
                                                                       (Dollars in thousands)
                                -------------------------------------------------------------------------------------------------
U.S. Treasury and Other U.S.
 Government agencies (1)         $   3,802        5.96%    $  14,887       6.25%    $   -           -  %    $  -            -  %
Obligations of states and
 other political subdivisions
 /(1)/ /(2)/                            70        8.57           100       8.64         -           -          -            -

/(1)/ Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.

/(2)/ Yields on securities of state and political subdivisions are stated on a tax equivalent basis using a tax rate of 34%.

DEPOSITS

  Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

                                                                       Year Ended December 31,
                                                 ----------------------------------------------------------------
                                                              1997                               1996
                                                 -------------------------------     ----------------------------
                                                   Amount              Rate            Amount           Rate
                                                 -----------        ------------     ----------      ------------
                                                                        (Dollars in thousands)
                                                 ----------------------------------------------------------------
Noninterest-bearing demand deposits                $    9,304               --%        $    9,696            --%
Interest-bearing demand and savings deposits           22,308             2.91             21,927          2.92
Time deposits                                          31,685             5.63             32,338          5.72
                                                   ----------                          ----------
       Total deposits                              $   63,297                          $   63,961
                                                   ==========                          ==========

  Investors has a large, stable base of time deposits, with little or no dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposit and individual retirement accounts obtained for individual customers.

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1997, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through 12 months and (iii) over 12 months.

                                                                          December 31,
                                                                              1997
                                                                    -----------------------
                                                                     (Dollars in thousands)
                                                                    -----------------------
  Three months or less                                                $               1,800
  Over three through twelve months                                                    4,532
  Over twelve months                                                                  1,821
                                                                         ------------------
  Total                                                               $               8,153
                                                                         ==================

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

  The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to asset ratio (average shareholders' equity divided by average total assets) for the periods indicated.

                                                      Year Ended December 31,
                                                    --------------------------
                                                        1997           1996
                                                    -----------     ----------
Return on assets                                      1.58%            1.31%

Return on equity                                     14.69            13.39

Dividends payout ratio                               20.63            21.36

Equity to assets ratio                               10.79             9.75

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of Investors to meet those needs. Investors seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. In addition, Investors maintains relationships with correspondent banks which could provide funds to them on short notice, if needed.

  The liquidity and capital resources of Investors are monitored on a periodic basis by state and Federal regulatory authorities. At December 31, 1997, Investors' short-term investments were adequate to cover any reasonably anticipated immediate need for funds. Investors was aware of no events or trends likely to result in a material change in their liquidity. At December 31, 1997, Investors' asset ratios were considered adequate based on guidelines established by regulatory authorities. During 1997, Investors increased its capital by retaining net earnings of $940,000. After recording an increase in capital of $91,000 for unrealized gains on securities, net of taxes, total capital increased during 1997 by $1,031,000. At December 31, 1997, total capital of Investors amounted to $8,582,000. At December 31, 1997, there were no outstanding commitments for any major capital expenditures.

  Investors has entered into a definitive Merger Agreement with PAB, pending approval by regulatory authorities and shareholders of Investors. If approvals are obtained, it is expected the Merger will be consummated during the second quarter of 1998. Upon consummation of the Merger, the Bank will be merged with and into FCB and will thereafter be operated as a branch of FCB. Management believes that the Merger will not adversely impact the liquidity of Investors.

  In accordance with risk capital guidelines issued by the Federal Reserve Board, Investors is required to maintain a minimum standard of total capital to weighted risk assets of 8%. Additionally, all member banks must maintain "core" or "Tier 1" capital of at least 4% of total assets ("leverage ratio"). Member banks operating at or near the 4% capital level are expected to have well-diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality and well managed on- and off-balance sheet activities and, in general, be considered strong banking organizations with a composite 1 rating under the CAMEL rating system of banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio is to be 4% plus an additional 100 to 200 basis points.

  The following table summarizes the regulatory capital levels of Investors at December 31, 1997.

                                                                                December 31, 1997
                                            -----------------------------------------------------------------------------------
                                                     Actual                       Required                     Excess
                                            -------------------------   ---------------------------     -----------------------
                                             Amount        Percent        Amount         Percent         Amount        Percent
                                            -------------------------   ---------------------------     -----------------------
                                                                          (Dollars in thousands)
                                            -----------------------------------------------------------------------------------
       Leverage capital                     $   9,759         12.98  %    $  3,007        4.00%          $ 6,752       8.98%
       Risk-based capital:
        Core capital                            9,759         20.12          1,941        4.00             7,818      16.12
       Total capital                           10,366         21.37          3,881        8.00             6,485      13.37

YEAR 2000 ISSUE COSTS

  Based on a preliminary study by management of Investors, Investors expects to incur approximately $175,000, which has been budgeted for 1998 and 1999, to modify its information systems appropriately to accurately process information for the year 2000 and beyond. Investors continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Management expects that the costs to convert Investors' information systems to year 2000 compliance will not have a material impact on Investors' consolidated financial statements.

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, Investors has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by Investors' Board of Directors. Investors has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Bank uses the same credit polities for these off-balance sheet commitments as they do for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at December 31, 1997 and 1996.

                                                                            December 31,
                                                             -----------------------------------------
                                                                   1997                    1996
                                                             ----------------           --------------
                                                                       (Dollars in Thousands)
                                                             -----------------------------------------
         Commitments to extend credit                          $        9,320           $       6,686
         Standby letters of credit                                        555                     315
                                                               $        9,875           $       7,001
                                                                 ============             ===========

IMPACT OF INFLATION

     The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Various information shown elsewhere herein under "-Management's Discussion and Analysis of Financial Condition and Results of Operations of Investors" will assist in the understanding of how well Investors is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distributions and the compositions of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.

                        DESCRIPTION OF PAB COMMON STOCK

GENERAL

     PAB is authorized to issue 15 million shares of common stock, no par value, of which 5,661,385 shares were issued and outstanding as of April 15, 1998. As of April 15, 1998, 200,000 shares of PAB Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the PAB Incentive Stock Option Plan. PAB Common Stock is traded on the American Stock Exchange under the trading symbol "PAB." The number of shares has been adjusted to reflect a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998.

VOTING AND OTHER RIGHTS

     The holders of PAB Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter sufficient to authorize action upon a routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to accumulate their votes.

     In the event of liquidation, holders of PAB Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any PAB preferred stock then outstanding.

     PAB Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of PAB Common Stock are, and upon issuance the shares of PAB Common Stock to be issued to Investors, shareholders will be, validly issued, fully paid and nonassessable.

DISTRIBUTIONS

     The holders of PAB Common Stock are entitled to receive dividends or distributions as the PAB Board may declare out of funds legally available for such payments. The payment of distributions by PAB is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. The corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in their usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment by distribution to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

     The ability of PAB to pay distributions is effected by the ability of the PAB Banks to pay dividends. The ability of the PAB Banks, as well as PAB to pay dividends in the future currently is and could be further influenced by bank regulatory requirements and capital guidelines. See "Certain Regulatory Considerations."

PAB PREFERRED STOCK

     PAB is authorized to issue 1,500,000 shares of preferred stock, of which none were issued as of April 15, 1998. The preferred stock would have such preferences as conferred to it by PAB directors at the time of its issuance.

     CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PAB AND INVESTORS

     At the Effective Time, shareholders, warrant holders and option holders of Investors automatically will become shareholders of PAB, and their rights as shareholders will be governed by PAB's Articles of Incorporation and Bylaws. The following is a summary of the material differences between the rights of shareholders of PAB and Investors. PAB and Investors are both Georgia corporations governed by the GBCC. The following summary does not purport to be a complete statement of the difference in the rights of Investors shareholders and PAB shareholders. This summary is qualified in its entirety by reference to the full text of the GBCC and the Articles of Incorporation and Bylaws of each entity.

AUTHORIZED CAPITAL STOCK

     PAB. PAB is authorized to issue 15,000,000 shares of common stock, no par value, of which 5,661,385 shares were issued and outstanding as of April 15, 1998. As of April 15, 1998, 200,000 shares of PAB Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the PAB Incentive Stock Option Plan. PAB is also authorized to issue 1,500,000 shares of preferred stock, of which none were issued as of April 15, 1998.

     Investors. Investors is authorized to issue 10,000,000 shares of common stock, par value $0.10 per share, of which 470,000 shares were issued and outstanding as of April __, 1998. As of April __, 1998, _____ shares of Investors Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the Investors Option Plan. Investors is also authorized to issue 5,000,000 shares of a special class of stock, par value $1.00 per share, of which no shares were issued and outstanding as of April __, 1998.

DIRECTORS

     PAB. The PAB Articles of Incorporation provide for a Board of Directors having not less than nine members, and the number of directors may be fixed from time to time by a majority vote of the PAB directors. Vacancies may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors. The PAB Board of Directors currently has ten members.

     Pursuant to PAB's Articles, a member of the PAB Board may only be removed by a two-thirds vote of the total issued and outstanding shares of PAB Common Stock.

     Investors. The Bylaws of Investors provide for a Board of Directors with the number of directors fixed by resolution of the Board of Directors or shareholders from time-to-time. The Board is divided into three classes with the directors in each class serving three year terms. Vacancies, unless the shareholders have elected a successor, may be filled by a majority vote of the remaining directors; however, if the vacant office was held by a director elected by a particular voting group, only the holders of shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy. The Investors Board of Directors currently has seven members.

     Investors' Bylaws provide that a director or directors may be removed by the shareholders only with cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group.

SPECIAL MEETING OF SHAREHOLDERS

     PAB. Under the PAB Bylaws, special meetings may be called by (i) the Chairman, (ii) the President, (iii) the Chairman or President when so directed by the Board of Directors or by two directors in writing or (iv) the Chairman or President when so requested by the shareholders in writing. Under the PAB Articles, a two-thirds vote of the total issued and outstanding shares of PAB Common Stock is required in order to call a special meeting of shareholders.

     Investors. The Investors Bylaws provide that special meetings of shareholders of one or more classes or series of shares may be called at any time by (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the President and (iv) Investors upon the written request of the holders of the shares representing two-thirds or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting.

VOTING REQUIREMENTS GENERALLY

     PAB. According to the PAB Articles, each shareholder receives one vote for each share held of record by such holder. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter is the act of the shareholders, except as otherwise provided by law or the PAB Articles. A two-thirds vote of the issued and outstanding shares of the PAB Common Stock is required to (i) approve any merger or consolidation of PAB with or into any other corporation and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of PAB to or with any other corporation, person or entity, with respect to which the approval of PAB's shareholders is required by the GBCC, (ii) remove a member of the PAB Board of Directors, (iii) call a special meeting of the shareholders and (iv) alter, amend, delete or rescind any portion of the provision requiring a two-thirds vote for certain actions.

     Investors. The Investors Bylaws provide that unless required by the GBCC or the Articles of Incorporation, each outstanding share of any class or series having voting rights shall be entitled to one vote on each matter that is submitted to a vote at a shareholders' meeting. Unless otherwise required by the GBCC, the Investors Articles or the Investors Bylaws, if a quorum exists, then action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     PAB. Under the PAB Articles, a two-thirds vote of the total issued and outstanding shares of PAB Common Stock is required in order to alter, amend, delete or rescind the provision in the Articles of Incorporation requiring a two-thirds vote for certain actions. The Bylaws may be altered or amended and new Bylaws may be adopted by PAB's Board of Directors at any annual, regular or special meeting of the Board of Directors.

     Investors. The Investors Articles provide that any amendment, alteration or repeal of the Articles of Incorporation that would otherwise require shareholder action to effect may not be so effected unless either (i) 80% of the Board of Directors recommend such action to the shareholders and the shareholder approval requirements otherwise imposed are satisfied or (ii) the holders of two-thirds of the shares entitled to vote regarding the approval of such action affirmatively vote therefor and the requirements otherwise imposed for recommendation of such action by the Board are satisfied.

     The Bylaws of Investors require the approval of either 80% of the Board of Directors or the holders of shares representing two-thirds of the votes entitled to be cast on the amendment of the Bylaws in order to alter, amend or repeal (i) the special meeting provision, (ii) the provisions regarding the number, election, term of office and removal of directors and (iii) the advance notice requirements for shareholder proposals and nominations. Except as provided under the GBCC or the Bylaws, the Investors Board of Directors shall have the power to alter, amend or repeal the Bylaws or adopt new Bylaws. Any Bylaws adopted by the Board of Directors may be altered, amended or repealed, and new Bylaws adopted, by the shareholders of Investors. The shareholders may prescribe in adopting any Bylaw or Bylaws that the Bylaw or Bylaws so adopted shall not be altered, amended or repealed by the Investors Board of Directors.

FAIR PRICE AND BUSINESS COMBINATIONS STATUTES

     PAB. The PAB Articles and Bylaws do not elect to opt into Sections 14-2-1110 through 14-2-1113 of the GBCC (the "Fair Price Statute") nor into Sections 14-2-1131 through 14-2-1133 of the GBCC (the "Business Combinations Statute").

     Investors. The Bylaws of Investors provide that the Fair Price Statute and the Business Combinations Statute, which provide certain anti-takeover protections to a corporation, are applicable to Investors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     PAB. The PAB Articles and Bylaws do not contain any advance notice requirements.

     Investors. The Investors Bylaws establish advance notice procedures with regard to shareholder proposals and shareholder nomination of candidates for election as directors. For business or a nomination to be brought properly by a shareholder, the shareholder must have given timely notice of the business or nomination in writing to the Secretary of Investors. To be timely, a shareholder's notice of business or nomination must be delivered or mailed to and received at the principal offices of Investors on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. The notice must contain certain information required by the Bylaws. Investors may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

                       CERTAIN REGULATORY CONSIDERATIONS

HOLDING COMPANY REGULATION GENERALLY

     PAB and Investors are registered bank holding companies subject to regulation by the Federal Reserve under the BHC Act. PAB and Investors are required to file financial information with the Federal Reserve periodically and are subject to periodic examination by the Federal Reserve.

     The BHC requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; and (iii) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases, performing certain data processing services, acting as fiduciary or investment or financial advisor, providing discount brokerage services, underwriting bank eligible securities, underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries and making investments in corporations or projects designed primarily to promote community welfare.

     PAB and Investors must also register with the DBF and file periodic information with the DBF. As part of such registration, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of PAB, the PAB Banks, Investors and the Bank and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine PAB or Investors.

     PAB and Investors are "affiliates" of the PAB Banks and the Bank, respectively, under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the PAB Banks to PAB or by the Bank to Investors, (ii) investments in the stock or securities of PAB or Investors by the PAB Banks or the Bank, respectively, (iii) the PAB Banks or the Bank's taking the stock or securities of an "affiliate" as collateral for loans by the PAB Banks or the Bank to a borrower and (iv) the purchase of assets from PAB or Investors by the PAB Banks or the Bank, respectively. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     The PAB Banks are state banks chartered under the Financial Institutions Code of Georgia and are subject to examination by the DBF. The DBF regulates or monitors all areas of the PAB Banks' operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

     The Bank is a national bank chartered under the National Bank Act and is subject to examination by the Office of the Comptroller of the Currency (the "OCC"). The OCC regulates or monitors all areas of the Bank's operations and activities, including reserves, loans, mergers, issuance of securities, payments of dividends, interest rates and establishment of branches.

PAYMENT OF DIVIDENDS

     PAB and Investors are legal entities separate and distinct from their respective subsidiary banks. Most of the revenues of PAB and Investors result from dividends paid to them by their respective subsidiary banks. There are statutory and regulatory requirements applicable to the payment of dividends by the PAB Banks and the Bank, as well as by PAB and Investors to their shareholders.

     Under the regulations of the OCC, the Bank may declare dividends out of its net profits. The approval of OCC is required if the total of all dividends declared by a national banking association exceed the total of its net profits for the year combined with its retained net profits for the preceding two years.

     The payment of dividends by the PAB Banks is subject to the Financial Institutions Code of Georgia and the regulations of the DBF promulgated thereunder which, among other things, provides that the PAB Banks may pay dividends in cash or property only if they are not insolvent and the payment of dividends would not render them insolvent. Additionally, the PAB Banks may pay dividends only out of their retained earnings, and no dividends may be paid if paid-in capital plus unappropriated retained earnings are less than 20% of their capital stock. Further, dividends may not be declared and paid without the approval of DBF if (i) their total classified assets exceed 80% of their equity capital, (ii) their ratio of equity capital to adjusted total assets is less than 6%, or (iii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of their net profits, after taxes but before dividends, for the previous calendar year.

     The payment of dividends by PAB and the PAB Banks and by Investors and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. For 1997, PAB's cash dividend payout to shareholders was 24.14% of net income, and Investors' cash dividend payout to shareholders was 20.63% of net income.

MONETARY POLICY

     The results of operations of the PAB Banks and the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the PAB Banks or the Bank.

CAPITAL ADEQUACY

     The Federal Reserve and the OCC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (i) a minimum level of total capital (as defined) to risk-weighted assets of 8%; (ii) a minimum Tier 1 Capital (as defined) to risk-weighted assets of 4%; and (iii) a minimum 3% leverage ratio of Tier 1 Capital to total average assets for the most highly-rated banks and bank holding companies. "Tier 1 Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve and the OCC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve and the OCC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies.

     The OCC and the Federal Reserve have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The proposed revisions are not expected to have a significant effect on PAB's, the PAB Banks', Investors' or the Bank's capital requirements, if adopted in their current form.

     Effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are required to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 4%; (iii) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 4%; (iv) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Under the FDIC's regulations, PAB's subsidiary banks and the Bank are all "well capitalized" institutions.

     Set forth below are pertinent capital ratios for PAB, the PAB Banks, Investors and the Bank as of December 31, 1997.

         Minimal Capital Requirement                    PAB      PAB Banks     Investors       Bank
                                                        ---      ---------     ---------       ----
Tier 1 Capital to Risk-based Assets:  4.00%/1/         13.42%      11.92%        15.83%       20.12%

Total Capital to Risk-based Assets:  8.00%/2/          14.67%      13.17%        17.08%       21.37%

Leverage Ratio (Tier 1 Capital to Total Average
 Assets):  3.00%/3/                                     9.40%       8.27%        10.34%       12.98%

________________
/1/ Minimum required ratio for "well capitalized" banks is 6%
/2/ Minimum required ratio for "well capitalized" banks is 10%
/3/ Minimum required ratio for "well capitalized" banks is 5%

RECENT LEGISLATIVE AND REGULATORY ACTION

     On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests:
(i) a lending test which will compare the institution's market share of loans in low-and moderate- income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low-and moderate-income areas or individuals, (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low-and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small-and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. This regulation became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

     Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors that agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

     On September 23, 1994, President Clinton signed the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements.

     On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1998. States have the authority to authorize interstate branching prior to June 1, 1998, or alternatively, to opt out of interstate branching prior to that date. The Georgia legislature did not opt out.

     On January 26, 1996, the Georgia Legislature adopted a bill (the "Georgia Intrastate Bill") to permit, effective July 1, 1996, any Georgia bank or group of affiliated banks under one holding company to establish new or additional branch banks in any three counties within the State of Georgia in which it is not currently operating. After July 1, 1998, all restrictions on state-wide branching will be removed. Prior to adoption of the Georgia Intrastate Bill, Georgia only permitted branching via merger or consolidation with an existing bank or in certain other limited circumstances.

     On July 3, 1997, President Clinton signed legislation to clarify that branches of state-chartered banks operating in host states are covered by the laws of their home chartering state. The Riegle-Neal Amendment Act of 1997 is intended to preserve the dual banking system by having state banks come under only the rules of their chartering states. Other legislation dealing with bank modernization is in various stages of the legislative process and no prediction as to the outcome or the impact of such legislation can be made at this time.

FDIC INSURANCE ASSESSMENTS FOR THE BANKS

     The Bank and the PAB Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). In the first five months of 1995, the Bank was assessed $.23 per $100 of deposits, based on a risk-based system whereby banks were assessed on a sliding scale depending upon their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions.

     During 1996, PAB's then thrift subsidiary, FCB, was assessed a charge of $.657 per $100 of domestic deposits held as of March 31, 1995, which amounted to approximately $385,000, to recapitalize the thrift industry insurance fund.

     On August 8, 1995, the FDIC lowered the BIF premium for healthy banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The new rate took effect on September 29, 1995 retroactive to June 1, 1995. On September 15, 1995, the FDIC refunded $38,433 to the Bank for premium overpayments in the second and third quarter of 1995. On November 14, 1995, the FDIC again lowered the BIF premium for healthy banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, the Bank has paid only the legally required annual minimum payment of $2,000 per year for insurance beginning in January 1996, and the PAB Banks have collectively paid $64,240 for insurance beginning in 1997 and $103,175 in 1996.

     On September 29, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted (the "1996 Act"). The 1996 Act's primary accomplishment was to provide for the recapitalization of the Savings Association Insurance Fund ("SAIF") by levying a one-time special assessment on SAIF deposits to bring the fund to a reserve ratio equal to $.25 per $100 of insured deposits and to provide that beginning in 1998, BIF assessments would be used to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation ("FICO") bonds issued in the late 1980s as part of the government rescue of the thrift industry. The law provides that BIF assessments for FICO bond payments must be set at a rate equal to 20% of the SAIF rates for such assessments for 1997, 1998 and 1999. After 1999, all FDIC insured institutions will pay the same assessment rates. For the first six months of 1998, the assessment for the FICO bond payments will be $.0132 per $100 of deposits for BIF deposits and $.0648 per $100 of deposits for SAIF deposits.

                                    EXPERTS

     The consolidated financial statements of PAB as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of Stewart, Fowler & Stalvey, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Investors at December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of Mauldin & Jenkins, LLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of PAB Common Stock being offered hereby is being passed upon for PAB by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP, counsel for PAB, also will opine as to certain federal income tax consequences of the Merger. See "THE MERGER - Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, Investors' Board of Directors knows of no matters that will be presented for consideration at the Investors Special Meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before the Investors Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Investors Special Meeting as determined by a majority of the Board of Directors of Investors.

     As of the date of this Joint Proxy Statement/Prospectus, PAB's Board of Directors knows of no matters that will be presented for consideration at the PAB Special Meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before the PAB Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of PAB Special Meeting as determined by a majority of the Board of Directors of PAB.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

PAB BANKSHARES, INC. AND SUBSIDIARIES
  Independent Auditors' Report                                              F-2
  Consolidated Balance Sheets - December 31, 1997 and 1996                  F-3
  Consolidated Statements of Income - Years ended December 31, 1997 and
  1996                                                                      F-5
  Consolidated Statements of Stockholders' Equity - Years ended December
  31, 1997 and 1996                                                         F-7
  Consolidated Statements of Cash Flows - Years ended December 31, 1997
  and 1996                                                                  F-8
  Notes to Consolidated Financial Statements - December 31, 1997 and 1996   F-10


INVESTORS FINANCIAL CORPORATION AND SUBSIDIARY
  Independent Auditors' Report                                              F-29
  Consolidated Balance Sheets - December 31, 1997 and 1996                  F-30
  Consolidated Statements of Income - Years ended December 31, 1997 and
  1996                                                                      F-31
  Consolidated Statements of Stockholders' Equity - Years ended December
  31, 1997 and 1996                                                         F-32
  Consolidated Statements of Cash Flows - Years ended December 31, 1997
  and 1996                                                                  F-33
  Notes to Consolidated Financial Statements - December 31, 1997 and 1996   F-34

                           INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
PAB Bankshares, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of PAB Bankshares, Inc. and its Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PAB Bankshares, Inc. and its Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Stewart, Fowler & Stalvey, P.C.
-----------------------------------
Stewart, Fowler & Stalvey, P.C.


Valdosta, Georgia
January 23, 1998

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                                    ASSETS
                                    ------

                                                                                                 DECEMBER 31,
                                                                                           ------------------
                                                                                           1996          1997
                                                                                   ------------   -----------
Cash and Cash Equivalents:
 Cash and due from banks                                                           $  9,739,420    18,234,261
 Interest-bearing deposits in other banks                                             3,907,836     3,247,147
 Federal funds sold and securities purchased under
   agreement to resell                                                               14,515,000    11,720,075
                                                                                   ------------   -----------
   Total Cash and Cash Equivalents                                                   28,162,256    33,201,483
Time Deposits                                                                           595,000     3,198,000
Investment Securities available-for-sale, at fair value, Notes 1 and 2               56,783,089    52,622,166
Investment in Unconsolidated Subsidiary, Notes 1 and 19                                 130,872        66,749
Loans, Net of Allowance for Loan Losses ($2,550,242 - 1996; $2,865,478 - 1997)
 and Unearned Interest, Notes 1, 5, 8 and 16                                        195,856,247   221,997,963
Bank Premises and Equipment, Notes 1 and 3                                            6,707,165     7,672,646
Property Acquired in Settlement of Loans and Other Real Estate Owned:
 Land and building of former banking offices, Notes 1 and 4                             445,457       315,277
 Land held for future development, Note 1                                               366,790           -0-
 Property acquired in settlement of loans, Note 1                                       334,596       384,790
Accrued Interest Receivable                                                           3,175,569     3,667,040
Cash Value of Life Insurance, Note 10                                                 1,957,298     2,783,838
Goodwill, Note 1                                                                      2,266,170     2,158,266
Other Assets, Note 1                                                                    524,372       723,564
                                                                                   ------------   -----------

 Total Assets                                                                      $297,304,881   328,791,782
                                                                                   ============   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
Deposits:
 Demand                                                                            $ 40,203,157    48,495,956
 NOW                                                                                 51,926,581    53,919,883
 Savings                                                                             17,431,631    16,685,772
 Time, $100,000 and over, Note 6                                                     45,525,141    46,278,966
 Other time, Note 6                                                                  94,587,414   101,874,639
                                                                                   ------------   -----------
                                                                                    249,673,924   267,255,216

Notes Payable, Note 7                                                                 1,200,000           -0-
Advances from Federal Home Loan Bank, Note 8                                         17,096,499    28,168,166
Accrued Interest Payable                                                                725,549       698,291
Advance Payments by Borrowers for Taxes and Insurance                                   159,505       180,322
Dividends Payable                                                                       210,214       268,466
Other Liabilities, Note 10                                                            1,172,677     1,489,480
                                                                                   ------------   -----------

   Total Liabilities                                                                270,238,368   298,059,941
                                                                                   ------------   -----------

Stockholders' Equity:
 Common stock, no par value, 15,000,000 shares authorized,
   2,908,119 shares (1996 - 2,892,639) issued and 2,825,963
   shares (1996 - 2,802,849) outstanding                                              1,263,745     1,263,745
 Preferred stock, no par value, 1,500,000 shares authorized,
   no shares issued or outstanding                                                          -0-           -0-
 Additional paid in capital                                                          15,609,717    15,934,580
 Retained earnings                                                                   11,246,210    14,401,920

 Unrealized gains (losses) on available-for-sale securities,
  net of applicable deferred income taxes                                                21,388       114,785
                                                                                   ------------   -----------
                                                                                     28,141,060    31,715,030
 Treasury stock, at cost (82,156 shares; 1996 - 89,790)                              (1,074,547)     (983,189)
                                                                                   ------------   -----------
                                                                                     27,066,513    30,731,841
                                                                                   ------------   -----------
   Total Liabilities and Stockholders' Equity                                      $297,304,881   328,791,782
                                                                                   ============   ===========

                     PAB BANKSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                            -------------------------
                                                                    1996        1997
                                                            ------------- -----------
Interest Income:
Interest and fees on loans, Note 1                           $18,034,306  20,897,682
Interest on investment securities:
 Taxable                                                       3,662,105   3,326,581
 Tax exempt                                                      155,760     130,780
Interest on federal funds sold                                   273,787     299,237
Interest on deposits in banks                                     83,654     225,970
                                                             -----------  ----------

 Total                                                        22,209,612  24,880,250
                                                             -----------  ----------

Interest Expense:
Interest on deposits                                          10,023,870  10,466,506
Interest on federal funds purchased                               32,897      26,611
Interest on notes and mortgages, Note 7                          161,657      76,688
Interest on advances from Federal Home Loan Bank, Note 8         843,145   1,227,178
                                                             -----------  ----------

 Total                                                        11,061,569  11,796,983
                                                             -----------  ----------

Net Interest Income                                           11,148,043  13,083,267

Provision for Loan Losses, Notes 1 and 5                         405,000     532,900
                                                             -----------  ----------

Net Interest Income After Provision for Loan Losses           10,743,043  12,550,367
                                                             -----------  ----------

Other Income:
Service charges on deposit accounts                            1,628,670   1,876,687
Insurance commissions                                             49,183     118,586
Equity in earnings of unconsolidated subsidiary, Note 19         215,692     255,877
Gain (Loss) on sale of loans                                      11,412      23,955
Gain (Loss) on sale of other real estate                           1,328       2,154
Gain (Loss) on sale of assets                                      2,951         -0-
Securities gains (losses), Note 1                                137,718     (13,824)
Other income                                                     519,802     576,519
                                                             -----------  ----------

 Total                                                         2,566,756   2,839,954
                                                             -----------  ----------

Other Expenses:
Compensation                                                   3,596,876   4,127,764
Other personnel expenses, Notes 9 and 10                         745,028     953,430
Occupancy expense of bank premises                               405,827     429,758
Furniture and equipment expense                                  778,640     837,498
Federal deposit insurance                                        103,175      64,240
Special SAIF assessment                                          384,882         -0-
Postage and courier services                                     194,568     228,428
Supplies                                                         269,672     358,318
Amortization, Note 1                                             107,903     107,903
Other operating expenses                                       1,722,672   1,916,362
                                                             -----------  ----------

 Total                                                         8,309,243   9,023,701
                                                             -----------  ----------

Income Before Income Taxes                                     5,000,556   6,366,620

Income Taxes, Notes 1 and 13                                   1,652,002   2,222,487
                                                             -----------  ----------

Net Income                                                   $ 3,348,554   4,144,133
                                                             ===========  ==========

Earnings Per Share, Note 1:
 Basic                                                        $      .61         .73
                                                             ===========  ==========
 Diluted                                                      $      .60         .73
                                                             ===========  ==========

                                               PAB BANKSHARES, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          -----------------------------------------------
                                                                                              UNREALIZED
                                                                                                GAINS
                                                                                             (LOSSES) ON
                                                                                              AVAILABLE-
                                                                                               FOR-SALE
                                                                                             SECURITIES,
                                                                                                NET OF
                                                                     ADDITIONAL               APPLICABLE
                                               COMMON    PREFERRED   PAID IN     RETAINED      DEFERRED     TREASURY
                                               STOCK       STOCK     CAPITAL     EARNINGS    INCOME TAXES     STOCK       TOTAL
                                             ----------  ---------  ----------  ----------   ------------   ---------   ----------
Balances, December 31, 1995                   1,263,745        -0-  14,744,822   8,646,738        184,469   1,461,043   23,378,731
Issuance of 6,692 shares at
  $10.50 to directors in lieu
  of fees                                           -0-        -0-      70,265         -0-            -0-         -0-       70,265
Issuance of 33,825 shares at
 $14.06 average through dividend
 reinvestment plan                                  -0-        -0-     475,415         -0-            -0-         -0-      475,415

Issuance of 18,039 shares at $13.92
 average through common stock
 purchase plan                                      -0-        -0-     251,062         -0-            -0-         -0-      251,062

Net Income                                          -0-        -0-         -0-   3,348,554            -0-         -0-    3,348,554

Dividends                                           -0-        -0-         -0-    (749,082)           -0-         -0-     (749,082)

Acquisition of 2,474
 shares of treasury stock                           -0-        -0-         -0-         -0-            -0-      30,925      (30,925)

Sale of 34,880 shares of
 treasury stock                                     -0-        -0-      68,153         -0-            -0-    (417,421)     485,574

Change in unrealized gains and
 (losses) on available-for-sale
  securities, net of applicable
  deferred income taxes                             -0-        -0-         -0-         -0-       (163,081)        -0-     (163,081)
                                             ----------        ---  ----------  ----------       --------   ---------   ----------
Balances, December 31, 1996                   1,263,745        -0-  15,609,717  11,246,210         21,388   1,074,547   27,066,513
Issuance of 7,634 shares at
 $12.50 to directors
 in lieu of fees                                    -0-        -0-       4,069         -0-            -0-     (91,358)      95,427

Issuance of 13,075
 shares at $20.65 average
 through dividend
 reinvestment plan                                  -0-        -0-     270,062         -0-            -0-         -0-      270,062

Issuance of 2,405 shares
 at $21.09 average through
 common stock purchase plan                         -0-        -0-      50,732         -0-            -0-         -0-       50,732

Net Income                                          -0-        -0-         -0-   4,144,133            -0-         -0-    4,144,133

Dividends                                           -0-        -0-         -0-    (988,423)           -0-         -0-     (988,423)

Change in unrealized gains and
 (losses) on available-for-sale
 securities, net of applicable
 deferred income taxes                              -0-        -0-         -0-         -0-         93,397         -0-       93,397
                                             ----------        ---  ----------  ----------       --------   ---------   ----------

Balances, December 31, 1997                  $1,263,745        -0-  15,934,580  14,401,920        114,785     983,189   30,731,841
                                             ==========        ===  ==========  ==========       ========   =========   ==========

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                      ---------------------------
                                                                                          1996           1997
                                                                                      -------------  ------------
Cash Flows From Operating Activities:
 Net income                                                                           $  3,348,554     4,144,133
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                            523,828       658,566
   Deferred income taxes                                                                    73,364      (104,564)
   Provision for loan losses                                                               405,000       532,900
   Amortization                                                                            107,903       107,903
   Amortization (accretion) of subsidiary acquisition adjustments                         (178,209)      (45,989)
   (Gain) loss on sale of assets                                                            (2,951)          -0-
   (Gain) loss on sale of loans                                                            (11,412)      (23,955)
   (Gain) loss on sale of other real estate owned                                           (1,328)       (2,154)
   Securities (gains) losses                                                              (137,718)       13,824
   Minority interests                                                                          495           595
   Equity in earnings of unconsolidated subsidiary                                        (215,692)     (255,877)
   Dividend received from unconsolidated subsidiary                                        220,000       320,000
 Change in assets and liabilities:
   (Increase) decrease in accrued interest receivable                                     (141,578)     (491,471)
   Increase (decrease) in accrued interest payable                                          44,931       (27,258)
   (Increase) decrease in other assets                                                     (12,117)     (112,420)
   Increase (decrease) in income taxes payable                                             (24,235)          -0-
   Increase (decrease) in other liabilities                                                464,920       378,276
                                                                                      ------------   -----------
 Net cash provided (used) by operating activities                                        4,463,755     5,092,509
                                                                                      ------------   -----------
Cash Flows From Investing Activities:
 Capital expenditures                                                                   (1,103,578)   (1,127,077)
 Proceeds from sale of assets                                                               72,810           -0-
 (Increase) decrease in time deposits                                                      608,400    (2,603,000)
 (Increase) decrease in loans                                                          (26,906,225)  (26,697,307)
 Purchase of life insurance policies/increase in cash value                               (415,844)     (826,540)
 Principal payments on mortgage-backed securities                                        1,132,434       943,011
 Purchase of available-for-sale securities                                             (16,266,624)  (18,970,048)
 Proceeds from sales of available-for-sale securities                                    5,900,797     7,076,801
 Proceeds from maturities of available-for-sale securities                              12,459,057    10,777,183
 Proceeds from calls of available-for-sale securities                                    2,747,421     4,509,296
                                                                                      ------------   -----------
 Net cash provided (used) by investing activities                                      (21,771,352)  (26,917,681)
                                                                                      ------------   -----------
Cash Flows From Financing Activities:
 Proceeds of additional stock issued                                                       247,322        50,732
 Increase (decrease) in time deposits                                                   13,493,975     8,041,050
 Increase (decrease) in other deposits                                                   4,954,473     9,540,242
 Advances from Federal Home Loan Bank                                                   79,507,000    21,850,000
 Payments on long-term indebtedness                                                    (71,851,574)  (11,978,333)
 Dividends paid                                                                           (212,602)     (660,109)
 Acquisition of treasury stock                                                             (30,925)          -0-
 Proceeds from sale of treasury stock                                                      485,574           -0-
 Decrease in advance payments by borrowers for taxes and insurance                         (48,260)       20,817
                                                                                      ------------   -----------
 Net cash provided (used) by financing activities                                       26,544,983    26,864,399
                                                                                      ------------   -----------
Net Increase (Decrease) in Cash and Cash Equivalents                                     9,237,386     5,039,227
Cash and Cash Equivalents at Beginning of Period                                        18,924,870    28,162,256
                                                                                      ------------   -----------
Cash and Cash Equivalents at End of Period                                            $ 28,162,256    33,201,483
                                                                                      ============   ===========
Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
Cash Paid During The Period For:

 Interest                                                                             $ 11,016,638    11,824,241
                                                                                      ============   ===========
 Income taxes                                                                         $  1,551,270     2,366,006
                                                                                      ============   ===========
Schedule of Non-Cash Investing and Financing Activities
-------------------------------------------------------
Total increase (decrease) in unrealized losses on securities available-for-sale       $    270,188      (144,549)
                                                                                      ============   ===========
Stock issued to directors in payment of fees and stock issued through dividend
 reinvestment plan                                                                    $    545,680       365,489
                                                                                      ============   ===========

                     PAB BANKSHARES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

     Nature of operations: PAB Bankshares, Inc. is engaged in the activity of providing traditional banking services through its banking subsidiaries consisting of The Park Avenue Bank (Valdosta, Georgia), the Farmers and Merchants Bank (Adel, Georgia) and First Community Bank of Southwest Georgia (Formerly First Federal Savings Bank of Bainbridge) (Bainbridge, Georgia). Park Avenue Bank and Farmers and Merchants Bank are state chartered banks and First Community Bank of Southwest Georgia is a federally chartered thrift institution which was converted to a commercial bank charter in 1997. The Banks primarily grant agribusiness, commercial, consumer and real estate loans with a market area that includes predominately Lowndes County, Cook County, Decatur County and Grady County and the immediate outlying areas. The composition of the Banks' loan portfolio is detailed in Note 5 of these financial statements. The Banks limit investment securities to U.S. Treasury obligations, obligations of other U.S. Government agencies and corporations, obligations of state and political subdivisions and selected mutual funds. The Banks also purchase time deposits with other banks in denominations generally not exceeding $100,000 per bank and sells federal funds to major correspondent banks. Through First Community Bank of Southwest Georgia, PAB Bankshares, Inc. also owns one-half of the issued and outstanding stock of an unconsolidated service corporation subsidiary, Empire Financial Services, Inc., which is primarily engaged in the origination and servicing of commercial real estate loans.

     Consolidated financial statements: The accompanying consolidated financial statements include the accounts of PAB Bankshares, Inc. and its subsidiaries consisting of Park Avenue Bank (100% owned), Farmers & Merchants Bank (99.9% owned) and First Community Bank of Southwest Georgia (100% owned). Intercompany transactions and balances have been eliminated in consolidation.

     Investment securities: Effective January 1, 1994, debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is determined using the specific identification method. Effective January 1, 1996, all securities are classified as available-for-sale.

     Bank premises and equipment and related depreciation: Assets, including land held for future development, are stated at cost, less depreciation. Depreciation of bank premises and equipment, including a building of a former banking office, is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs, removals and betterments which do not materially prolong the useful lives of the assets are charged to income as incurred. The cost of property retired or sold, and the related accumulated depreciation, is removed from the accounts, and any gain or loss, after taking into consideration proceeds from sale, is transferred to income.

     Loans and allowance for losses on loans: Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The Banks provide for possible loan losses in amounts based upon management's evaluation of the collectibility of loans and other relevant factors including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. A loan is placed on non-accrual status when the loan has been delinquent for ninety days, except where an analysis of related collateral values reflects sufficient collateral to secure principal and accrued interest. When accrual of interest is discontinued, all unpaid accrued interest is reversed.

     Loan fees: For longer term loans secured by real estate that are originated and retained in the Banks' loan portfolios, loan origination fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method. For other loans, fees are included in income as charged to the customer and the direct costs of origination are expensed as incurred. Such method of accounting for loan fees is in conformity with generally accepted accounting principles in all material respects.

---------------------------------------------------------------

     Other real estate owned: Real estate acquired in settlement of loans is initially recorded at market value at acquisition less estimated costs to sell and subsequently carried at the lower of cost or market value less estimated costs to sell. Costs related to holding and maintaining real estate are charged to operations and costs relating to improvement of the real estate are capitalized. Land acquired and held for future development is carried at cost.

     Amortization: Goodwill is being amortized over a twenty-five year period by the straight-line method. The Company continually reviews goodwill and other intangible assets on an objective and subjective basis for any impairment which might effect the carrying value or remaining life of the intangible asset. Subjective factors considered include the legal and regulatory environment, demand, competition and other economic factors. On an objective basis, the Company computes the discounted present value of projected subsidiary net income and compares the result with the carrying value of goodwill. If the carrying value exceeds the discounted present value of projected net income, the Company records a write-down or reduces the remaining period of amortization. To date, the Company has not had to make any such adjustments.

     Earnings per share: Earnings per share are computed on the weighted average number of shares and common equivalent shares outstanding. Weighted average shares used in the computation of earnings per share were as follows:

                                     YEAR ENDED DECEMBER 31, 1996          YEAR ENDED DECEMBER 31, 1997
                                     ---------------------------           ----------------------------
                                                WEIGHTED      PER-                    WEIGHTED       PER-
                                                 AVERAGE     SHARE                     AVERAGE      SHARE
                                    INCOME       SHARES      AMOUNT       INCOME       SHARES       AMOUNT
                                    ------       ------      ------       ------       ------       ------
Basic Earnings Per Share:
 Net Income                       $3,348,554    5,523,742      $.61     $4,144,133    5,645,634      $.73

Effect of Dilutive Securities:
 Stock Options                           -0-       34,018                      -0-       65,386
                                  ----------    ---------               ----------    ---------

Diluted Earning Per Share:
 Net Income                       $3,348,554    5,557,760      $.60     $4,144,133    5,711,020      $.73
                                  ==========    =========      ====     ==========    =========      ====

     The weighted average shares used in calculating earnings per share information has been adjusted to reflect a two-for-one stock split to be paid on March 10, 1998 to stockholders of record February 17, 1998. No other transactions occurred after December 31, 1997 and before issuance of the financial statements that would have changed materially the number of common shares or potential common shares outstanding at December 31, 1997 if the transaction had occurred before the end of the period.

     Income taxes: Deferred income taxes are reported for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes. At December 31, 1996 and 1997, other assets included a deferred income tax charge of $359,323 and $412,746, respectively.

     Cash and cash equivalents: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal Funds sold.

     Investment in unconsolidated subsidiary: Investment in unconsolidated subsidiary is accounted for under the equity method.

     Off balance sheet financial instruments: In the ordinary course of business, the Banks have entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

---------------------------------------------------------------

     Certain significant estimates: Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for losses on loans and foreclosed real estate. Such agencies may require the Banks to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. It is at least reasonably possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

     Stock-based compensation: In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company has elected to disclose the proforma effect on net income as if the fair value based method of accounting for stock options had been used.

     Fair values of financial instruments: Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

     Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

     Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

     Deposits: The fair values disclosed for demand deposits (for example, checking accounts, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

     Short-term borrowings, notes payable and advances from Federal Home Loan
Bank: The carrying amounts of short-term borrowings, notes payable and advances from the Federal Home Loan Bank approximate their fair values.

---------------------------------------------------------------

     Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the terms for similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     Advertising: The Company expenses advertising costs as they are incurred. Advertising costs charged to expense were $168,935 and $163,371 for the years ended December 31, 1996 and 1997, respectively.


     Capital structure: During 1996, the Company had a two-for-one stock split. The effect of the stock split was applied retroactively to previous years. During 1997 the number of shares of common stock was increased from 4,000,000 to 15,000,000 shares. Also, during 1997, the Articles of Incorporation were restated to authorize the issuance of 1,500,000 shares of preferred stock. As of December 31, 1997, no shares of preferred stock had been issued. On February 10, 1998, the Company announced its plans to affect a two-for-one stock split on March 10, 1998 for shareholders of record February 17, 1998. The effect of the stock split has been reflected in all per share calculations for all periods presented. In 1993, the Company converted to "no par value" stock and retained its common stock account at the pre-1993 amount. Subsequently, all transactions involving common stock have been recorded in additional paid-in capital.


     New accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS) (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of). This statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and other identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. The statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30 (Reporting The Results Of Operations - Reporting The Effects Of Disposal Of A Segment Of A Business And Extraordinary, Unusual And Infrequently Occurring Events And Transactions). Assets that are covered by Opinion 30 will continue to be reported at the lower of carrying amount or net realizable value. This statement was effective for fiscal years beginning after December 15, 1995. The adoption of this statement did not have a material impact on the Company's financial statements.

     In October 1995, the FASB issued SFAS No. 123 (Accounting for Stock-Based Compensation). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock and stock appreciation rights. The statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 (Accounting For Stock Issued To Employees). Entities electing to remain with the accounting in Opinion 25, must make proforma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this statement had been applied. The Company elected to continue to apply Opinion 25 and thus provide proforma disclosures of net income and earnings per share. This statement is effective for fiscal years beginning after December 15, 1995. The adoption of this statement did not have a material impact on the Company's financial statements.


     In June 1996, the FASB issued SFAS No. 125 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement applies to transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, as a result of an amendment to SFAS No. 125 by the FASB in December 1996, certain provisions of SFAS No. 125 are deferred for an additional year. Adoption of the new accounting standard did not have a material impact on the Company's financial statements.

     In February 1997, the FASB issued SFAS No. 128 (Earnings Per Share). This statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15 (Earnings Per Share) and makes them comparable to international earnings per share standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the company's financial statements.

     In February 1997, the FASB issued SFAS No. 129 (Disclosure of Information about Capital Structure). This statement establishes standards for disclosing information about an entity's capital structure. It applies to all entities. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10 (Omnibus Opinion - 1996), No. 15 (Earnings Per Share) and FASB No. 47 (Disclosure Of Long-Term Obligations), for entities that were subject to the requirements of those standards. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 130 (Reporting Comprehensive Income). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131 (Disclosures About Segments of an Enterprise and Related Information). This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the Countries in which the enterprise earns revenues and holds assets and about major customers regardless of whether that information is used in making operating decisions. The statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements and changes in the measurement of segment amounts from period to period. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on the Company's financial statements.


Note 2 - Investment Securities
------------------------------

   Investment securities are carried in the accompanying balance sheets as follows:

                                                          DECEMBER 31,
                                                          -----------
                                                       1996         1997
                                                    -----------  ----------
Available-for-sale                                  $56,783,089  52,622,166
Held-to-maturity                                            -0-         -0-
                                                    -----------  ----------
                                                    $56,783,089  52,622,166
                                                    ===========  ==========

Securities available-for-sale consist of the following:
---------------------------------------------------------

As of December 31, 1996:

                                                                GROSS        GROSS
                                                  AMORTIZED   UNREALIZED  UNREALIZED     MARKET
                                                    COST        GAINS       LOSSES       VALUE
                                                 -----------  ----------  -----------  ----------
U.S. Treasury Obligations                        $13,511,331      53,696        2,979  13,562,048
Obligations of other U.S.
 Government agencies and corporations             27,467,859     160,915       87,970  27,540,804
Obligations of state and political
 subdivisions                                      2,246,103      43,884       15,450   2,274,537
Mortgage backed securities                        10,355,464     169,297      115,920  10,408,841
Domestic corporate notes                              99,969         134          -0-     100,103
Federal Home Loan Bank stock                       1,900,900         -0-          -0-   1,900,900
Mutual Funds                                       1,000,000         -0-      144,813     855,187
Community Financial Services, Inc. stock             105,669         -0-          -0-     105,669
Other stock                                           50,000         -0-       15,000      35,000
                                                 -----------     -------  -----------  ----------
                                                 $56,737,295     427,926      382,132  56,783,089
                                                 ===========     =======  ===========  ==========

------------------------------------------

As of December 31, 1997:

                                                GROSS       GROSS
                                  AMORTIZED   UNREALIZED  UNREALIZED    MARKET
                                    COST        GAINS       LOSSES      VALUE
                                 -----------  ----------  ----------  ----------
U.S. Treasury Obligations        $11,146,387     104,613         -0-  11,251,000
Obligations of other U.S.
 Government agencies and
 corporations                     26,113,426     126,724      42,669  26,197,481
Obligations of state and
 political subdivisions            2,803,880      55,650       6,202   2,853,328
Mortgage backed securities         8,322,382     149,093      34,117   8,437,358
Federal Home Loan Bank
 stock                             2,810,600         -0-         -0-   2,810,600
Mutual Funds                       1,000,000         -0-     146,395     853,605
Community Financial Services,
 Inc. stock                          183,794         -0-         -0-     183,794
Other stock                           50,000         -0-      15,000      35,000
                                 -----------     -------     -------  ----------
                                 $52,430,469     436,080     244,383  52,622,166
                                 ===========     =======     =======  ==========

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call of prepayment penalties.

                                                             SECURITIES
                                                         AVAILABLE-FOR-SALE
                                                       -----------------------
                                                                      MARKET
                                                          COST        VALUE
                                                       -----------  ----------
Due in one year or less                                $ 9,345,803   9,366,509
Due after one year through five years                   28,919,194  29,184,981
Due after five years through ten years                   5,134,893   5,180,046
Due after ten years                                      4,986,185   5,007,631
                                                       -----------  ----------
                                                       $48,386,075  48,739,167
                                                       ===========  ==========

     Proceeds from calls of available-for-sale securities during 1996 were $2,747,421 with no gains and losses being recognized. Proceeds from sales of available-for-sale securities during 1996 were $5,900,797. Gross gains of $196,730 and gross losses of $59,012 were realized on those sales. Effective January 1, 1996, debt securities with an amortized cost of $1,609,517 were transferred from held-to-maturity to available-for-sale. The securities had an unrealized gain of $61,650. Management made the transfer in response to its decision to eliminate the held-to-maturity classification.

     Proceeds from calls of available-for-sale securities during 1997 were $4,509,296 with gross gains of $6,984 and gross losses of $2,592 being recognized. Proceeds from sales of available-for-sale securities during 1997 were $7,076,801. Gross losses of $18,216 were realized on those sales.

Securities with a book value of approximately $19,889,000 (market value $20,083,000) and $27,975,297 (market value $28,192,116) at December 31, 1996 and
1997, respectively, were pledged to secure public monies as required by law.

Note 3 - Bank Premises and Equipment
------------------------------------

Bank premises and equipment are stated at cost less accumulated depreciation, and include the following:

                                              DECEMBER 31,          ESTIMATED
                                          ------------------
                                          1996          1997      USEFUL LIVES
                                      -------------  -----------  ------------
 Land                                  $ 1,465,857    1,966,197
 Bank premises and improvements          4,303,776    4,613,149     5-40 years
 Furniture, fixtures and equipment       2,812,587    3,547,045     5-15 years
 Automobiles                               104,983      167,764     3- 5 years
                                       -----------   ----------
                                         8,687,203   10,294,155
 Less accumulated depreciation          (1,980,038)  (2,621,509)
                                       -----------   ----------
                                       $ 6,707,165    7,672,646
                                       ===========   ==========

Depreciation expense amounted to $523,828 and $658,566 for the years ended December 31, 1996 and 1997, respectively.


Note 4 - Land and Building of Former Banking Offices
----------------------------------------------------

Land and building of former banking offices are stated at cost less accumulated depreciation and include the following:

                                          DECEMBER 31,        ESTIMATED
                                       -----------------
                                      1996         1997     USEFUL LIVES
                                     ------       ------    ------------
 Land                              $ 166,000       41,000
 Building                            452,047      462,719       30 years
                                   ---------     --------
                                     618,047      503,719
 Less accumulated depreciation      (172,590)    (188,442)
                                   ---------     --------
                                   $ 445,457      315,277
                                   =========     ========

The building is currently being leased. Fair value of these assets exceeds book value.


Note 5 - Loans
--------------

Major classifications of loans are as follows:

                                                        DECEMBER 31,
                                                   -------------------
                                                   1996           1997
                                                   ----           ----
 Commercial, financial and agricultural        $ 33,182,855    39,077,389
 Real estate - construction                      10,645,091    13,311,092
 Real estate - mortgage                         126,951,312   143,878,835
 Installment loans to individuals and other      23,074,049    23,925,402
 Loans secured by deposits                        4,585,917     4,811,835
 Overdrafts                                         270,136       195,200
                                               ------------   -----------
                                                198,709,360   225,199,753
 Deferred loan fees, net                           (143,469)     (163,538)
 Unearned interest                                 (159,402)     (172,774)
                                               ------------   -----------
                                                198,406,489   224,863,441
 Allowance for loan losses                       (2,550,242)   (2,865,478)
                                               ------------   -----------
   Loans, Net                                  $195,856,247   221,997,963
                                               ============   ===========

--------------------------

   The Banks did not have any loans classified as impaired at December 31, 1996. At December 31, 1997, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No 118, amounted to approximately $367,570. The average recorded investment in impaired loans amounted to approximately $183,785 for the year ended December 31, 1997. The allowance for loan losses related to impaired loans amounted to approximately $42,495 at December 31, 1997. Interest income on impaired loans of $17,202 was recognized for cash payments received in 1997. The Banks have no commitments to loan additional funds to borrowers whose loans are classified as impaired.

     First mortgage loans on residential (one-to-four units) real estate are pledged to secure advances from the Federal Home Loan Bank (See Note 8). The advances must be fully secured after discounting the qualifying loans at 75% of the principal balances outstanding.

     At December 31, 1996 and 1997, the Company was servicing mortgage loans for the benefit of others totaling approximately $18,773,000 and $21,346,000, respectively. While such loans were originated by the Company, the entire cost of originating the loans has been allocated to the loans with no cost being allocated to the mortgage servicing rights, since management believes the amount to be immaterial. Revenue from mortgage servicing activities amounted to $59,171 and $42,592 for the years ended December 31, 1996 and 1997, respectively.

Transactions in the allowance for losses on loans were as follows:

                                         YEAR ENDED DECEMBER 31,
                                        --------------------------
                                            1996          1997
                                        -------------  -----------
 Balance, January 1                     $  2,293,723    2,550,242
 Provision for losses charged to
  operating expenses                         405,000      532,900
 Recoveries                                   12,213       43,396
                                        ------------   ----------
   Total                                   2,710,936    3,126,538
 Less loans charged off                     (160,694)    (261,060)
                                        ------------   ----------
 Balance, December 31                   $  2,550,242    2,865,478
                                        ============   ==========

Note 6 - Deposits
-----------------

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

           YEAR ENDING
          DECEMBER 31,
          ------------
              1998                       $114,555,014
              1999                         20,434,457
              2000                          8,029,111
              2001                          2,197,814
              2002                          2,937,209
                                         ------------
                                         $148,153,605
                                         ============

Note 7 - Notes Payable
----------------------

Notes payable consists of the following:

                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                       1996          1997
                                                                                   ------------   ----------
Trust Company Bank, interest payable quarterly, interest rate .50%
 below prime with a ceiling of 9.50% until July 1, 1999, equal annual principal payments beginning July 1, 1997, maturity date of
 July 1, 2004, collateralized by stock of First Community Bank
 of Southwest Georgia acquired effective January 1, 1995.                          $  1,200,000          -0-
                                                                                   ============   ==========

Note 8 - Advances From Federal Home Loan Bank
---------------------------------------------

Advances from the Federal Home Loan Bank consists of the following:

                                                                                           DECEMBER 31,
                                                                                           ------------
                                                                                        1996          1997
                                                                                    ------------   ----------
Advances payable, interest payable monthly, combination of fixed and variable interest rates which averaged 6.42% and 6.20% at
 December 31, 1996, and 1997, respectively, various repayment options,
 maturities through August 2, 2010.                                                 $ 17,096,499   28,168,166
                                                                                    ============   ==========

Maturities of the advances for the succeeding five years are as follows:

          YEAR ENDING
          DECEMBER 31,
          ------------
             1998                             $  7,340,137
             1999                                6,523,667
             2000                                6,257,201
             2001                                  651,408
             2002                                1,423,620

The advances are collateralized as provided in Note 5.

Note 9 - Profit Sharing Plan and 401(k) Plan
--------------------------------------------

     An employee profit sharing plan and 401(k) plan is provided for qualified employees. The plans are qualified under the Internal Revenue Code. The Board of Directors makes an annual determination of the contribution to the profit sharing plan. By law and pursuant to the terms and provisions of the employee profit sharing plan, a contribution up to a maximum of 15% of the total qualified employee compensation may be made. Under the 401(k) plan, employees may make salary deferral contributions of 10% to 15% of qualified employee compensation. The Company will make matching contributions at a level determined by the Board of Directors. Amounts contributed to the plans for the years ended December 31, 1996 and 1997 totaled $201,551 and $224,620, respectively.

Note 10 - Deferred Compensation Plan
------------------------------------

     Effective January 1, 1994, the Company adopted a deferred compensation plan for the benefit of key employees. While the plan is to be funded from the general assets of the Company, life insurance policies were acquired for the purpose of serving as the primary funding source. As of December 31, 1996 and 1997, the cash values of these policies were $1,927,428 and $2,747,030, respectively, and the liability accrued for benefits payable under the plan was $169,364 and $275,596, respectively.

Note 11 - Employee Stock Option Plan
------------------------------------

     The Company's Stock Option Plan authorizes the granting of stock options to its full-time employees for up to 200,000 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company's stock on the grant date, and an option's maximum term is ten years. Options are granted as administered by the Board of Directors and, with limited exceptions, vest on a straight-line basis over a five year period beginning February 26, 1997. The fair value of each option grant is estimated on the grant date using an option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 1.65%, risk free interest rate of 5.57%, expected lives of 5 years for the options and a volatility rate of 14.2%. Weighted-average assumptions used for grants in 1996 are as follows: dividend yield of 1.65%, risk-free interest rate of 7.50%, expected lives of five years for the options and a volatility rate of 23.0%.

------------------------------------------------

     A summary of the status of the Company's stock option plan as of December 31, 1996 and 1997, as adjusted for the effect of a two-for-one stock split as disclosed in Note 23, and the changes during the years then ended is presented below:

                                                     YEAR ENDED DECEMBER 31, 1996         YEAR ENDED DECEMBER 31, 1997
                                                     ----------------------------         ----------------------------
                                                                         WEIGHTED-                            WEIGHTED-
                                                                           AVERAGE                             AVERAGE
      FIXED                                                              EXERCISE                              EXERCISE
     OPTIONS                                            SHARES             PRICE              SHARES           PRICE
     -------                                            ------             -----              ------           -----
     Outstanding at beginning of year                      -0-             $ .00             144,000          $ 6.25
     Granted                                           144,000              6.25             132,000           10.07
     Exercised                                             -0-               .00                 -0-             .00
     Forfeited                                             -0-               .00                (500)           8.08
                                                      --------                              --------
     Outstanding at end of year                        144,000              6.25             275,500
                                                      ========                              ========

     Exercisable at December 31                         40,000              6.25             109,300            8.18
     Weighted-average fair value
      of options granted during  the year             $   1.92                                  2.09

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                              OUTSTANDING OPTIONS                    EXERCISABLE OPTIONS
                     --------------------------------------       --------------------------
                                     WEIGHTED-
RANGE OF                              AVERAGE      WEIGHTED                        WEIGHTED-
OR ACTUAL              NUMBER        REMAINING      AVERAGE          NUMBER         AVERAGE
EXERCISE             OUTSTANDING    CONTRACTUAL    EXERCISE       EXERCISABLE      EXERCISE
  PRICES             AT 12/31/97       LIFE          PRICE        AT 12/31/97        PRICE
--------             -----------    -----------    -----------    ------------     ---------
$  6.25               144,000          8 Years     $   6.25           60,800        $ 6.25
  10.07               131,500          9 Years        10.07           48,500         10.07
                      -------                                       --------
$ 6.25 to $10.07      275,500                                        109,300
                      =======                                       ========

     If the Company had used the fair value based method of accounting for its employee stock option plan, as prescribed by Statement of Financial Accounting Standards No. 123, compensation cost in net income for the year ended December 31, 1997 would have increased by $133,545, resulting in net income of $4,053,914, net of tax. Basic earnings per share would have declined from $.73 to $.72 and diluted earnings per share would have declined from $.73 to $.72.

     If the Company had used the fair value based method of accounting for its employee stock option plan for the year ended December 31, 1996, compensation cost and net income would not have changed.

Note 12 - Directors Deferred Stock Purchase Plan
------------------------------------------------

     On April 18, 1994, the Company's shareholders approved the Directors Deferred Stock Purchase Plan (the "Director Plan"), which provides that a director of the Company or any subsidiary may elect to receive shares of common stock of the Company in lieu of the cash compensation otherwise payable as director's fees for services as a member of the Board of Directors or any committee thereof. The shares of common stock issuable to an electing director shall be issued on January 15 following each fiscal year in a whole number (rounded down) resulting from the amount of such director's fees (or a portion thereof as determined by such director) for such previous fiscal year divided by 100% of the fair market value of the common stock as of January 1 of such previous fiscal year. The Director Plan covers 50,000 shares of common stock, which may be authorized for issuance and delivery thereunder. The Director Plan shall remain in effect for five years (through January 15, 1999) or until termination by the Board, whichever occurs first. The Director Plan is administered by the Board of Directors of the Company. The Company has issued 6,692 and 7,634 shares of common stock under the Director Plan for the years ended December 31, 1996 and 1997, respectively.

Note 13 - Income Taxes
----------------------

     Income tax expense is comprised of federal and state income taxes as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
                                                                     1996         1997
                                                                     ----         ----
 Current expense                                                  $1,578,638    2,327,051
 Deferred (credit)                                                    73,364     (104,564)
                                                                  ----------    ---------
                                                                  $1,652,002    2,222,487
                                                                  ==========    =========

Income tax at the statutory rate of 34% is reconciled to the Company's actual provision as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                     1996          1997
                                                                  ----------    ---------
 Tax at statutory rate                                            $1,700,189    2,164,651
 State income taxes                                                  107,087      227,370
 Tax exempt interest and dividend exclusion                         (180,017)    (165,406)
 Amortization of goodwill                                             36,687       36,687
 Increase in cash value of life insurance policies                   (20,914)     (27,038)
 Other                                                                 8,970      (13,777)
                                                                  ----------    ---------
 Actual income tax expense                                        $1,652,002    2,222,487
                                                                  ==========    =========

     Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation, stock dividends and unrealized gains on available-for-sale securities. Deferred tax assets have been provided for deductible temporary differences related to unrealized losses on available-for-sale securities, the allowance for loan losses, deferred compensation and purchase accounting adjustments. The net deferred tax assets in the accompanying balance sheets include the following components:

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                     1996         1997
                                                                  ---------    ---------
 Deferred tax assets:
   Allowance for loan losses                                       $797,452      924,166
   Purchase accounting adjustments                                   54,110       14,880
   Deferred compensation plan                                        63,918      103,999
   Other                                                                -0-       22,828
                                                                   --------    ---------
                                                                    915,480    1,065,873
                                                                   --------    ---------
 Deferred tax liabilities:
   Bank premises and equipment and
     depreciation                                                   430,227      474,607
   Stock dividends                                                   77,065       77,057
   Unrealized gains on available-
     for-sale securities                                             24,294       76,927
   Other                                                             24,571       24,536
                                                                   --------    ---------
                                                                    556,157      653,127
                                                                   --------    ---------
Net deferred tax assets                                            $359,323      412,746
                                                                   ========    =========

     No valuation allowance was established in view of the Company's tax strategies coupled with anticipated future taxable income as evidenced by the Company's earnings potential.

----------------------------------

   Through 1995, thrift institutions were allowed, for tax purposes, a special deduction for bad debts based on a percentage of taxable income before such deduction, subject to various limitations provided by the Internal Revenue Code. The Company's thrift subsidiary had an allowable percentage of 8%. Effective January 1, 1996, only the experience method is allowable for computing the provision for bad debts for tax purposes. Additionally, any excess bad debt deductions taken after December 31, 1987, must be recaptured over a six year period. The effect of changing the method of computing bad debts had no effect upon the income tax provision of the Company's thrift subsidiary inasmuch as the excess deductions had been subjected to the deferred income tax provision.

     For tax purposes, included in retained earnings of the Company's thrift subsidiary (now converted to a commercial bank) at December 31, 1997, is approximately $2,033,000 of accumulated bad debt deductions for which no deferred income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carry-back of net operating losses would give rise to income for tax purposes only, which would be subject to income taxes at the then prevailing corporate rate.

Note 14 - Dividend Reinvestment and Common Stock Purchase Plan
--------------------------------------------------------------

     On December 20, 1993, the Company's Board of Directors approved a dividend reinvestment and common stock purchase plan. The purpose of the plan is to provide shareholders of record of the Company's common stock, who elect to participate in the plan, with a simple and convenient means to reinvest automatically cash dividends and make additional voluntary cash purchases of shares of common stock without the expense of brokerage commissions or other fees. Eligible participants may purchase common stock through automatic reinvestment of common stock dividends on all of their shares or not less than 50% of their shares and make additional voluntary cash payments of not less than $50 nor more than $1,000, in the aggregate, for each calendar year. The price of common stock purchased with dividends will be 100% of the fair market value of the stock. The price of common stock purchased with voluntary cash payments will be 100% of the fair market value of the stock. Among amendments to the plan effective January 1, 1998, is the elimination of the 50% minimum participation level for dividend reinvestment. During the year ended December 31, 1997, 15,840 shares were issued through the plan at an average of $20.25 per share. During the year ended December 31, 1996, 51,864 shares were issued through the plan at an average of $14.01 per share.

Note 15 - Commitments, Contingencies and Financial Instruments With Off-Balance
-------------------------------------------------------------------------------
Sheet Risk
----------

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Banks' commitments and contingent liabilities is as follows:

                                                NOTIONAL AMOUNT
                                                ---------------
                                                 DECEMBER 31,
                                                -------------
                                               1996         1997
                                               ----         ----
Commitments to extend credit                $19,052,000  27,195,000
Standby letters of credit                     1,657,000   2,126,000

     Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance by the customer.
The Banks' credit policies and procedures for credit commitments are the same as those for extensions of credit that are reported in the financial statements. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Banks. The Banks' have not incurred any losses on their commitments in either 1996 or 1997.

     The nature of the business of the Company and the Banks is such that they are ordinarily subjected to a certain amount of litigation. In the opinion of management and counsel, there is no litigation in which the outcome will have a material effect on the financial statements.

Note 16 - Related Party Transactions
------------------------------------

     At December 31, 1996 and 1997, loans to all officers, directors and employees and their associates aggregated approximately $8,331,479 and $10,164,790, respectively.

Management believes that all of the above transactions were entered into in the normal course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than normal credit risk or present other unfavorable features.

     The primary source of funds available for the payment of cash dividends are dividends received by PAB Bankshares, Inc. from subsidiary Banks. The Banks are limited by banking regulations as to the amount of dividends that may be paid without prior approval of the Banks' regulatory agency. Retained earnings of the Banks against which dividends may be charged is approximately $7,458,000 at December 31, 1997 and the amount of dividends which may be paid within one year is approximately $2,340,000.

     The Banks are required to maintain average balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997 was approximately $1,306,000.

     The Company and the Banks are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1997, that the Company and the Banks meets all capital adequacy requirements to which it is subject.

Note 17 - Regulatory Matters
----------------------------

     The most recent notification from Banking regulators categorized the Company and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the institution's category.

     The Company's actual capital amounts and ratios and the minimum amounts and ratios under the capital adequacy and prompt corrective action provisions are presented below:

----------------------------------------

                                                                                TO BE WELL
                                                                            CAPITALIZED UNDER
                                                        FOR CAPITAL          PROMPT CORRECTIVE
                                     ACTUAL          ADEQUACY PURPOSES:    ACTION PROVISIONS:
                               -------------------   -------------------   -------------------
                                AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                               --------    -------   --------    -------   --------    -------
                                                    (Amounts in thousands)
As of December 31, 1996:
 Total Capital
   (to Risk Weighted Assets)   $27,180     13.56%    16,034      $8.0%     20,043      $10.0%
 Tier 1 Capital
   (to Risk Weighted Assets)    24,674     12.31%     8,017      $4.0%     12,026      $ 6.0%
 Tier 1 Capital
   (to Average Assets)          24,674      8.55%    11,549      $4.0%     14,437      $ 5.0%

As of December 31, 1997:
 Total Capital
   (to Risk Weighted Assets)   $32,184     14.67%    17,552      $8.0%     21,940      $10.0%
 Tier 1 Capital
   (to Risk Weighted Assets)    29,442     13.42%     8,776      $4.0%     13,164      $ 6.0%
 Tier 1 Capital
   (to Average Assets)          29,442      9.40%    12,522      $4.0%     15,652      $ 5.0%

Note 18 - Concentrations of Credit Risk
---------------------------------------

     In addition to the concentrations of credit risk disclosures in notes one and five, the Company and its subsidiaries maintains its cash in bank deposit accounts which usually exceed federally insured limits and sells federal funds to correspondent banks on an unsecured basis. The Company and its subsidiaries has not experienced any losses in such accounts. Management believes the Company and its subsidiaries is not exposed to any significant credit risk on cash and cash equivalents and federal funds sold.

Note 19 - Investment in Unconsolidated Subsidiary
-------------------------------------------------

     On August 14, 1985, the Board of Directors of the Company's subsidiary (First Community Bank of Southwest Georgia) approved participation in the formation of a new service corporation, Empire Financial Services, Inc. ("Empire") with its home office located in Milledgeville, Georgia. The primary purpose of the service corporation is the origination and servicing of commercial real estate loans. Since the formation of the service corporation, First Community has participated in loans originated by Empire when deemed appropriate by management.

     First Community owns 50% of the outstanding stock of Empire. First Community accounts for its investment in Empire under the equity method. The investment in Empire exceeded First Community's share of the underlying net assets by $51,447 at December 31, 1997, and is being amortized on the straight-line method over twenty-five years.

     Following is a summary of unaudited financial position at December 31, 1996 and 1997 and unaudited results of operations of Empire for the years ended December 31, 1996 and 1997:

-------------------------------------------------------------

                                                     DECEMBER 31,
                                                    --------------
                                                 1996         1997
                                               --------     --------
Current assets                               $  217,270       438,363
Premises and equipment                          424,210       427,981
                                             ----------     ---------

 Total Assets                                $  641,480       866,344
                                             ==========     =========

Current liabilities                          $  409,743       771,380
Stockholders' equity                            231,737        94,964
                                             ----------     ---------

 Total Liabilities and Stockholders' Equity  $  641,480       866,344
                                             ==========     =========

                                                     YEAR ENDED
                                                     DECEMBER 31,
                                                    --------------
                                                 1996         1997
                                               ----------   ---------
Total revenue                                $1,811,282     1,724,445
                                             ==========     =========

Net income                                   $  498,328       503,236
                                             ==========     =========

First Federal's proportionate share
 of net income                               $  249,164       251,618
                                             ==========     =========

Note 20 - Financial Information of PAB Bankshares, Inc. (Parent Only)
--------------------------------------------------------------------

     Condensed balance sheets of PAB Bankshares, Inc. as of December 31, 1996 and 1997 and related statements of income and cash flows for the years then ended are as follows:

                                BALANCE SHEETS
                                --------------

                                                              DECEMBER 31,
                                                            ----------------
             ASSETS                                         1996        1997
             ------                                       --------    --------
Cash on deposit with subsidiary banks                   $   452,559    1,985,605
Investment in:
 Park Avenue Bank                                        13,403,173   14,626,656
 Farmers & Merchants Bank                                 4,041,039    4,348,746
 First Community Bank of Southwest Georgia                9,272,166    9,074,811
Property, Plant and Equipment, net of accumulated
 depreciation                                               468,424      673,885
Land held for future development                            366,790          -0-
Land at site of former banking facility of
 subsidiary                                                 125,000          -0-
Other assets                                                457,562      658,944
                                                        -----------   ----------

   Total Assets                                         $28,586,713   31,368,647
                                                        ===========   ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Liabilities:
 Dividends payable                                      $   210,214      268,466
 Notes payable                                            1,200,000          -0-
 Other liabilities                                          109,986      368,340
                                                        -----------   ----------
                                                          1,520,200      636,806
                                                        -----------   ----------
Stockholders' Equity:
 Common stock                                             1,263,745    1,263,745
 Additional paid in capital                              15,609,717   15,934,580
 Retained earnings, net of unrealized gains (losses)
  on available-for-sale securities of
  subsidiaries                                           11,267,598   14,516,705
                                                        -----------   ----------
                                                         28,141,060   31,715,030
Less:  Treasury Stock, at cost                           (1,074,547)    (983,189)
                                                        -----------   ----------
                                                         27,066,513   30,731,841
                                                        -----------   ----------

   Total Liabilities and Stockholders' Equity           $28,586,713   31,368,647
                                                        ===========   ==========

Note 20 - Financial Information of PAB Bankshares, Inc. (Parent Only)
--------------------------------------------------------------------
(Continued)
----------

          STATEMENTS OF INCOME
          --------------------

                                                YEAR ENDED DECEMBER 31,
                                              ---------------------------
                                                   1996         1997
                                                ----------   ----------
Income:
 Equity in earnings of subsidiary banks:
  Park Avenue Bank                              $2,476,434   2,791,419
  Farmers & Merchants Bank                         549,467     654,480
  First Community Bank of Southwest Georgia        847,476   1,233,650
 Interest Income:
  Subsidiary banks                                  15,957      15,246
 Computer service income and management
  fees from subsidiary banks                       504,109   1,084,887
 Other income                                       49,601       3,831
                                                ----------   ---------
                                                 4,443,044   5,783,513
Expenses                                         1,400,972   1,965,770
                                                ----------   ---------
Income before taxes                              3,042,072   3,817,743
Income taxes (benefit)                            (306,482)   (326,390)
                                                ----------   ---------

Net Income                                      $3,348,554   4,144,133
                                                ==========   =========

Note 20 - Financial Information of PAB Bankshares, Inc. (Parent Only)
--------------------------------------------------------------------
(Continued)
----------


                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                            YEAR ENDED DECEMBER 31,
                                                                          --------------------------
                                                                            1996            1997
                                                                          -------         ----------
Cash Flows From Operating Activities:
 Net income                                                               $ 3,348,554    4,144,133
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                               131,497      203,094
  Equity in earnings of subsidiary banks                                   (3,873,377)  (4,679,549)
  (Gains) Loss on sale of assets                                               (1,795)         -0-
  Dividends received from subsidiaries:
   Park Avenue Bank                                                           850,000    2,170,812
   Farmers & Merchants Banks                                                  179,838      370,167
   First Community Bank of Southwest Georgia                                  379,586    1,391,123
  Deferred income taxes                                                         8,001       18,772
 Change in assets and liabilities                                             (14,139)     136,487
                                                                          -----------   ----------

 Net cash provided (used) by operating
  activities                                                                1,008,165    3,755,039
                                                                          -----------   ----------

Cash Flows From Investing Activities:
 Proceeds from sale of assets                                                  68,901          -0-
 Capital expenditures                                                        (259,694)    (405,678)
 (Increase) Decrease in cash value of life insurance                           (1,573)      (6,938)
                                                                          -----------   ----------

 Net cash provided (used) by investing
  activities                                                                 (192,366)    (412,616)
                                                                          -----------   ----------

Cash Flows From Financing Activities:
 Dividends paid                                                              (212,602)    (660,109)
 Repayment of notes payable                                                (1,500,000)  (1,200,000)
 Proceeds from issuance of stock                                              732,896       50,732
 Acquisition of treasury stock                                                (30,925)         -0-
                                                                          -----------   ----------

 Net cash provided (used) by financing activities                          (1,010,631)  (1,809,377)
                                                                          -----------   ----------

Net Increase (Decrease) in Cash                                              (194,832)   1,533,046

Cash and Cash Equivalents at Beginning of Period                              647,391      452,559
                                                                          -----------   ----------

Cash and Cash Equivalents at End of Period                                $   452,559    1,985,605
                                                                          ===========   ==========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
Cash paid during the period for:
 Interest                                                                 $   161,657       76,688
                                                                          ===========   ==========
 Income taxes (received)                                                     (219,952)    (319,875)
                                                                          ===========   ==========

Note 21 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                               DECEMBER 31, 1996         DECEMBER 31, 1997
                                           -------------------------  ------------------------

                                           CARRYING       FAIR       CARRYING       FAIR
                                           AMOUNT        VALUE        VALUE        VALUE
                                           ------------  -----------  -----------  -----------
Financial assets:
 Cash and cash equivalents                   $ 28,162,256   28,162,256   33,201,483   33,201,483
 Time deposits                                    595,000      595,000    3,198,000    3,198,000
 Investment securities                         56,783,089   56,783,089   52,622,166   52,622,166
 Loans, net of allowance for
   loan losses                                195,856,247  193,605,247  221,997,963  221,109,963
 Accrued interest receivable                    3,175,569    3,175,569    3,667,040    3,667,040
Financial liabilities:
 Deposits                                     249,673,924  251,538,924  267,255,216  269,981,216
 Notes payable                                  1,200,000    1,200,000          -0-          -0-
 Advances from Federal Home
   Loan Bank                                   17,096,499   17,096,499   28,168,166   28,168,166
 Accrued interest payable                         725,549      725,549      698,291      698,291

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

                                           NOTIONAL       FAIR       NOTIONAL       FAIR
                                            AMOUNT        VALUE       AMOUNT        VALUE
                                         ------------  -----------  -----------  -----------
Other:
 Commitments to extend credit            $ 19,052,000   19,052,000   27,195,000   27,195,000
 Standby letters of credit                  1,657,000    1,657,000    2,126,000    2,126,000

Note 22 - Quarterly Results of Operations (Unaudited)
----------------------------------------------------

     The following is a summary of the quarterly results of operations for the two years ended December 31, 1997:

                                                         QUARTERLY PERIOD ENDED
                                            ------------------------------------------------
                                            MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                            ---------  --------  -------------  ------------
                                                 (In Thousands, Except PerSshare Data)
Year Ended December 31, 1996:
 Interest income                             $ 5,313     5,494          5,682         5,744
 Interest expense                             (2,721)   (2,695)        (2,795)       (2,873)
                                             -------    ------         ------        ------
 Net interest income                           2,592     2,799          2,887         2,871
 Provision for loan losses                       (76)      (77)          (176)          (76)
                                             -------    ------         ------        ------
 Net interest income after provision for
   loan losses                                 2,516     2,722          2,711         2,795
 Other income                                    583       593            745           646
   Special SAIF assessment                       -0-       -0-           (385)          -0-
   Other expenses                             (1,922)   (1,915)        (1,959)       (2,170)
                                             -------    ------         ------        ------
   Income before income taxes                  1,177     1,400          1,112         1,271
   Income taxes                                 (396)     (470)          (398)         (347)
                                             -------    ------         ------        ------
   Net income                                $   781       930            714           924
                                             =======    ======         ======        ======
   Basic earnings per share                  $   .14       .17            .13           .17
                                             =======    ======         ======        ======
   Diluted earnings per share                $   .14       .16            .13           .17
                                             =======    ======         ======        ======

Year Ended December 31, 1997:
 Interest income                             $ 5,858     6,088          6,362         6,572
 Interest expense                             (2,791)   (2,866)        (2,996)       (3,144)
                                             -------    ------         ------        ------
 Net interest income                           3,067     3,222          3,366         3,428
 Provision for loan losses                       (97)      (97)          (184)         (155)
                                             -------    ------         ------        ------
 Net interest income after provision for
   loan losses                                 2,970     3,125          3,182         3,273
 Other income                                    643       756            664           777
 Other expenses                               (2,082)   (2,165)        (2,298)       (2,479)
                                             -------    ------         ------        ------
 Income before income taxes                    1,531     1,716          1,548         1,571
 Income taxes                                   (513)     (579)          (572)         (558)
                                             -------    ------         ------        ------
 Net income                                  $ 1,018     1,137            976         1,013
                                             =======    ======         ======        ======
 Basic earnings per share                    $   .18       .19            .18           .18
                                             =======    ======         ======        ======
 Diluted earnings per share                  $   .18       .19            .18           .18
                                             =======    ======         ======        ======

Note 23 - Subsequent Events
---------------------------

     The Company has announced its plans to acquire Investors Financial Corporation (Parent Company of Bainbridge National Bank) and has a signed merger agreement. The anticipated effective date is prior to May 31, 1998. The transaction is to be consummated by the issuance of 855,057 (1,710,114 as adjusted for two-for-one stock split) shares of Company common stock in exchange for the outstanding common stock and options of Investors Financial Corporation. It is anticipated that the merger will qualify as a "pooling of interest" for financial reporting purposes. Regulatory and stockholder approvals will be required.

          On February 10, 1998, the Company announced plans to effect a two-for-one stock split on March 10, 1998 to shareholders of record February 17, 1998. Per share information has been adjusted to reflect the stock split for all periods presented.

                         INDEPENDENT AUDITOR'S REPORT

________________________________________________________________________________


To the Board of Directors
Investors Financial Corporation and Subsidiary
Bainbridge, Georgia


        We have audited the accompanying consolidated balance sheets of Investors Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investor's Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




/s/ Mauldin & Jenkins, LLC
-----------------------------
Mauldin & Jenkins, LLC


Albany, Georgia
January 9, 1998

                        INVESTORS FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                          Consolidated Balance Sheets
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------------------------------------------
                                        Assets                                       1997                  1996
                                        ------                             -----------------------------------------
Cash and due from banks                                                           $ 4,005,299           $ 3,708,799
Interest-bearing deposits in banks                                                    200,000               100,000
Federal funds sold                                                                  2,848,129               970,000
Securities available for sale, at fair value                                       18,859,450            21,208,807

Loans                                                                              47,180,301            45,244,349
Less allowance for loan losses                                                        671,328               613,864
                                                                                  -----------           -----------
     Loans, net                                                                    46,508,973            44,630,485
                                                                                  -----------           -----------

Premises and equipment, net                                                         1,719,863             1,879,405
Intangible assets                                                                     912,160             1,160,920
Other assets                                                                        1,766,262             1,810,503
                                                                                  -----------           -----------

                                                                                  $76,820,136           $75,468,919
                                                                                  ===========           ===========
                    Liabilities and Stockholders' Equity
                    ------------------------------------
Deposits
     Noninterest-bearing demand                                                   $11,723,504           $11,314,854
     Interest-bearing demand                                                       16,079,815            15,388,791
        Savings                                                                     5,453,469             5,546,022
     Time, $100,000 and over                                                        8,153,182             9,175,056
     Other time                                                                    23,315,922            23,965,404
                                                                                  -----------           -----------
        Total deposits                                                             64,725,892            65,390,127
Long-term debt                                                                      2,184,000             2,184,000
Federal Home Loan Bank advances                                                     1,000,000                     -
Other liabilities                                                                     328,110               344,244
                                                                                  -----------           -----------
        Total liabilities                                                          68,238,002            67,918,371
                                                                                  -----------           -----------

Commitments and contingent liabilities

Stockholders' equity
     Common stock, par value $.10; 10,000,000 shares
       authorized 470,000 issued and outstanding                                       47,000                47,000
     Capital surplus                                                                4,562,976             4,562,976
     Retained earnings                                                              3,981,476             3,041,056
     Unrealized losses on securities available for sale, net of tax                    (9,318)             (100,484)
                                                                                  -----------           -----------

        Total stockholders' equity                                                  8,582,134             7,550,548
                                                                                  -----------           -----------

                                                                                  $76,820,136           $75,468,919
                                                                                  ===========           ===========

See Notes to Consolidated Financial Statements.

                        INVESTORS FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                       Consolidated Statements of Income
                     Years Ended December 31, 1997 and 1996

--------------------------------------------------------------------------------------------------------------------
                                                                                     1997                  1996
                                                                           -----------------------------------------
Interest Income
     Interest and fees on loans                                                    $4,692,870            $4,370,916
     Interest on taxable securities                                                 1,176,138             1,321,694
     Interest on nontaxable securities                                                  6,932                 6,920
     Interest on deposits in other banks                                                8,565                 6,223
     Interest on Federal funds sold                                                    85,453                61,881
                                                                                   ----------            ----------
                                                                                    5,969,958             5,767,634
                                                                                   ----------            ----------

Interest expense                                                                    2,438,805             2,497,399
     Interest on deposits                                                             202,683               185,320
                                                                                   ----------            ----------
     Interest on other borrowings                                                   2,641,488             2,682,719
                                                                                   ----------            ----------

     Net interest income                                                            3,328,470             3,084,915

Provision for loan losses                                                             144,000               120,000
                                                                                   ----------            ----------
     Net interest income after provision for loan losses                            3,184,470             2,964,915
                                                                                   ----------            ----------

Other income
     Service charges on deposit accounts                                              536,331               454,876
     Other service charges, commissions and fees                                       23,238                28,452
     Net realized gains (losses) on securities available for sale                      (1,854)                3,673
     Other                                                                            147,506               114,719
                                                                                   ----------            ----------
                                                                                      705,221               601,720
                                                                                   ----------            ----------
Other expenses
     Salaries and employee benefits                                                   959,966               971,200
     Equipment expenses                                                               197,161               196,988
     Occupancy expense                                                                176,909               172,524
     Amortization of intangible assets                                                248,760               268,009
     Other operating expenses                                                         489,536               441,224
                                                                                   ----------            ----------
                                                                                    2,072,332             2,049,945
                                                                                   ----------            ----------

     Income before income taxes                                                     1,817,359             1,516,690

Applicable income taxes                                                               632,539               548,497
                                                                                   ----------            ----------

     Net income                                                                    $1,184,820            $  968,193
                                                                                   ==========            ==========

Basic earnings per share                                                           $     2.52            $     2.06
                                                                                   ==========            ==========

Diluted earnings per share                                                         $     2.28            $     1.87
                                                                                   ==========            ==========

See Notes to Consolidated Financial Statements

                        INVESTORS FINANCIAL CORPORATION
                                AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                    Years Ended December 31, 1997 and 1996



________________________________________________________________________________

                                                                                      Unrealized
                                                                                        Gains
                                                                                     (Losses) on
                                                                                      Securities
                                                                                    Available for         Total
                                          Common Stock      Capital     Retained        Sale,         Stockholders'
                                       ------------------
                                       Shares   Par Value   Surplus      Surplus      Net of Tax         Equity
                                       -------  ---------  ----------  -----------  --------------  -----------------
Balance, December 31, 1995             470,000    $47,000  $4,562,976  $2,279,663       $  16,638         $6,906,277
  Net income                                 -          -           -     968,193               -            968,193
  Cash dividends declared,
   $.44 per share                            -          -           -    (206,800)              -           (206,800)
  Net change in unrealized losses
   on securities available for
   sale, net of tax                          -          -           -           -        (117,122)          (117,122)
                                       -------    -------  ----------  ----------       ---------         ----------
Balance, December 31, 1996             470,000     47,000   4,562,976   3,041,056        (100,484)         7,550,548
  Net income                                 -          -           -   1,184,820               -          1,184,820
  Cash dividends declared,
   $.52 per share                            -          -           -    (244,400)              -           (244,400)
  Net change in unrealized gains on
   securities available for sale,            -          -           -           -          91,166             91,166
   net of tax                          -------    -------  ----------  ----------       ---------         ----------
Balance, December 31, 1997             470,000    $47,000  $4,562,976  $3,981,476       $  (9,318)        $8,582,134
                                       =======    =======  ==========  ==========       =========         ==========

See Notes to Consolidated Financial Statements.

                        INVESTORS FINANCIAL CORPORATION
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                    Years Ended December 31, 1997 and 1996

________________________________________________________________________________

                                                                                  1997                  1996
                                                                         ----------------------------------------------
OPERATING ACTIVITIES                                                              $ 1,184,820            $   968,193
                                                                                  -----------            -----------
 Net income
 Adjustments to reconcile net income to net cash provided by operating activities
 Depreciation                                                                         184,573                191,684
 Amortization of intangible assets                                                    248,760                268,009
 Provision for loan losses                                                            144,000                120,000
 Provision for deferred income taxes                                                  (54,548)               (50,396)
 Net realized (gains) losses on securities available for sale                           1,854                 (3,673)
 (Increase) decrease in interest receivable                                            56,956               (114,338)
 Increase (decrease) in interest payable                                              (20,269)                21,613
 Increase (decrease) in taxes payable                                                  11,986               (119,099)
 Other prepaids, deferrals and accruals, net                                          (12,982)               (49,950)
                                                                                  -----------            -----------
   Total adjustments                                                                  560,330                263,850
                                                                                  -----------            -----------

 Net cash provided by operating activities                                          1,745,150              1,232,043
                                                                                  -----------            -----------

INVESTING ACTIVITIES
 Increase in interest bearing-deposits in banks                                      (100,000)                     -
 Proceeds from sales of securities available for sale                                 792,368              1,974,624
 Purchase of securities available for sale                                         (2,000,060)            (7,625,053)
 Proceeds from maturities of securities available for sale                          3,693,325              6,544,808
 (Increase) decrease in Federal funds sold                                         (1,878,129)               576,579
 Increase in loans, net                                                            (2,022,488)            (4,062,271)
 Purchase of premises and equipment                                                   (25,031)              (217,680)
                                                                                  -----------            -----------

   Net cash used in investing activities                                           (1,540,015)            (2,808,993)
                                                                                  -----------            -----------

FINANCING ACTIVITIES
 Increase (decrease) in deposits                                                     (664,235)             2,574,197
 Increase (decrease) in other borrowings                                            1,000,000             (1,000,000)
 Principal payments on note payable                                                         -               (273,000)
 Dividends paid                                                                      (244,400)              (206,800)
                                                                                  -----------             -----------

   Net cash provided by financing activities                                           91,365              1,094,397
                                                                                  -----------             -----------

                        INVESTORS FINANCIAL CORPORATION
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                    Years Ended December 31, 1997 and 1996

-------------------------------------------------------------------------------------------------------------------
                                                                                  1997                     1996
                                                                         ------------------------------------------
Net increase (decrease) in cash and due from banks                                 $  296,500           $ (482,553)
Cash and due from banks at beginning of year                                        3,708,799            4,191,352
                                                                                   ----------           ----------
Cash and due from banks at end of year                                             $4,005,299           $3,708,799
                                                                                   ==========           ==========
SUPPLEMENTAL DISCLOSURES
   Cash paid during the year for:                                                  $2,661,757           $2,661,106
      Interest
                                                                                   $  675,101           $  717,992
      Income taxes

NONCASH TRANSACTION
 Net unrealized gains (losses) on securities available for sale                    $  138,130           $ (177,457)

See Notes to Consolidated Financial Statements

                        INVESTORS FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


           NATURE OF BUSINESS


           Investors Financial Corporation (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Bainbridge National Bank, (the Bank). The Bank is a commercial bank located in Bainbridge, Decatur County, Georgia. The Bank provides a full range of banking services in its primary market area of Decatur County and the surrounding counties.

           BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

           The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

           CASH AND CASH EQUIVALENTS

           Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and cash equivalents.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


           SECURITIES

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent to hold for an indefinite period of time, but not necessarily to maturity are classified as available for sale and are recorded at fair value with net unrealized gains and losses included in stockholders' equity net of tax.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

           LOANS


           Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.


           Loan origination fees and certain direct loan costs are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


           LOANS (CONTINUED)

           The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

           PREMISES AND EQUIPMENT

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

           INTANGIBLE ASSETS

           Intangible assets represent the excess of costs over net tangible assets acquired by the Bank, less accumulated amortization of $2,062,746 and $1,813,986 at December 31, 1997 and 1996,
           respectively. Core deposit intangibles are being amortized over a period of ten years. Goodwill is being amortized over a period of fifteen years. Covenants not to compete and organization costs were being amortized over a period of five years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


           OTHER REAL ESTATE OWNED

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

           INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

           The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

           EARNINGS PER SHARE

           Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of warrants and stock options. Earnings per share for the year ended December 31, 1996 has been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           CURRENT ACCOUNTING DEVELOPMENTS

           In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". ("SFAS No. 125"). This statement provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings, and provides guidance on the recognition and measurement of asset servicing contracts and on debt extinguishments. As issued, SFAS No. 125 is effective for transactions occurring after December 31, 1996. However, as a result of an amendment to SFAS No. 125 by the FASB in December 1996, certain provision of SFAS No. 125 are deferred for an additional year. Adoption of the new accounting standard is not expected to have a material impact on the Company's financial statements.

           In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing earnings per share previously set forth in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international Earnings per Share ("EPS") standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


           CURRENT ACCOUNTING DEVELOPMENTS (CONTINUED)

           In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance or other comprehensive income by their nature in a financial statement and display the accumulated balance or other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

           In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding
           how to allocate resources to segments.   The statement requires that
           a business enterprise report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that the enterprise report information about the revenues derived from the enterprise's products or services, about the countries in which the enterprise earns revenues and hold assets and about major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 2.    SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                                  GROSS              GROSS
                                              AMORTIZED         UNREALIZED        UNREALIZED            FAIR
                                                COST              GAINS             LOSSES              VALUE
                                         ---------------    ---------------   ---------------    ----------------
       SECURITIES AVAILABLE FOR SALE
         DECEMBER 31, 1997:

          U. S. GOVERNMENT AND AGENCY
          SECURITIES                      $    9,100,272     $      21,304     $     (20,248)     $    9,101,328
          STATE AND MUNICIPAL
            SECURITIES                           169,777                78                44)            169,811
          MORTGAGE-BACKED SECURITIES           9,603,520            41,777           (56,986)          9,588,311
                                         ---------------    --------------    --------------     ---------------
                                          $   18,873,569     $      63,159     $     (77,278)     $   18,859,450
                                         ===============    ==============    ==============     ===============

       December 31, 1996:
          U. S. Government and agency
            securities                    $    9,290,920     $      13,112     $     (78,552)     $    9,225,480
          State and municipal securities         169,470               313               (13)            169,770
          Mortgage-backed securities          11,900,665            38,519          (125,627)         11,813,557
                                         ---------------    --------------    --------------     ---------------
                                          $   21,361,055     $      51,944     $    (204,192)     $   21,208,807
                                         ===============    ==============    ==============     ===============

          The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                             SECURITIES AVAILABLE FOR SALE
                                                                         ------------------------------------
                                                                               AMORTIZED             FAIR
                                                                                 COST                VALUE
                                                                         ----------------    ----------------

                   Due in one year or less                                 $    3,869,192      $    3,871,920
                   Due from one year to five years                              5,400,857           5,399,219
                   Mortgage-backed securities                                   9,603,520           9,588,311
                                                                         ----------------    ----------------
                                                                           $   18,873,569      $   18,859,450
                                                                         ================    ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



________________________________________________________________________________


NOTE 2.    SECURITIES (CONTINUED)

           Securities with a carrying value of $7,481,279 and $8,636,481 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

           Gains and losses on sales of securities available for sale consist of the following:

                                                                            DECEMBER 31,
                                                             ---------------------------------------
                                                                      1997                  1996
                                                             -----------------     -----------------
           Gross gains on sales of securities               $           934       $        11,094
           Gross losses on sales of securities                       (2,788)               (7,421)
                                                             -----------------     -----------------
           Net realized gains (losses) on sales of
                securities available for sale                  $        (1,854)      $         3,673
                                                             =================     =================


NOTE 3.    LOANS AND ALLOWANCE FOR LOAN LOSSES

           The composition of loans is summarized as follows:

                                                                   DECEMBER 31,
                                                   ------------------------------------------
                                                             1997                    1996
                                                   ------------------      ------------------

           Commercial and financial               $      5,486,663        $      4,489,035
           Agricultural                                  1,889,573               1,216,009
           Real estate - construction                      509,154                 847,007
           Real estate - mortgage, farmland              2,518,763               2,739,021
           Real estate - mortgage, other                25,605,761              24,197,187
           Consumer installment                         11,157,382              11,731,090
           Other                                            13,005                  25,000
                                                   ------------------      ------------------
                                                        47,180,301              45,244,349
           Allowance for loan losses                      (671,328)               (613,864)
                                                   ------------------      ------------------
           Loans, net                             $     46,508,973        $     44,630,485
                                                   ==================      ==================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



________________________________________________________________________________


NOTE 3.    LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

          Changes in the allowance for loan losses are as follows:

                                                                         DECEMBER 31,
                                                         ------------------------------------------
                                                                   1997                    1996
                                                         ------------------      ------------------
            BALANCE, BEGINNING OF YEAR                     $        613,864        $        563,710
              Provision charged to operations                       144,000                 120,000
              Loans charged off                                     (95,692)                (80,833)
              Recoveries                                              9,156                  10,987
                                                         ------------------      ------------------
            BALANCE, END OF YEAR                           $        671,328        $        613,864
                                                         ==================      ==================

          The total recorded investment in impaired loans was $103,848 and $112,960 at December 31, 1997 and 1996, respectively. Included in these loans were $49,000 that had related allowances for loan losses of $3,100 in 1997. There were no impaired loans that had related allowances in 1996. The average recorded investment in impaired loans for 1997 and 1996 was $80,750 and $78,000, respectively. Interest income on impaired loans of $2,326 and $2,116 was recognized for cash payments received for the year ended December 31, 1997, and 1996, respectively.

          The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

                                                       DECEMBER 31,
                                       ------------------------------------------
                                               1997                   1996
                                       ------------------      ------------------
      BALANCE, BEGINNING OF YEAR         $      2,347,044        $      2,534,953
        Advances                                4,261,077               5,344,997
        Repayments                             (3,408,181)             (5,532,906)
                                       ------------------      ------------------
      BALANCE, END OF YEAR               $      3,199,940        $      2,347,044
                                       ==================      ==================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



________________________________________________________________________________


NOTE 4.  PREMISES AND EQUIPMENT, NET

             Premises and equipment are summarized as follows:

                                                                      DECEMBER 31,
                                                       ----------------------------------------
                                                                1997                   1996
                                                       -----------------      -----------------

        Land                                             $       208,800        $       208,800
        Buildings and improvements                             1,656,173              1,656,173
        Equipment                                              1,114,251              1,089,220

                                                               2,979,224              2,954,193
        Accumulated depreciation                              (1,259,361)            (1,074,788)
                                                       -----------------      -----------------
                                                         $     1,719,863        $     1,879,405
                                                       =================      =================


NOTE 5.   OTHER BORROWINGS

          As of December 31, 1997, pursuant to an agreement with Federal Home Loan Bank of Atlanta, the Bank has received advances totaling $1,000,000 bearing interest at a variable rate (5.63% at December 31, 1997). Under the terms of the agreement, interest is payable quarterly and the advances are due on April 24, 2000. The Bank will have to pay a penalty if they make a prepayment of principal before the maturity date. The advances are secured by a blanket floating lien of all the Bank's residential real estate loans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 6.   LONG-TERM DEBT

          Long-term debt represents a loan by the Company with a correspondent bank. Under terms of the loan agreement, $2,730,000 was borrowed in 1995 and the proceeds were used to repay existing debt. Interest accrues on the debt at a variable rate. The effective rate at December 31, 1997 was 7.65%. Interest only is payable quarterly. The loan is for a period of ten years with principal payable in equal semiannual installments, each in the amount of $136,500. Following is a schedule of principal payments for the next five years and thereafter.

                           1998                             $       273,000
                           1999                                     273,000
                           2000                                     273,000
                           2001                                     273,000
                           2002                                     273,000
                           Later years                              819,000
                                                            ---------------
                                                            $     2,184,000
                                                            ===============

          The loan has no penalty for prepayment and is secured by all of the issued and outstanding stock of the Bank.

          The loan agreement contains restrictive provisions that limit or prevent creating liens on or disposing of the stock of the subsidiary.
          There are also other restrictions on mergers, acquisitions, consolidations, certain leases, sales or transfers of assets, capital expenditures, stockholders' equity and payment of dividends in event of default. As of December 31, 1997, the Company was in compliance with all covenants and provisions of the loan agreement except those pertaining to the possible merger with PAB Bancshares, Inc. explained in Note 15. However, the Company has received a waiver from the Correspondent Bank for these covenant violations.


NOTE 7.   EMPLOYEE BENEFIT PLAN

          The Bank has a 401(k) salary deferral plan which allows employees to defer up to 16% of their salary with partially matching Bank contributions. Bank contributions to this plan charged to expense amounted to $13,006 and $12,018 in 1997 and 1996, respectively.


NOTE 8.   INCOME TAXES

          The provision for income taxes consists of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                                 1997                   1996
                                                          ----------------       ----------------

          Current                                          $       687,087        $       598,893
          Deferred                                                 (54,548)               (50,396)
                                                           ---------------        ---------------
                                                           $       632,539        $       548,497
                                                           ===============        ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


NOTE 8.   INCOME TAXES (CONTINUED)

          The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                     DECEMBER 31,
                                            --------------------------------------------------------------
                                                         1997                              1996
                                            ------------------------------     ---------------------------
                                               AMOUNT           PERCENT           Amount         Percent
                                            -------------     ------------     -------------     ---------
          Tax provision at statutory rate     $   617,902          34   %        $   515,675         34 %
          Increase (decrease) resulting from:
            Tax-exempt interest                   (18,474)         (1)                (3,757)         -
            State income tax                       42,250           3                 39,445          3
            Amortization of goodwill                7,058           -                  7,058          -
            Other items, net                      (16,197)         (1)                (9,924)        (1)
                                            -------------     ------------     -------------     ---------
          Provision for income taxes          $   632,539          35   %        $   548,497         36 %
                                            =============     ============     =============     =========

          The components of deferred income taxes are as follows:

                                                                                    DECEMBER 31,
                                                                      ---------------------------------------
                                                                             1997                  1996
                                                                      -----------------     -----------------
                  Deferred tax assets:
                    Loan loss reserves                                  $       218,260       $       192,866
                    Unrealized loss on securities available for sale              4,801                51,764
                                                                      -----------------     -----------------
                                                                                223,061               244,630

                  Deferred tax liabilities:
                    Amortization of core deposits                                94,748               123,902
                                                                      -----------------     -----------------

                  Net deferred tax assets                               $       128,313       $       120,728
                                                                      =================     =================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


NOTE 9.   STOCK WARRANTS AND STOCK OPTION PLAN

          STOCK WARRANTS

          The organizers of the Company and the Bank purchased 231,760 shares of the common stock at a price of $10 per share, the same price at which shares were offered to others. In recognition of the financial risks undertaken by the organizers, the Company granted each organizer an opportunity to purchase, for a nominal price, warrants to purchase one additional share for every two shares he or she purchased in the offering.

          The warrants became exercisable on the date the Bank opened for business and are exercisable in whole or in part at any time during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, other than by will or the laws of descent and distribution, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The warrant exercise price is subject to upward adjustment, and the warrants are subject to defeasance if not exercised, in the event that the OCC issues a capital directive or other order requiring the Bank to obtain additional capital. The maximum number of shares that can be purchased pursuant to the Warrants Agreement amounts to 115,428 shares.

          STOCK OPTION PLAN

          The Company has adopted a Key Employee Incentive Option Plan covering 50,000 shares of the common stock, which is intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. The Stock Option Plan will be administered by the Board of Directors of the Company and will provide for the granting of options to purchase shares of the common stock to officers and other key employees of the Company and its subsidiary. The purchase price under all such options intended to qualify as incentive options will not be less than the fair market value of the shares of common stock on the date of grant. Options will be exercisable upon such terms as may be determined by the body administering the Stock Option Plan, but in any event, all options, whether intended to qualify as incentive options or not, will be exercisable no later than ten years after the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________



NOTE 9.    STOCK WARRANTS AND STOCK OPTION PLAN (CONTINUED)

           Other pertinent information related to the plan is as follows:

                                                                     DECEMBER 31,
                                                       ---------------------------------------
                                                             1997                  1996
                                                       -----------------     -----------------
                                                                   NUMBER OF SHARES
                                                       ---------------------------------------
           Under option, beginning of year                         2,850                 2,850
           Granted                                                    -                     -
           Expired                                                    -                     -
                                                       -----------------     -----------------
           Under option, end of year                               2,850                 2,850
                                                       =================     =================

           Options exercisable, end of year                        2,850                 2,850
                                                       =================     =================

           Available to grant, end of year                        46,350                46,350
                                                       =================     =================

                                                                   AVERAGE PRICES
                                                       ---------------------------------------

           Under option, end of year                     $            10       $            10

           If options granted under the Stock Option Plan qualify as incentive options under Section 422, no taxable income will be recognized by the recipient of the options as a result of the grant or exercise of the options. If options do not qualify as incentive options, income will be recognized by the recipient upon exercise of the option to the extent of the difference in the option exercise price and the fair market value of the common stock, and a corresponding deduction to taxable income will be created for the Company.

           SPECIAL STOCK

           The Company is authorized to issue up to 5,000,000 shares of a special class of stock, $1 par value per share. Liquidation preferences and other such items are subject to establishment by the Board of Directors. No special stock has been issued.

                                      F-48


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________



NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                           DECEMBER 31,
                                                           ---------------------------------------
                                                                  1997                  1996
                                                           -----------------     -----------------
          Commitments to extend credit                     $     9,320,000       $     6,686,000
          Standby letters of credit                                555,400               315,000
                                                           -----------------     -----------------
                                                           $     9,875,400       $     7,001,000
                                                           =================     =================

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.
          Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.
          Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________



NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 11.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in the Decatur County and surrounding counties.
          The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in Bainbridge, Georgia and surrounding areas.

          Although the Bank's loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Bank's lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans include equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy is taken into considerations by management in determining the allowance for loan losses.

          A substantial portion of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $2,065,095 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which it is subject.

          As of December 31, 1997, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

NOTE 12.  REGULATORY MATTERS (CONTINUED)

          The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                               TO BE WELL
                                                                               FOR CAPITAL                CAPITALIZED UNDER
                                                                                 ADEQUACY                  PROMPT CORRECTIVE
                                                ACTUAL                           PURPOSES                  ACTION PROVISIONS
                                     ------------------------------    --------------------------    ---------------------------
                                           AMOUNT           RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                                     ----------------   -----------    ---------------   --------    ----------------   --------
 AS OF DECEMBER 31, 1997
  TOTAL CAPITAL
   (TO RISK WEIGHTED ASSETS):
   BAINBRIDGE NATIONAL BANK            $   10,366,316         21.37%     $  3,881,225       8 %        $    4,851,531       10%
  TIER I CAPITAL
   (TO RISK WEIGHTED ASSETS):
   BAINBRIDGE NATIONAL BANK            $    9,759,074         20.12%     $   1,940,612       4%        $    2,910,919         6%
  TIER I CAPITAL
   (TO AVERAGE ASSETS):
   BAINBRIDGE NATIONAL BANK            $    9,759,074         12.98%     $   3,007,470       4%        $    3,759,337         5%

 As of December 31, 1996
  Total Capital
   (to Risk Weighted Assets):
   Bainbridge National Bank            $    9,104,850        19.16%     $   3,801,608        8%       $    4,752,009         10%
  Tier I Capital
   (to Risk Weighted Assets):
   Bainbridge National Bank            $    8,510,649        17.91%     $   1,900,759        4%       $    2,851,139          6%
  Tier I Capital
   (to Average Assets):
   Bainbridge National Bank            $    8,510,649        11.49%     $   2,962,802        4%       $    3,703,503          5%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

NOTE 13.  EARNINGS PER COMMON SHARE

          The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted earnings per share.

                                                           YEAR ENDED DECEMBER 31, 1997
                                            ---------------------------------------------------------
                                                  INCOME             SHARES            PER SHARE
                                               (NUMERATOR)        (DENOMINATOR)          AMOUNT
                                            -----------------   ----------------    -----------------
BASIC EARNINGS PER SHARE
   NET INCOME                                 $     1,184,820            470,000      $          2.52
                                                                                    =================
EFFECT OF DILUTIVE SECURITIES
   WARRANTS                                                 -             47,529
   STOCK OPTIONS                                            -              1,174
                                            -----------------   ----------------
DILUTIVE EARNINGS PER SHARE
   NET INCOME                                 $     1,184,820            518,703      $          2.28
                                            =================   ================    =================

                                                           YEAR ENDED DECEMBER 31, 1996
                                            ---------------------------------------------------------
                                                  INCOME              SHARES              PER SHARE
                                                (NUMERATOR)        (DENOMINATOR)            AMOUNT
                                            -----------------   ----------------    -----------------
BASIC EARNINGS PER SHARE
  Net income                                  $       968,193            470,000      $          2.06
                                                                                    =================
EFFECT OF DILUTIVE SECURITIES
  Warrants                                                  -             47,529
  Stock options                                             -              1,174
                                            -----------------   ----------------
DILUTIVE EARNINGS PER SHARE
  Net income                                  $       968,193            518,703      $          1.87
                                            =================   ================    =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________

NOTE 14.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets of Investors Financial Corporation and statements of income and cash flows as of and for the years ended December 31, 1997 and 1996.

                           CONDENSED BALANCE SHEETS

                                                                                 1997                  1996
                                                                        -----------------     -----------------
ASSETS
  Cash                                                                    $       136,324       $       123,994
  Investment in subsidiary                                                     10,661,917             9,571,085
  Due from subsidiary                                                               6,718                66,713
                                                                        -----------------     -----------------

     Total assets                                                         $    10,804,959       $     9,761,792
                                                                        =================     =================

LIABILITIES:
  Long-term debt                                                          $     2,184,000       $     2,184,000
  Other liabilities                                                                38,825                27,244
                                                                        -----------------     -----------------

     Total liabilities                                                          2,222,825             2,211,244
                                                                        -----------------     -----------------

STOCKHOLDERS' EQUITY                                                            8,582,134             7,550,548
                                                                        -----------------     -----------------

     Total liabilities and stockholders' equity                           $    10,804,959       $     9,761,792
                                                                        =================     =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 14.     PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME

                                                                              1997                 1996
                                                                       -----------------     -----------------
                INCOME, dividends from subsidiary                        $       300,000       $       700,000
                                                                       -----------------     -----------------

                EXPENSE
                    Interest                                                     163,091               175,736
                    Other expense                                                 39,700                 9,250
                                                                       -----------------     -----------------
                                                                                 202,791               184,986
                                                                       -----------------     -----------------

                         Income before income tax benefits and
                              equity in undistributed earnings of
                              subsidiary                                          97,209               515,014

                INCOME TAX BENEFITS                                               87,945                62,895
                                                                       -----------------     -----------------

                         Income before equity in undistributed
                              earnings of subsidiary                             185,154               577,909

                EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                   999,666               390,284
                                                                       -----------------     -----------------

                         Net income                                      $     1,184,820       $       968,193
                                                                       =================     =================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 14.     PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                             1997                   1996
                                                                     ------------------     ------------------
                OPERATING ACTIVITIES
                  Net income                                           $      1,184,820       $        968,193
                                                                     ------------------     ------------------
                  Adjustments to reconcile net income to net cash
                    provided by operating activities:
                    Undistributed earnings of subsidiary                       (999,666)              (390,284)
                    Increase in taxes payable                                    59,994                 25,281
                    Decrease in interest payable                                   (405)               (50,804)
                    Other assets and liabilities, net                            11,987                (50,563)
                                                                     ------------------     ------------------
                         Total adjustments                                     (928,090)              (466,370)
                                                                     ------------------     ------------------

                         Net cash provided by operating activities              256,730                501,823
                                                                     ------------------     ------------------

                FINANCING ACTIVITIES
                  Repayment of debt                                                   -               (273,000)
                  Dividends paid                                               (244,400)              (206,800)
                                                                     ------------------     ------------------

                         Net cash used in financing activities                 (244,400)              (479,800)
                                                                     ------------------     ------------------

                Net increase in cash                                             12,330                 22,023

                Cash at beginning of year                                       123,994                101,971
                                                                     ------------------     ------------------

                Cash at end of year                                    $        136,324       $        123,994
                                                                     ==================     ==================

                SUPPLEMENTAL DISCLOSURE
                  Cash paid during the year for interest               $        163,496       $        226,540


NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS AND FEDERAL FUNDS SOLD:

               The carrying amounts of cash, due from banks, interest-bearing deposits and Federal funds sold approximate their fair value.

     AVAILABLE FOR SALE SECURITIES:

               Fair values for securities are based on quoted market prices.

     LOANS:

               For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

     DEPOSITS:

               The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

     LONG-TERM DEBT & FEDERAL HOME LOAN BANK BORROWINGS:

               The carrying amounts of the Company's Long-term debt and Federal Home Loan Bank borrowings approximate their fair value.

     OFF-BALANCE SHEET INSTRUMENTS:

               Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.



          The carrying value and estimated fair value of the Company's financial instruments were as follows:




                              December 31, 1997           December 31, 1996
                          ------------------------    -------------------------
                           Carrying       Fair         Carrying        Fair
                            Amount       Value          Amount        Value
                          ----------- ------------    -----------  ------------
Financial assets:
  Cash and short-
    term investments      $ 7,053,428  $ 7,053,428     $ 4,778,799  $ 4,778,799
  Investments in
    securities            $18,859,450  $18,859,450     $21,208,807  $21,208,807
                          ===========  ===========     ===========  ===========
  Loans                   $47,180,301  $46,908,664     $45,244,349  $45,016,310
  Allowance for loan
    losses                   (671,328)           -        (613,864)           -
                          -----------  -----------     -----------  -----------
Loans net                 $46,508,973  $46,908,664     $44,630,485  $45,016,310
                          ===========  ===========     ===========  ===========
Financial liabilities:
  Noninterest
    bearing demand        $11,723,504  $11,723,504     $11,314,854  $11,314,854
  Interest-bearing
    demand                 16,079,815   16,079,815      15,388,791   15,388,791
  Savings                   5,453,469    5,453,469       5,546,022    5,546,022
  Time deposits            31,469,104   31,740,006      33,140,460   33,458,041
                          -----------  -----------     -----------  -----------
  Total Deposits          $64,725,892  $64,996,794     $65,390,127  $65,707,708
                          ===========  ===========     ===========  ===========
  Long-term Debt          $ 2,184,000  $ 2,184,000     $ 2,184,000  $ 2,184,000
                          ===========  ===========     ===========  ===========
  Federal Home Loan
  Bank advances           $ 1,000,000  $ 1,000,000     $         _  $         -
                          ===========  ===========     ===========  ===========



NOTE 16.        PENDING MERGER

                The directors of the Company have entered into a definitive agreement with PAB Bancshares, Inc., a multi-bank holding company with headquarters in Valdosta, Georgia, whereby, PAB

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


________________________________________________________________________________


NOTE 15.       PENDING MERGER (CONTINUED)

               Bancshares, Inc. would acquire all of the outstanding common stock of the Company in exchange for common stock of PAB Bancshares, Inc. The merger is subject to approval by the Company's shareholders and certain regulatory authorities. Upon completion of the merger, the Bank will be merged with and into First Community Bank of Southwest Georgia (a wholly-owned subsidiary of PAB Bancshares, Inc.)

                                                                      APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 31, 1997, by and among Investors Financial Corporation ("Investors"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Bainbridge, Georgia, Bainbridge National Bank ("Bank"), a national bank and a wholly-owned subsidiary of Investors, with its main office located in Bainbridge, Georgia, and PAB Bankshares, Inc. ("PAB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Valdosta, Georgia.


                                   PREAMBLE

     The Boards of Directors of Bank, Investors and PAB are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Investors with and into PAB under the Articles of Incorporation and Bylaws of PAB. At the effective time of such merger, the outstanding shares of the capital stock of Investors and the outstanding warrants and options convertible into the capital stock of Investors shall be converted into the right to receive shares of the common stock of PAB (except as provided herein). As a result, shareholders, warrant holders and option holders of Investors shall become shareholders of PAB and immediately thereafter the Bank will be merged into and with First Community Bank of Southwest Georgia ("FCB"), a wholly-owned subsidiary of PAB. The transaction described in this Agreement is subject to the approvals of the shareholders of PAB, Investors and Bank, the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests".

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                        TRANSACTION AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Investors shall be merged with and into PAB in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in
Section 14-2-1106 of the GBCC (the "Merger"). PAB shall be the Surviving Corporation resulting from the Merger and the separate existence of Investors shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Investors and PAB.

     1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the respective shareholders of PAB, Investors and Bank, voting separately, approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of PAB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of PAB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors of PAB. The directors of PAB in office immediately prior to the Effective Time, together with three (3) additional persons who previously served on the board of directors of Investors who will be appointed to serve as directors of PAB, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Such additional PAB directors will be nominated by the Board of Directors of Investors, subject to approval by PAB which such approval shall not be unreasonably withheld. At the first annual meeting of PAB shareholders following the Closing, PAB will nominate two (2) such Investors' nominees to serve for a two (2) year term and one such Investors' nominee to serve for a three (3) year term and will recommend that PAB shareholders vote in favor of their respective elections. Each newly elected Investors' nominee will serve provided he or she retains at least fifty percent (50%) of the PAB Common Stock he or she received in the Merger, and refrains from conduct that would constitute "cause" for removal under PAB's Articles of Incorporation or Bylaws. Each Investors' nominee who has attained the age of 60 as of the date of this Agreement will be exempt from any mandatory retirement provisions applicable to such PAB directors.

     2.4 Directors of FCB. The directors of Bank in office prior to the Effective time will be added to the Board of Directors of FCB. Such new directors of FCB will be elected by PAB to serve on the Board of Directors of FCB for at least three (3) years after the Closing. Directors of Bank who have attained the age of sixty (60) as of the date of this Agreement will be exempt from the Mandatory Retirement provisions of Section 3.9 of the FCB Bylaws or otherwise applicable to FCB directors and officers. Each newly elected Bank director nominee will serve provided he or she retains at least fifty percent (50%) of the PAB Common Stock he or she received in the Merger, and refrains from conduct that would constitute "cause" for removal under FCB's Charter or Bylaws.

     2.5 Officers of PAB. The officers of PAB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of PAB from and after the Effective Time in accordance with the Bylaws of PAB.

     2.6 Officers of FCB. The officers of FCB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of FCB from and after the Effective Time in accordance with the Bylaws of FCB; provided, that Tracy A. Dixon shall be the Chief Executive Officer of FCB, Jeff Hanson shall be the President of FCB and Hal Brannen shall be the Executive Vice President - Lending of FCB to the extent such persons are available and agree to such employment.

                                   ARTICLE 3
               MANNER OF CONVERTING SHARES, WARRANTS AND OPTIONS

     3.1 Conversion of Shares, Warrants and Options. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares, warrants and options of the constituent corporations shall be converted as follows:

          (a) Each share of PAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

          (b) Subject to adjustment as outlined below and the conditions set forth herein, PAB will issue and exchange 855,057 shares of PAB Common Stock (the "Merger Consideration") for all the Investors Common Stock and all the Investors Warrants and Investors Options as follows: (i) each share of Investors Common Stock shall be exchanged for that number of shares of PAB Common Stock equal to that exchange ratio formed by the sum of the product of 855,057 multiplied by the BPTP plus the aggregate exercise price of the Investors Warrants and Investors Options, divided by 588,278, as numerator, and the BPTP, as denominator ([(855,057)(BPTP) + ($10 x 118,278) 588,278] BPTP), and (ii) each warrant and option convertible into Investors Common Stock shall be exchanged for that number of shares of PAB Common Stock equal to that exchange ratio formed by (a) the sum of the product of 855,057 multiplied by the BPTP plus the aggregate exercise price of the Investors Warrants and Investors Options, divided by (b) 588,278, less (c) 10, divided by
(d) the BPTP ([[(855,057)(BPTP) + ($10 x 118,278)] 588,278] - 10] BPTP).

     The following chart indicates the number of shares to be received by Investors shareholders for each share of Investors Common Stock based upon various assumed BPTP of PAB Common Stock:

                                                  Equivalent Value of PAB Common
                                                       Stock per share of
BPTP of PAB Common Stock      Exchange Ratio         Investors Common Stock
------------------------      --------------         ----------------------
         $19.00                  1.559311                    $29.63
          20.00                  1.554020                     31.08
          21.00                  1.549233                     32.53
          22.00                  1.544881                     33.99
          23.00                  1.540908                     35.44


     The following chart indicates the number of PAB shares to be received by Investors warrant holders and option holders for each Investors warrant and option based upon various assumed BPTP of PAB Common Stock:

                                                  Value of Spread in
BPTP of PAB Common Stock      Exchange Ratio        Exercise Price
------------------------      --------------        --------------
         $19.00                  1.032995                    $19.63
          20.00                  1.054020                     21.08
          21.00                  1.073043                     22.53
          22.00                  1.090336                     23.99
          23.00                  1.106125                     25.44

          (c) Each share of Investors Common Stock (excluding shares held by PAB or any of its Subsidiaries or by Investors, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement), each Investors Warrant and each Investors Option issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Merger Consideration; and

          (d) The Merger Consideration shall be reduced by the sum determined as follows: (i) the amount as agreed upon by the Parties on the date specified in Section 10.1(g) of this Agreement, that the Bank's loan loss reserve should be increased relating to the Bank's classified loans as of the date specified in
Section 10.1(g) of this Agreement, plus (ii) all amounts in excess of $150,000
                                   ----
paid or to be paid by Investors or Bank or both for the fees and expenses of The Carson Medlin Company, consultants, attorneys, accountants and the like by Investors or Bank in connection with the Merger and the due diligence conducted by Investors or Bank in regard to the Merger. In the event the Parties cannot agree upon the Bank's loan loss reserve increase, this Agreement shall terminate as if it were terminated pursuant to Section 10.1(a) of this Agreement. In the event of an adjustment pursuant to this Section 3.1(d), the Merger Consideration shall be reduced by that number of whole shares of PAB Common Stock equal to the dollar amount determined in accordance with Section 3.1(d) divided by $21.00 and such number of shares of PAB Common Stock shall be substituted for 855,057 in the formulae set forth in Section 3.1(b) of this Agreement.

     3.2 Anti-Dilution Provisions. In the event Investors or PAB changes the number of shares of Investors Common Stock or PAB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

     3.3 Shares Held by Bank or PAB. Each of the shares of Investors Common Stock held by Investors or by any PAB Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of Investors Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301, et seq. of the GBCC shall be entitled to
                                    -- ---
receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Investors the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Investors fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Investors shall issue and deliver the consideration to which such holder of shares of Investors Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Investors Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Investors Common Stock, Investors Warrants or Investors Options exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Investors Common Stock, Investors Warrants or Investors Options multiplied by the deemed value of one share of PAB Common Stock at the Effective Time. The deemed value of one share of PAB Common Stock at the Effective Time or the date of exercise, as the case may be, shall be Twenty-One Dollars ($21) per share. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4
                              EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, PAB shall, as exchange agent, mail to the former shareholders, warrant holders or option holders of Investors appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Investors Common Stock, Investors Warrants or Investors Options shall pass, only upon proper delivery of such certificates to
PAB). After the Effective Time, each holder of shares of Investors Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in
Section 3.4 of this Agreement), Investors Warrants or Investors Options issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares, warrants or options to PAB and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section
3.5 of this Agreement, each holder of shares of Investors Common Stock, Investors Warrants or Investors Options issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of PAB Common Stock to which such holder may be otherwise entitled (without interest). PAB shall not be obligated to deliver the consideration to which any former holder of Investors Common Stock, Investors Warrants or Investors Options is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares, warrants or options of Investors Common Stock, Investors Warrants or Investors Options for exchange as provided in this
Section 4.1. The certificate or certificates of Investors Common Stock, Investors Warrants or Investors Options so surrendered shall be duly endorsed as PAB may require. Any other provision of this Agreement notwithstanding, PAB shall not be liable to a holder of Investors Common Stock, Investors Warrants or Investors Options for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Shareholders, Warrant Holders or Option Holders. At the Effective Time, the stock transfer books of Investors shall be closed as to holders of Investors Common Stock, Investors Warrants or Investors Options immediately prior to the Effective Time and no transfer of Investors Common Stock, Investors Warrants or Investors Options by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Investors Common Stock, Investors Warrants or Investors Options (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders, warrant holders or option holders of record of Investors shall be entitled to vote after the Effective Time at any meeting of PAB shareholders the number of whole shares of PAB Common Stock into which their respective shares of Investors Common Stock, Investors Warrants or Investors Options are converted, regardless of whether such holders have exchanged their certificates representing

Investors Common Stock, Investors Warrants or Investors Options for certificates representing PAB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PAB on the PAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PAB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Investors Common Stock, Investors Warrants or Investors Options issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Investors Common Stock certificate, Investors Warrant or Investors Option, both the PAB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share, warrant or option represented by such certificate.

                                   ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF INVESTORS AND BANK

     Investors and Bank, jointly and severally, hereby represent and warrant to PAB as follows:

     5.1 Organization, Standing, and Power. Investors is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. Bank is a national bank duly organized, validly existing, and in good standing under the Laws of the United States. Investors and Bank each have the corporate power and authority to carry on their respective businesses as now conducted and to own, lease and operate their respective Assets. Neither Investors nor Bank owns any property or conducts any business outside of the State of Georgia which would require either of them to be qualified as a foreign corporation in any jurisdiction.

     5.2  Authority; No Breach By Agreement.

          (a) Investors and Bank each have the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank, subject to the approval of this Agreement by the holders of more than (i) two-thirds (2/3) of the outstanding Bank Common Stock, and (ii) a majority of the outstanding shares of Investors Common Stock. Subject to such requisite shareholder approval and Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Investors and Bank, enforceable against Investors and Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by either Investors or Bank or both, nor the consummation by either Investors or Bank or both of the transactions contemplated hereby, nor compliance by either Investors or Bank or both with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Investors' Articles of Incorporation or Bylaws; (ii) conflict with or result in a breach of any provision of Bank's Charter or Bylaws, or (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on either Investors or Bank or both under, any Contract or Permit of either Investors or Bank or both, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank or both, or, (iv) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to either Investors or Bank or both or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank or both, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Investors and Bank of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock and Other Securities.

          (a) The authorized capital stock of Investors consists of 10,000,000 shares of Investors Common Stock. As of the date of this Agreement, there are
(i) 470,000 shares of Investors Common Stock issued and outstanding; (ii) 115,428 shares of Investors Common Stock reserved for issuance upon the exercise of issued and outstanding Investors warrants; and (iii) 2,850 shares of Investors Common Stock reserved for issuance upon the exercise of issued and outstanding stock options under the Key Employee Incentive Stock Option Plan.
No more than 470,000 shares of Investors Common Stock (assuming that none of the Investors Warrants or Investors Options are exercised prior to the Effective
Time), 115,428 Investors Warrants and 2,850 Investors Option shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Investors are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Investors has been issued in violation of any preemptive rights of the current or past shareholders of Investors.

          (b) Except as set forth in Section 5.3(a) of this Agreement or provided pursuant to the Investors Warrants or Investors Options as Previously Disclosed, there are no shares of capital stock or other equity securities of Investors outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Investors or contracts, commitments, understandings, or arrangements by which Investors is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 Investors' Subsidiaries. Other than Bank, Investors has no subsidiaries.

     5.5 Financial Statements. Investors has Previously Disclosed, and delivered to PAB prior to the execution of this Agreement, copies of all Investors Financial Statements for periods ended prior to the date hereof and will deliver to PAB copies of all Investors Financial Statements prepared subsequent to the date hereof. The Investors Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Investors, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Investors as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Investors for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6 Absence of Undisclosed Liabilities. Neither Investors nor Bank has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Investors as of December 31, 1996 and June 30, 1997 included in the Investors Financial Statements or reflected in the notes thereto. Neither Investors nor Bank has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors or Bank.

     5.7 Absence of Certain Changes or Events. Since June 30, 1997, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors, and (ii) neither Investors nor Bank has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Investors provided in Article 7 of this Agreement.

     5.8  Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of Investors or Bank have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Investors, and all returns filed are complete and accurate in all material respects to the Knowledge of Investors. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit examination, deficiency, or refund

Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Investors, except as reserved against in the Investors Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Neither Investors nor Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Investors or Bank, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (c) Adequate provision for any Taxes due or to become due by Investors or Bank for the period or periods through and including the date of the respective Investors Financial Statements has been made and is reflected on such Investors Financial Statements.

          (d) Deferred Taxes of Investors or Bank have been provided for in accordance with GAAP. Effective January 1, 1993, Investors adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) Investors and Bank are in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

     5.9 Allowance. The Allowance shown on the consolidated balance sheets of Investors included in the most recent Investors Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Investors included in the Investors Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Investors.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Investors Financial Statements, Investors and Bank each has good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the business of Investors and Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Investors and Bank's past practices. All Assets which are material to Investors' and Bank's respective businesses held under leases or subleases by either Investors or Bank, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of either Investors or Bank provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Bank is a named insured are reasonably sufficient. The Assets of Bank include all assets required to operate the business of Bank as presently conducted.

     5.11 Environmental Matters.

          (a) To the Knowledge of Investors, Investors, Bank, their respective Participation Facilities, and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (b) There is no Litigation pending or, to the Knowledge of Investors, threatened before any court, governmental agency or authority or other forum in which either Investors or Bank or any of their respective Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance

(including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by either Investors or Bank or any of their respective Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (c) To the Knowledge of Investors, there is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of Bank's Loan Properties (or Bank in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (d) To the Knowledge of Investors, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (e) To the Knowledge of Investors, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (f) Notwithstanding the foregoing, with respect to any of its Loan Properties, Bank has not conducted any independent investigation and is making these representations and warranties only with respect to its Knowledge.

     5.12 Compliance with Laws. Investors is duly registered as a bank holding company under the BHC Act. Bank is duly registered as a bank under the laws of the United States. Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors. Neither Investors nor Bank:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors; and

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting either Investors or Bank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank, or
(iii) requiring Investors or Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management, or the payment of dividends.

     5.13 Labor Relations. Neither Investors nor Bank is the subject of any Litigation asserting that either of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Investors to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor to their respective Knowledge, is there any activity involving Investors' or Bank's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

          (a) Investors has Previously Disclosed, and delivered or made available to PAB prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Investors or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "Investors Benefit Plans"). Any of the Investors Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Investors ERISA Plan." Each Investors ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Investors Pension Plan". No Investors Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All Investors Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors. Each Investors ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Investors is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Bank has not engaged in a transaction with respect to any Investors Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Investors Companies to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (c) No Investors Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Investors Pension Plan, (ii) no change in the actuarial assumptions with respect to any Investors Pension Plan, and (iii) no increase in benefits under any Investors Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors or materially affect the funding status of any such plan. Neither any Investors Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Investors, or the single-employer plan of any entity which is considered one employer with Investors under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Investors. Investors has not provided, and is not required to provide, security to a Investors Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Investors with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Investors. Except as Previously Disclosed, Investors has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Investors. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Investors Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, neither Investors nor Bank has any obligations to provide health and life benefits under any of the Investors Benefit Plans to former employees and there are no restrictions on the rights of Investors to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Investors.

          (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Investors from Investors under any Investors Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Investors Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Investors and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Investors Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Investors Financial Statements, neither Investors, Bank nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, or (ii) any Contract relating to the borrowing of money by Investors or Bank or the guarantee by Investors or Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Investors Contracts"). Neither Investors nor Bank is in Default under any Investors Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors. Except as Previously Disclosed, all of the indebtedness of Investors or Bank for money borrowed is prepayable at any time by Investors or Bank without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Investors, threatened against either Investors or Bank, or against any of their Assets, interests, or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors or Bank, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against either Investors or Bank, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Investors or Bank

     5.17 Reports. Since January 1, 1991, Investors and Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Investors or Bank or any Affiliate thereof to PAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Investors or Bank or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Investors or Bank or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Investors' shareholders in connection with the Investors Meeting and the PAB Meeting, and any other documents to be filed by Investors or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Investors and PAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Investors Meeting and the PAB Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either the Investors Meeting or the PAB Meeting. All documents that Investors or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. Neither Investors, Bank nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Investors, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

     5.20 State Takeover Laws. Investors has not taken any necessary action which would require the transaction contemplated by this Agreement to comply with any applicable state takeover Law.

     5.21 Articles of Incorporation Provisions. Investors has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Investors (other than voting, dissenters' appraisal or other similar rights) or restrict or impair the ability of PAB to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Investors that may be acquired or controlled by it.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF PAB

     PAB hereby represents and warrants to Investors as follows:

     6.1 Organization, Standing, and Power. PAB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. PAB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.2  Authority, No Breach By Agreement.

          (a) PAB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PAB subject to the approval of this Agreement by the holders of a majority of the votes cast in person or by proxy by holders of shares of PAB Common Stock at the PAB Meeting. Subject to such requisite PAB shareholder approval, this Agreement represents a legal, valid, and binding obligation of PAB, enforceable against PAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by PAB, nor the consummation by PAB of the transaction contemplated hereby, nor compliance by PAB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PAB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PAB Companies under, any Contract or Permit of any PAB Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PAB Companies or any of their respective Assets.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PAB of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and Securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.3  Capital Stock.

          (a) The authorized capital stock of PAB consists of 15,000,000 shares of PAB Common Stock. At the close of business on June 30, 1997, there were 2,817,645 shares of PAB Common Stock issued and outstanding. PAB is authorized to issue one or more series of preferred stock with such powers, preferences and rights as may be established by PAB's Board of Directors. As of the date of this Agreement no preferred stock has been issued. As of June 30, 1997 and as of the date of this Agreement, 200,000 shares of PAB Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the 1994 Employee Stock Option Plan ("PAB Option Plan"), 38,332 shares were reserved pursuant to options granted to PAB directors under the Directors Deferred Stock Purchase Plan (the "PAB Director Plan"). All of the issued and outstanding shares of PAB Common Stock are, and all of the shares of PAB Common Stock to be issued in exchange for shares of Investors Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PAB Common Stock has been, and none of the shares of PAB Common Stock to be issued in exchange for shares of Investors Common Stock, Investors Warrants and Investors Options upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PAB.

          (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the PAB Option Plan, or the PAB Director Plan or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of PAB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PAB or contracts, commitments, understandings, or arrangements by which PAB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     6.4 Financial Statements. PAB has Previously Disclosed and delivered to Investors prior to the execution of this Agreement copies of all PAB Financial Statements for periods ended prior to the date hereof and will deliver to Investors copies of all PAB Financial Statements prepared subsequent to the date hereof. The PAB Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PAB Companies, which are or will be, materially complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present, fairly the consolidated financial position of the PAB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the PAB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     6.5 Absence of Undisclosed Liabilities. No PAB Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PAB as of December 31, 1996 and June 30, 1997 included in the PAB Financial Statements or reflected in the notes thereto. No PAB Companies have incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

     6.6 Absence of Certain Changes or Events. Since June 30, 1997, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and (ii) the PAB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PAB provided in Article 7 of this Agreement.

     6.7  Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the PAB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PAB, and all returns filed are complete and accurate in all material respects to the Knowledge of PAB. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PAB, except as reserved against in the PAB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as Previously Disclosed, none of the PAB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PAB Companies, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (c) Adequate provision for any Taxes due or to become due for any of the PAB Companies for the period or periods through and including the date of the respective PAB Financial Statements has been made and is reflected on such PAB Financial Statements.

          (d) Deferred Taxes of the PAB Companies have been provided for in accordance with GAAP. Effective January 1, 1993, PAB adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     6.8 Compliance with Laws. PAB is duly registered as a bank holding company under the BHC Act. Each of the PAB Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably like to have, individually or in the aggregate, a Material Adverse Effect on PAB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB. None of the PAB Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB; and

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the PAB Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or (iii) requiring any PAB Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of PAB, threatened against any PAB Companies, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PAB Companies, that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on PAB.

     6.10 Reports. Since January 1, 1993, each of the PAB Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements,
(ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.11 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PAB Companies or any Affiliate thereof to Investors pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Investors shareholders and PAB shareholders in connection with the Investors Meeting and the PAB Meeting, and any other documents to be filed by any PAB Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Investors and PAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of each of the Investors Meeting and the PAB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings. All documents that any PAB Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.12 Accounting, Tax and Regulatory Matters. No PAB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b). To the Knowledge of PAB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b) other than with respect to Consents with respect to anti-trust or competitive effects issues.

     6.13 Allowance. The Allowance shown on the consolidated balance sheets of PAB included in the most recent PAB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of PAB included in the PAB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PAB Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PAB Subsidiaries as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on PAB.

     6.14 Environmental Matters.

          (a) To the Knowledge of PAB, the PAB Subsidiaries, their respective Participation Facilities, and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (b) There is no Litigation pending or, to the Knowledge of PAB, threatened before any court, governmental agency or authority or other forum in which either PAB or any PAB Subsidiary or any of their respective Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by either PAB or PAB Subsidiary or any of their respective Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (c) To the Knowledge of PAB, there is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of the PAB Subsidiaries' Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (d) To the Knowledge of PAB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (e) To the Knowledge of PAB, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (f) Notwithstanding the foregoing, with respect to any of its Loan Properties, neither PAB nor any PAB Subsidiary has conducted any independent investigation and is making these representations and warranties only with respect to its Knowledge.

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Investors and Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of PAB shall have been obtained, and except as otherwise contemplated herein, Investors and Bank, jointly and severally, agree: (a) to operate their respective businesses in the usual, regular, and ordinary course; (b) to preserve intact their respective business organizations and Assets and maintain their respective rights and franchises;
(c) to use their respective reasonable efforts to cause its representations and warranties to be correct at all times; (d) to vote all its shares of Bank Common Stock in favor of the Merger at any Bank Shareholders Meeting; and (e) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Investors. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Investors and Bank, jointly and severally, covenant and agree that neither of them will do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of PAB, which consent shall not be unreasonably withheld:

          (a) amend the Articles, Bylaws or other governing instruments of Investors or the Charter, Bylaws or other governing instruments of Bank; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Investors and Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of Bank held by Investors of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Investors, or declare or pay any dividend or make any other distribution in respect of Investors capital stock provided that Investors may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay each quarter a cash dividend on the shares of Investors Common Stock at a rate not in excess of fourteen cents ($.14) per share if the following conditions are satisfied: (i) the anticipated dividend record and payment date shall have been Previously Disclosed to PAB and such date may not be changed without the prior written consent of PAB; and (ii) any dividend declared or payable on the shares of Investors Common Stock for the period following the date on which the Effective Time occurred shall, unless otherwise agreed upon in writing by the Parties, be declared with a record date prior to the Effective Time only if the normal record date for payment of such quarterly dividend to holders of PAB Common Stock is before the Effective Time; provided that in all circumstances Investors shareholders shall be entitled to receive a cash dividend for each quarter prior to, and during which, the date on which the Effective Time occurs and thereafter Investors shareholders shall receive dividends if and to the extent that a dividend is declared and paid to PAB shareholders, and provided, further that if (i) the PAB dividend record date for the quarter in which the Effective Time occurs is prior to the Effective Time and (ii) the Effective Time is prior to the Investors dividend record date for such quarter, then Investors shareholders shall be entitled to receive a cash dividend in an amount equal to the cash dividend paid to PAB shareholders for such quarter; or

          (d) except for this Agreement, or as Previously Disclosed, or in connection with the exercise of any Investors Options or Investors Warrants, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any Investors Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of Investors or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Investors or Bank's Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control by Investors in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of Bank (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of either Investors or Bank; grant any increase in fees or other increases in compensation or other benefits to directors of either Investors or Bank except in accordance with past practice Previously Disclosed; or

          (h) enter into or amend any employment Contract between Investors and any Person (unless such amendment is required by Law) that Investors does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of Investors or make any material change in or to any existing employee benefit plans of Investors other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Investors for money damages in excess of $25,000 or material restrictions upon the operations of Investors; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

   7.3 Covenants of PAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Investors shall have been obtained, PAB covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the PAB Common Stock and the business prospects of the PAB Companies, (ii) to the extent consistent therewith use all reasonable efforts to preserve intact the PAB Companies' core businesses and goodwill with their respective employees and the communities they serve, (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times, (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement, and
(v) not repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or purchases in the open market to fund its dividend reinvestment plan), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of PAB.

   7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

   7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

   8.1 Shareholder Approvals. Each Party shall take, in accordance with applicable law, applicable Amex or NASDAQ rules and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the PAB Meeting to consider and vote upon the issuance of the shares of PAB Common Stock to be issued in the Merger pursuant to this Agreement and any other matters required to be approved by PAB shareholders for consummation of the Merger (including any adjournment), and the Investors Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Investors shareholders for consummation of the Merger (including any adjournment), respectively, as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of each PAB and Investors shall (subject in the case of Investors to compliance with its fiduciary duties as advised by counsel) recommend such approval, and each of PAB and Investors (subject to the direction of the Investors Board acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its respective shareholders.

   8.2    Registration Statement.

          (a) Each of PAB and Investors agrees to cooperate in the preparation of a Registration Statement to be filed by PAB with the SEC in connection with the issuance of PAB Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided Investors has cooperated as required above, PAB agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Investors and PAB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. PAB also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Investors agrees to furnish PAB all information concerning Investors, Bank, their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Investors and PAB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the PAB Meeting and Investors Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Investors and PAB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

          (c) In the case of PAB, PAB will advise Investors, promptly after PAB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the PAB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

   8.3 Applications. PAB shall promptly prepare and file, Investors and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. PAB shall permit Investors and Bank to review (and approve with respect to information relating to Investors) such applications prior to filing same.

   8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, PAB shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

   8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by PAB in connection with the PAB Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by PAB or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

   8.6    Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations, and financial condition except in furtherance of the transaction contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

   8.7 Press Releases. Prior to the Effective Time, Investors and PAB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

   8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Investors nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively "Representatives") retained by Investors shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Investors Board of Directors as determined by the Investors Board of Directors after consulting with and considering the advice of counsel, neither Investors nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Investors may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Investors shall promptly notify PAB verbally and in writing in the event that Investors receives any inquiry or proposal relating to any such transaction. Investors shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

   8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

   8.10 State Takeover Laws. Investors shall take all reasonable steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

   8.11 Articles of Incorporation Provisions. Investors shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles, Bylaws or other governing instruments of Investors (other than voting, dissenters' appraisal or other similar rights) or restrict or impair the ability of PAB to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Investors that may be acquired or controlled by it.

   8.12 Agreement of Affiliates. Investors has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of Investors for purposes of Rule 145 under the 1933 Act. Investors shall use its reasonable efforts to cause each such Person to deliver to PAB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit A, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Investors Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of PAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least 30 days of combined operations of PAB and Investors have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, (i) shares of PAB Common Stock issued to such affiliates of Investors in exchange for shares of Investors Common Stock, Investors Warrants and Investors Options and (ii) shares of PAB Common Stock held by affiliates of PAB, shall not be transferable until such time as financial results referred to in this Section 8.12 have been published as set forth in this Section 8.12, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and PAB shall be entitled to place restrictive legends upon certificates for shares of PAB Common Stock issued to affiliates of Investors pursuant to this Agreement to enforce the provisions of this Section 8.12); provided, further that no affiliate either of PAB or Investors may dispose of or reduce the risks of ownership in their respective shares of PAB Common Stock or Investors Common Stock within 30 days prior to the Effective Time. PAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PAB Common Stock by such affiliates.

   8.13 Employee Benefits and Contracts. Following the Effective Time, PAB shall provide generally to officers and employees of Investors employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PAB Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Investors Entities severance benefits in accordance with the policies of either (i) Investors as Previously Disclosed pursuant to this
Section 8.13, or (ii) PAB, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. PAB shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Investors Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Investors Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by the Investors Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under such employee benefit plans, the service of the employees of Investors or Bank prior to the Effective Time shall be treated as service with the PAB Companies participating in such employee benefit plans. PAB also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to PAB between Investors or Bank and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Investors Benefit Plans. PAB or FCB will enter into mutually acceptable employment contracts with Tracy A. Dixon, Major H. Brannen, Jr. and Judy Powell as of the Closing Date to the extent such persons are available and agree to such employment .

   8.14 Exchange Listing. PAB shall use its reasonable efforts to list, prior to the Effective Time, on the Amex, subject to official notice of issuance, the shares of PAB Common Stock to be issued to the holders of Investors Common Stock, Investors Warrants and Investors Options pursuant to the Merger.

   8.15 D&O Coverage. At the Effective Time, PAB will provide, at its election, directors and officers insurance coverage for Investors' directors and officers either (i) by purchasing continuation coverage under Investors' current policy for directors and officers for a period not less than three (3) years after the Effective Time, or (ii) obtain coverage under PAB's current directors and officers policy to provide coverage for Investors' directors and officers on a prior acts basis for a period not less than three (3) years prior to the Effective Time.

   8.16   Indemnification.

          (a) With respect to all claims brought during the period of five (5) years after the Effective Time, PAB shall indemnify, defend and hold harmless present and former directors, officers, employees and agents of Investors and Bank (the "Investors Entities") (each an "Indemnification Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of an Investor Entity, or at the request of an Investor Entity, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and the articles of incorporation and bylaws of Investors as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Investors Entity or PAB is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between PAB and the Indemnified Party.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.16, upon learning of any such Liability of Litigation, shall promptly notify PAB thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advised that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation thereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

   9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a)  Shareholder Approval.  The respective shareholders of PAB,
               --------------------
Investors, and Bank shall have approved this Agreement, and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments.

          (b)  Regulatory Approvals.  All Consents of, filings and registrations
               --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c)  Consents and Approvals.  Each Party shall have obtained any and
               ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d)  Legal Proceedings.  No court or governmental or regulatory
               -----------------
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e)  Registration Statement.  The Registration Statement shall be
               ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PAB Common Stock issuable pursuant to the Merger shall have been received.

          (f)  Pooling Letters.  Each of the Parties shall have received a
               ---------------
letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

          (g)  Tax Matters.  Investors, Bank and PAB shall have received a
               -----------
written opinion of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

(ii) the exchange in the Merger of Investors Common Stock, Investors Warrants and Investors Options for PAB Common Stock will not give rise to gain or loss to the stockholders, warrant holders and option holders of Investors with respect to such exchange (except to the extent of any cash received), and (iii) none of Investors, Bank or PAB will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Investors, Bank and PAB reasonably satisfactory in form and substance to such counsel.


   9.2 Conditions to Obligations of PAB. The obligations of PAB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PAB pursuant to Section 11.6(a) of this Agreement:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Investors and Bank set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Investors.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of Investors and Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  Investors and Bank shall have delivered to PAB (i)
               ------------
certificates, dated as of the Effective Time and signed on its behalf by their respective Chief Executive Officers and Chief Financial Officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Investors and Bank Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PAB and its counsel shall request.

          (d)  Opinion of Counsel.  PAB shall have received an opinion Alston &
               ------------------
Bird LLP, counsel to Investors and Bank, dated as of the Closing, in form reasonably satisfactory to PAB, as to the matters set forth in Exhibit C hereto.

          (e)  Accountant's Letters.  PAB shall have received from Stewart,
               --------------------
Fowler & Stalvey, P.C. letters dated not more than five (5) days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Investors and Bank, in form and substance reasonably satisfactory to PAB, which letters shall be based upon customary specified procedures undertaken by such firm. If such letters are not delivered within the five (5) day time limits above, this condition shall be waived by PAB.

          (f)  Affiliates Agreements.  PAB shall have received from each
               ---------------------
affiliate of Investors the affiliates' letters referred to in Section 8.12 hereof, to the extent necessary to assure in the reasonable judgment of PAB that the transaction contemplated hereby will qualify for pooling-of-interests accounting treatment.

   9.3 Conditions to Obligations of Investors and Bank. The obligations of Investors and Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Investors and Bank pursuant to Section 11.6(b) of this Agreement:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of PAB set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of PAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  PAB shall have delivered to Investors (i) a
               ------------
certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PAB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Investors and its counsel shall request.

          (d)  Opinion of Counsel.  Investors and Bank shall have received an
               ------------------
opinion of Troutman Sanders LLP, counsel to PAB, dated as of the Effective Time, in form reasonably satisfactory to Investors and Bank, as to matters set forth in Exhibit D hereto.

          (e)  Fairness Opinion. Investors shall have received a "fairness
               ----------------
opinion" with respect to the Merger dated as of the date of the Joint Proxy Statement from a recognized investment banking firm or appraisal firm, that the Merger and property to be received by the shareholders of Investors therein, is fair from a financial point of view to the shareholders of Investors.

          (f)  Share Listing.  The shares of PAB Common Stock issuable pursuant
               -------------
to the Merger shall have been approved for listing on the Amex.

          (g)  Employment Agreements.  FCB shall have offered to each of Tracy
               ---------------------
A. Dixon, Major H. Brannen, Jr. and Judy Powell the employment agreements in substantially the form set forth in Exhibit B to this Agreement.

                                  ARTICLE 10
                                 TERMINATION

   10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Investors and Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the respective Boards of Directors of PAB, Investors and Bank; or

          (b) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PAB and Section 9.3(a) of this Agreement in the case of Investors; or

          (c) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either PAB or Investors fail to vote their approval of this Agreement and the transaction contemplated hereby at their respective shareholders' meetings where the transaction was presented to such shareholders for approval and voted upon; or

          (d) By the Board of Directors of any Party in the event that the Merger shall not have been consummated by May 31, 1998, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

          (e) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

          (f) By PAB in the event that the Board of Directors of Investors shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Investors shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

          (g) By the Board of Directors of PAB, at any time prior to 5:00 p.m., Eastern time, on January 15, 1998, without any Liability it if determines in its reasonable good faith judgment that the Asset quality of Investors or the status of litigation involving Investors (or any other liability or undisclosed contingency of Investors), are materially less favorable to PAB than as set forth in materials Previously Disclosed or provided to PAB by Investors and its financial advisor; or

          (h) By the Board of Directors of Investors, at any time prior to 5:00 p.m., Eastern time, on January 15, 1998, without any Liability it if determines in its reasonable good faith judgment that the Asset quality of PAB or the status of litigation involving PAB (or any other liability or undisclosed contingency of PAB), are materially less favorable to Investors than as set forth in materials Previously Disclosed or provided to Investors by PAB.

   10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination provided that such Liability shall be determined solely in accordance with the effect of
Section 11.2(b) of this Agreement.

   10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.12 of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS

   11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

      "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

      "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

      "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

      "ALLOWANCE" shall mean the allowance for possible loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

      "AMEX" shall mean the American Stock Exchange.

      "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

      "BPTP" shall mean the base period trading price for PAB Common Stock as reported on AMEX for the 20 consecutive trading days immediately preceding five days prior to the Effective Time.

      "BANK" shall have the meaning set forth on page 1 of this Agreement.

      "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

      "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

      "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

      "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

      "EFFECTIVE TIME" shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

      "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

      "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

      "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

      "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

      "FICG" shall mean the Financial Institutions Code of Georgia.

      "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

      "GBCC" shall mean the Georgia Business Corporation Code.

      "GEORGIA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by PAB, Investors and Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

      "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., or any similar federal, state or local Law.

      "IRS" shall mean the Internal Revenue Service.

      "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "INVESTORS BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

      "INVESTORS COMMON STOCK" shall mean the $.10 par value common stock of Investors.

      "INVESTORS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Investors as of June 30, 1997, and as of December 31, 1996, 1995, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the four fiscal years ended December 31, 1996, 1995, 1994 and 1993, and (ii) the consolidated balance sheets of Investors (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1997, with related prior year comparable financial statements.

      "INVESTORS MEETING" shall mean the special meeting of the shareholders of Investors or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

      "INVESTORS OPTIONS" shall mean those options issued under the Investors Financial Corporation 1990 Key Employee Incentive Stock Option Plan.

      "INVESTORS WARRANTS" shall mean the ten-year, ten dollar ($10.00) per share warrants exercisable by the holder thereof to acquire a number of shares of Investors Common Stock equal to the number of warrants.

      "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by Investors and PAB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of PAB relating to shares of PAB Common Stock to be issued to the shareholders, warrant holders and option holders of Investors and other proxy solicitation materials of PAB and Investors consisting of a part thereof.

      "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

      "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

      "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution

Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

      "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

      "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

      "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

      "MERGER" shall mean the merger of Investors with and into PAB referred to in Section 1.1 of this Agreement.

      "MERGER CONSIDERATION" shall mean the aggregate consideration to be received for all of the shares of Investors Common Stock, Investors Warrants and Investors Options.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "NASDAQ" shall mean The Nasdaq Stock Market, Inc.'s National Market.

      "1933 ACT" shall mean the Securities Act of 1933, as amended.

      "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

      "PAB COMMON STOCK" shall mean the no par value common stock of PAB.

      "PAB COMPANIES" shall mean, collectively, PAB and all PAB Subsidiaries.

      "PAB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of PAB as of June 30, 1997, and as of December 31, 1996, 1995, 1994 and 1993, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the four years ended December 31, 1996, 1995, 1994, and 1992, as filed by PAB in SEC Documents and (ii) the consolidated statements of condition of PAB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

      "PAB MEETING" shall mean the special meeting of the shareholders of PAB or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

      "PAB SUBSIDIARIES" shall mean the subsidiaries of PAB, including FCB.

      "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

      "PARTY" shall mean either Investors, Bank, or PAB, and "Parties" shall mean Investors, Bank and PAB.

      "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

      "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

      "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date specified in Section 10.1(g) of this Agreement in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

      "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by PAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

      "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the Amex, the NASD, and the SEC.

      "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

      "SEC" shall mean the Securities and Exchange Commission.

      "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

      "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

      "SURVIVING CORPORATION" shall mean PAB as the surviving corporation resulting from the Merger.

      "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

   11.2   Expenses.

          (a)  General.  Except as otherwise provided in this Section 11.2, each
               -------
of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          (b)  Breach by either Party.  In addition to the foregoing, if prior
               ----------------------
to the Effective Time, this Agreement is terminated by either Party as a result of the other Party's breach of such party's representations, warranties, or agreements set forth herein of this Agreement such Party shall pay to the non-breaching Party as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

               (i) the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                                                                 ----

               (ii) the sum of $50,000.

which sum represents compensation for the non-breaching Party's loss as the result of the transaction contemplated by this Agreement not being consummated.

          (c)  Failure to Obtain Anti-trust Consent.  In addition to the
               ------------------------------------
foregoing, if this Agreement is terminated as a result of the imposition by Regulatory Authorities of material conditions or restrictions in such Regulatory Authorities' Consents which related to anti-trust or competitive effects issues or because of the failure of a Regulatory Authority to grant a necessary consent prior to May 31, 1998 as a result of anti-trust or competitive effects issues, then PAB shall pay to Investors one-half of the reasonable direct costs and expenses incurred by or on behalf of Investors or Bank or both, such one-half not to exceed the sum of $50,000.

   11.3 Brokers and Finders. Investors represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby except Investors has engaged The Carson Medlin Company to render a fairness opinion and other investment banking advice which fees shall not exceed the sum of $25,000 plus its reasonable out of pocket costs and expenses. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Investors, Investors agrees to indemnify and hold PAB harmless of and from any Liability in respect of any such claim.

   11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

   11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Investors Common Stock, there shall be made no amendment decreasing the consideration to be received by Investors shareholders without the further approval of such shareholders.

   11.6   Waivers.

          (a) Prior to or at the Effective Time, PAB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Investors, to waive or extend the time for the compliance or fulfillment by Investors of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PAB.

          (b) Prior to or at the Effective Time, Investors, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by PAB, to waive or extend the time for the compliance or fulfillment by PAB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Investors under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Investors.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          PAB:                PAB Bankshares, Inc.
                              3102 North Oak Street Ext.
                              Valdosta, Georgia 31602
                              912/241-2774 - FAX
                              Attn: R. Bradford Burnette, President

          Copy to Counsel:    Tillman, McTier, Coleman, Talley, Newbern & Kurrie
                              910 N. Patterson Street
                              Valdosta, Georgia 31601
                              912/333-0885 - FAX
                              Attn: Thompson Kurrie, Jr., Esquire

                              Troutman Sanders LLP
                              600 Peachtree Street, N.E., Suite 5200
                              Atlanta, Georgia 30308-2218
                              404/885-3900 - FAX
                              Attn:  Thomas O. Powell, Esquire

          Investors and Bank: Investors Financial Corporation
                              226 South Broad Street
                              Bainbridge, Georgia 31717
                              912/248-3826 - FAX
                              Attn: Bill J. Jones, Chairman

          Copy to Counsel:    Kirbo & Kendrick
                              206 West Waters Street
                              Bainbridge, Georgia 31717-0425
                              Attn: Bruce W. Kirbo, Esquire

                              Alston & Bird LLP
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309-3424
                              404/881-7777 - FAX
                              Attn:  Ralph F. MacDonald, III, Esquire

   11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

   11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   11.14 Interpretation of Agreement. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective counsel for the parties hereto and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.


   IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                        "INVESTORS"

ATTEST:                                 INVESTORS FINANCIAL CORPORATION

/s/                                     /s/ Bill J. Jones
------------------------------          -------------------------------------
______________, Secretary               Bill J. Jones, Chairman

              (CORPORATE SEAL)

                                        "BANK"

ATTEST:                                 BAINBRIDGE NATIONAL BANK

/s/                                     /s/ Bill J. Jones
------------------------------          ------------------------------------
______________, Secretary               Bill J. Jones, Chairman

                   (BANK SEAL)

                                        "PAB"

ATTEST:                                 PAB BANKSHARES, INC.

/s/                                     /s/ R. Bradford Burnette
------------------------------          ------------------------------------
_____________, Secretary                R. Bradford Burnette, President

               (CORPORATE SEAL)

                                                                      APPENDIX B


April 14, 1998



Board of Directors
Investors Financial Corporation
226 South Broad Street
Bainbridge, GA  31717-3616

Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the shareholders of Investors Financial Corporation ("Investors") under the terms of a certain Agreement and Plan of Merger dated December 31, 1997 (the "Agreement") pursuant to which Investors will be merged with and into PAB Bankshares, Inc. ("PAB") (the "Merger"). Under the terms of the Agreement, PAB will issue and exchange 1,710,114 shares of PAB Common Stock for all the Investors Common Stock and all the Investors Warrants and Investors Options at the Exchange Ratios defined in the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.


The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the major commercial banks operating in that market. We have been retained by Investors in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.


In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of PAB and Investors. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of PAB, including audited financial statements for the four years ended December 31, 1997; (iii) the annual reports to shareholders of Investors, including audited financial statements for the four years ended December 31, 1997; (iv) certain financial and operating information with respect to the business, operations and prospects of PAB and Investors; and (v) this Joint Proxy Statement Prospectus. We also:
(i) held discussions with members of the senior management of PAB and Investors regarding historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stocks of PAB and Investors and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of PAB and Investors with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on PAB; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Investors or PAB. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the aggregate consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Investors Financial Corporation.

Very truly yours,

/s/ The Carson MedLin Company
THE CARSON MEDLIN COMPANY

                                                                      APPENDIX C

                                  ARTICLE 13

                      GEORGIA DISSENTERS' RIGHTS STATUTES


14-2-1301.  DEFINITIONS.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.


     (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, (S) 14-2-1301, enacted by Ga. L. 1988, p. 1070, (S) l;
Ga. L. 1993, p. 1231, (S) 6.)


14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party;

               a. If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               b. If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          3. Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               a.   Alters or abolishes a preferential right of the shares;

               b. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               c. Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               d. Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               e. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               f. Cancels, redeems, or repurchases all or part of the shares of the class; or

          5. Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, (S) 14-2-1302, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S)
     58.)


14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, (S) 14-2-1303, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b)       If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code
Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, (S) 14-2-1320, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1993,
p. 1231, (S) 17.)


14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1321, enacted by Ga. L. 1988, p. 1070,
(S) 1.)


14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:


          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article. (Code 1981, (S) 14-2-1322, enacted by Ga. L. 1988, p. 1070, (S) 1.)


14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a)       A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.


     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1323, enacted by Ga. L. 1988, p. 1070, (S) 1.)


14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Code 1981, (S) 14-2-1324, enacted by Ga. L. 1988, p. 1070, (S) 1.)


14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)       The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any:

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, (S) 14-2-1325, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989,
p. 946, (S) 59; Ga. L. 1993, p. 1231, (S) 18.)


14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, (S) 14-2-1326, enacted by Ga. L. 1988, p. 1070, (S) 1;
Ga. L. 1990, p. 257, (S) 20.)


14-2-1327.  PROCEDURES IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, (S) 14-2-1327, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga.
     L. 1989, p. 946, (S) 60; Ga. L. 1990, p. 257, (S) 21; Ga. L. 1993, p. 1231,
     (S) 19.)

14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a non-jury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, (S) 14-2-1330, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946; (S) 61; Ga. L.
1993, p. 1231, (S) 20.)


14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the courts find the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. (Code 1981, (S) 14-2-1331, enacted by Ga. L. 1988, p. 1070, (S) 1.)


14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, (S) 14-2-1332, enacted by Ga. L. 1988, p.
1070, (S) 1.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Georgia Business Corporation Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also must indemnify any of its directors, and may indemnify any of its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with a proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     The Registrant's Articles of Incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
Number    DESCRIPTION OF EXHIBITS
------    -----------------------

* 2(a) Agreement and Plan of Merger, dated as of December 31, 1997 by and among PAB, Bank and Investors (included in Appendix A to the Joint Proxy Statement/Prospectus and incorporated by reference herein)

* 3(a) Articles of Incorporation, as amended (included as Exhibits 3.2, 3.2, and 3.3 to the Registrant's Registration Statement No. 33-27456-A on Form S-18 previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

* 3(b) Bylaws, as amended (included as Exhibit 3.4 to the Registrant's Registration Statement No. 33-27456-A on Form S-18, previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

* 4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

* 5       Securities Opinion of Troutman Sanders LLP

  8       Tax Opinion of Troutman Sanders LLP

* 11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

* 23(a)   Consent of Troutman Sanders LLP (included in Exhibit 5)

  23(b)   Consent of Stewart, Fowler & Stalvey, P.C. as to PAB

  23(c)   Consent of Mauldin & Jenkins, LLC as to Investors

* 25 Power of Attorney (included in the signature page of page II-4 of this Registration Statement)

* 99.1    Form of Proxy of Investors

* 99.2    Form of Proxy of PAB
  ___________________________________

  *Previously filed.

     (b)  Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valdosta, State of Georgia, on April 17, 1998.

                             PAB BANKSHARES, INC.

                             By: /s/ R. Bradford Burnette
                                -------------------------
                                R. Bradford Burnette, President and
                                Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, R. Bradford Burnette and C. Larry Wilkinson, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on April 17, 1998:


                       Signature                                                 Title
                       ---------                                                 -----
                          *
-------------------------------------------------------            Chairman of the Board and Director
                James L. Dewar, Sr.

/s/ R. Bradford Burnette                                           President/Chief Executive Officer and Director
-------------------------------------------------------            (Principal Executive Officer)
               R. Bradford Burnette

                          *
-------------------------------------------------------            Director
               Walter W. Carroll, II

                          *
-------------------------------------------------------            Director
               William S. Cowart

                          *
-------------------------------------------------------            Director
               James L. Dewar, Jr.

                          *
-------------------------------------------------------            Director
               Thompson Kurrie, Jr.


-------------------------------------------------------            Director
               F. Ferrell Scruggs


-------------------------------------------------------            Director
               D. Ramsay Simmons, Jr.

                          *
-------------------------------------------------------            Director
               Joe P. Singletary

/s/ C. Larry Wilkinson
-------------------------------------------------------            Executive Vice President and Director (Principal
              C. Larry Wilkinson                                   Financial Officer)


* By: /s/ R. Bradford Burnette
     -------------------------
     R. Bradford Burnette
     Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                                    SEQUENTIALLY
                                                                                                      Numbered
Number Description of Exhibits                                                                          Page
---------------------------------------------------------------------------------------------------------------
*2(a)  Agreement and Plan of Merger, dated as of December 31, 1997 by and among  PAB, the
       Bank and Investors (included in Appendix A to the Proxy Statement/Prospectus and
       incorporated by reference herein)                                                                 N/A

*3(a)  Articles of Incorporation, as amended (included as Exhibits 3.2,
       3.2, and 3.3 to the Registrant's Registration Statement No. 33-27456-A
       on Form S-18 previously filed with the Commission on March 8, 1989 and
       incorporated by reference herein)                                                                 N/A

*3(b)  Bylaws, as amended (included as Exhibit 3.4 to the Registrant's Registration Statement
       No. 33-27456-A on Form S-18, previously filed with the Commission on
       March 8, 1989 and incorporated by reference herein)                                               N/A

*4(a)  See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the
       Registrant defining rights of holders of Common Stock of the Registrant
                                                                                                         N/A
*5     Securities Opinion of Troutman Sanders LLP                                                        __

 8     Tax Opinion of Troutman Sanders LLP                                                               __

*11    Statement regarding computation of per share earnings (included in Pro Forma Financial
       Information in this Registration Statement)                                                       N/A

*23(a) Consent of Troutman Sanders LLP (included in Exhibit 5)                                           N/A

 23(b) Consent of Stewart, Fowler & Stalvey, P.C.                                                        __

 23(c) Consent of Mauldin & Jenkins, LLC as to Investors                                                 __

*25    Power of Attorney (included in the signature page of page II-4 of this Registration Statement)

*99.1  Form of Proxy of Investors                                                                        __

*99.2  Form of Proxy of PAB                                                                              __

______________

*Previously filed.